As filed with the Securities and Exchange Commission on February 27, 2018	Registration No. 333-[*]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SOLBRIGHT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	22-3586087 (I.R.S. Employer Identification No.)

One Gateway Center, 26th Floor
Newark, NJ 07102

(973) 339-3855

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Office Service Company

703 NE Front Street

Milford, Delaware 19963

(800) 533-8113

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Crone, Esq.
THE CRONE LAW GROUP
7665 Wilshire Boulevard
Beverly Hills, CA 90212

(310) 556-9611

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
	(Do not check if a smaller reporting company)		Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1))	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	5,061,556 shares	$0.68 (2)	$3,441,858.08	$428.48
Common Stock, par value $0.001 per share	4,166,667 shares	$0.60(3)	$2,500,000.00	$311.25
Common Stock, par value $0.001 per share	1,261,554 shares	$1.00(4)	$1,261,554.00	$157.06

Total	10,489,777 Shares			$896.79

(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number or similar transactions.

(2)     Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the registrant’s common stock as reported on the OTC Markets Group, Inc. Pink Tier on February 23, 2018.

(3)     Represents shares of common stock issuable upon the conversion of convertible promissory notes held by the selling securityholders.

(4)     Represents shares of common stock issuable upon the exercise of warrants held by the selling securityholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [●], 2018

SOLBRIGHT GROUP, INC.

Up to 10,489,777 Shares of our Common Stock

This prospectus relates solely to the offer and sale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to an aggregate of 10,489,777 shares of our common stock consisting of (i) up to 5,061,556 shares of common stock held by the selling stockholders, (ii) up to 4,166,667 shares of our common stock that are issuable upon the conversion of our 10% convertible promissory notes issued in connection with a private placement offering of convertible notes that we closed on May 1, 2017, and (iii) up to 1,261,554 shares of our common stock that are issuable upon the exercise of warrants issued in connection with a private placement offering of shares and warrants that was closed in April 2017.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Our common stock is quoted for trading on the OTC Markets Group Inc. OTCPink tier under the symbol “SBRT”. On February 23, 2018, the last reported sale price of our common stock on OTCPink was $0.68.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2018

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, (i) the terms “Solbright,” “Arkados,” the “Company,” “we,” “us” and “our” refer to Solbright Group, Inc., formerly known as Arkados Group, Inc., a Delaware corporation, and our two wholly-owned subsidiaries Arkados, Inc., a Delaware corporation, and SolBright Energy Solutions, LLC, or SES, a Delaware limited liability company formerly known as Arkados Energy Solutions, LLC, and (ii) the term “common stock” refers to the common stock, par value $0.001 per share, of Solbright Group, Inc., a Delaware corporation. The financial information included herein is presented in United States dollars, the functional currency of our company.

Business Overview

Solbright Group, Inc., a Delaware corporation, was incorporated in 1998. Through our two wholly-owned subsidiaries, Arkados, Inc., a Delaware corporation, and SolBright Energy Solutions, LLC, or SES, a Delaware limited liability company formerly known as Arkados Energy Solutions, LLC, we deliver technology solutions and services for building and machine automation and energy conservation and provide energy conservation services such as LED lighting retrofits, HVAC system retrofits and solar engineering, procurement and construction services. Our focus is towards the development and commercialization of an Internet of Things software platform that supports Big Data applications that complement our energy management services that lower costs for commercial and industrial facilities owners and managers. Our principal offices are located in Newark, New Jersey at One Gateway Center, 26th Floor, Newark, NJ 07102.

On May 1, 2017, we acquired substantially all of the assets and certain liabilities of SolBright Renewable Energy, LLC (“SolBright RE”), used in the operation of SolBright RE’s solar engineering, procurement and construction business (the “SolBright Assets”). Following our acquisition of substantially all of the assets of SolBright RE discussed below, we have entered the solar engineering, procurement and construction business.

Arkados

Arkados, our software development subsidiary, was organized in 2004. It develops proprietary, cloud-based device and system management software solutions, which we refer to as the Arktic software platform, and delivers software services and support. Arktic is an open, scalable and interoperable software platform that supports industrial applications, including applications for smart manufacturing, measurement and verification as well as predictive analysis, or data gathering for baselining machine performance data and reporting of anomalies.

Efficient software technology enables innovative smart monitoring of devices and features energy management and intelligent control over cloud services. This is ideal for many Industrial Internet of Things (“IIot”) applications as follows:

●	Smart Building – data gathering and analysis to improve performance of commercial building systems, such as lighting,HVAC, access control and energy management. Data includes temperature, humidity, illumination and air quality, including CO2 and Volatile Organic Compounds.

●	Smart Machine – data gathering and analysis to improve industrial and commercial machinery performance. Data includes, but is not limited to, temperature, humidity, vibration, energy consumption and run cycles.

●	Smart Manufacturing – data gathering and analysis to improve efficiency for manufacturing items. Data includes, but is not limited to, specific machine performance, input/output measurements and defect analysis.

SES

SES, formerly known as AES, Arkados Energy Solutions, LLC, our energy conservation services subsidiary, was organized in 2013 and commenced operations in early 2015. SES provides energy conservation services and solutions to commercial and buildings throughout the northeastern United States. These services include energy consumption assessments and recommendations as well as acting as the general contractor for light-emitting diode (“LED”) lighting retrofits, oil-to-natural gas boiler conversions and solar photovoltaic (“PV”) system installation. SES also markets and sells Arkados technology solutions to help building owners save money. SES sells its services directly to building owners and managers. As a result of our acquisition of the SolBright Assets discussed in detail below, SES has now entered the solar engineering, procurement and construction business.

SES’s New Renewable Energy Business

Through the acquisition of the SolBright Assets, including SolBright personnel, SES has become a turnkey developer of Solar Photovoltaic and Solar Thermal projects for long term, stable, distributed power solutions. SES’ focus markets, capitalizing on SolBright’s historical activities, will be military and commercial scale projects primarily in the 100 kWp (kilowatt peak) to 5,000 kWp size range. SES will offer market assessment, design/engineering, installation, operation & maintenance/monitoring, financing and project ownership (where desired). SES will have distinct competitive advantages for ground, parking canopy and roof-top solar applications that ensure continuity with existing/new roof warranties. SES will offer a broad range of US and internationally manufactured products, including zero-penetration rooftop solar solutions and innovative, space-leveraging parking canopy/parking garage solar solutions and ground mount systems.

Ground Mount[1]	Rooftop	Canopies

Organization

We were incorporated in the State of Delaware in 1998. We underwent a significant restructuring after December 23, 2010 when substantially all of our then-existing assets were acquired by STMicroelectronics, Inc., a Delaware corporation. Currently, we carry out our activities through our wholly-owned subsidiaries, Arkados, Inc., or Arkados, a Delaware corporation, and SolBright Energy Solutions, LLC, or SES, a Delaware limited liability company formerly known as Arkados Energy Solutions, LLC.

On September 7, 2017, the holders of a majority of the votes entitled to be cast by all our outstanding shares adopted resolutions by written consent, in lieu of a meeting of stockholders, to amend our Certificate of Incorporation to change our name from Arkados Group, Inc. to Solbright Group, Inc. to better reflect our business. The name change become effective by FINRA on November 6, 2017 and our new stock symbol is “SBRT”.

[1]	These three pictures depict SolBright solar installations. There can be no assurance that we will be able to replicate projects such as these or successfully exploit our acquisition of the SolBright Assets.

Our principal executive offices are located at One Gateway Center, 26th Floor, Newark, NJ 07102. Our telephone number is (973) 339-3855 . We maintain a website at www.solbrightgroup.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to an aggregate of 10,489,777 shares of our common stock consisting of (i) up to 5,061,556 shares of common stock held by the selling stockholders, (ii) up to 4,166,667 shares of our common stock that are issuable upon the conversion of our 10% convertible promissory notes issued in connection with a private placement offering of convertible notes that we closed on May 1, 2017 and (iii) up to 1,261,554 shares of our common stock that are issuable upon the exercise of warrants issued in connection with a private placement of shares and warrants that was closed in April 2017. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders; we may receive proceeds from the exercise of warrants that are exercised. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The number of shares of our common stock outstanding after this offering is based on 27,320,391 shares of our common stock outstanding as of February 23, 2018, and excludes:

●	10,000,000 shares of our common stock reserved for future grants pursuant to our 2017 Equity Incentive Plan; and

●	6,370,488 shares of our common stock reserved for issuance pursuant to the exercise of outstanding warrants.

Risks Related to Our Business

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

●	we have a history of operating losses and we may not be able to reach or maintain profitability;

●	difficulties in achieving market acceptance and adoption of our new and unproven Arktic software platform;

●	the susceptibility of our oil to gas boiler conversion business to lower and fluctuating oil prices in the current economic environment;

●	our ability to implement our technology on a timely basis;

●	our ability to manage the integration of the SolBright Assets acquisition and sucessfully grow that business;

●	our ability to leverage the SolBright’s historical business under new ownership structure;

●	our ability to duplicate SolBright performance and individual project success;

●	the economic environment and other trends that affect energy costs and the demand for solar power solutions;

●	our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our products under development or other future products we may bring to market from time to time and if we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer;

●	we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future; and

●	our growth strategy will require significant additional financial resources, which may not be available to us on acceptable terms.

For further discussion of these and other risks you should consider before making an investment in our common stock, see the section titled “Risk Factors” immediately following this prospectus summary.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. The following summarizes material risks that investors should carefully consider before deciding to buy or maintain an investment in our common stock. Any of the following risks, if they actually occur, would likely harm our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and investors could lose the money they paid to buy our common stock.

Risks Related to Our Financial Condition

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our audited consolidated financial statements as of May 31, 2017 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring losses from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Dependence on financing and losses for the foreseeable future.

Although we have started to generate revenue, such revenue is not sufficient to cover our operating expenses, and we expect that operating losses will continue into the near term. As of November 30, 2017, we had liabilities of $9,849,410 and a working capital deficiency of $5,158,945. Additionally, as a result of our acquisition of the SolBright Assets we have incurred additional liability to SolBright in the amount of $8,000,000 and to third party funding sources in the amount of $3,400,000. Our ability to continue as a going concern is dependent upon raising capital from financing transactions. To stay in business, we will need to raise additional capital through public or private sales of our securities, debt financing or short-term bank loans, or a combination of the foregoing. In the past, we have financed our operations by issuing secured and unsecured convertible debt and equity securities in private placements, in some cases with equity incentives for the investor in the form of warrants to purchase our common stock and have borrowed from related parties. We have sought and will continue to seek various sources of financing but there are no commitments from anyone to provide us with financing. We can provide no assurance as to whether our capital raising efforts will be successful or as to when, or if, we will be profitable in the future. Even if the Company achieves profitability, it may not be able to sustain such profitability. If we are unable to obtain financing or achieve and sustain profitability, we may have to suspend operations, sell assets and will not be able to execute our business plan or exploit our acquisition of the SolBright Assets. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

If we lose key employees and consultants, including our Chairman and CEO, or are unable to attract or retain qualified personnel, our business could suffer.

Our future success depends, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing, engineering, and management personnel. Currently we have retained the services of a full-time Chief Executive Officer, and are in discussions to employ a full-time Chief Operations Officer, but we have not retained other management or other full-time staff and rely almost exclusively on outside independent contractors to meet our operational and development needs. Any inability or postponement in retaining full-time staff could result in delays in development or fulfillment of any current strategic and operational plans. As a small company, we depend upon the issuance of equity securities to continue to attract and maintain such key personnel. These additional issuances dilute existing shareholders and may also adversely affect our ability to obtain financing for the Company.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures or if material weaknesses or other deficiencies are discovered in our internal accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures, or, if material weaknesses or other deficiencies are discovered in our internal accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting. We may identify material weaknesses in our internal control over financial reporting and other deficiencies, including the lack of sufficient staff. If material weaknesses and deficiencies are detected or continue to remain unresolved, it could cause investors to lose confidence in our financial statements and result in a decline in our stock price and consequently affect our financial condition. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. Our stock price, ability to obtain financing and the quotation of our common stock on the OTCPink Tier would be adversely impacted if we fail to maintain effective disclosure controls and procedures.

If we or our licensors are unable to protect our/their intellectual property, then our financial condition, results of operations and the value of our technology and products could be adversely affected.

Proprietary rights are essential to our business and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Without adequate protection for the intellectual property that we own or license, other companies might be able to offer substantially identical products for sale, which could unfavorably affect our competitive business position and harm our business prospects.

Risks Related to Operating in Our Industry

The market for our products and Arktic software platform is new and unproven, may decline or may experience limited growth and is dependent in part on companies continuing to adopt our platform and use our products.

Since December 2010, our Arkados subsidiary has been developing and providing a software platform that enables organizations to integrate measurement and verification of data usage as well as predictive analytics for baseline machine performance in their hardware products and systems. This market is relatively new and unproven and is subject to a number of risks and uncertainties. The utilization of software platforms by organizations to build measurement, verification, reporting and predictive analytics functionality into their industrial applications is still relatively new, and organizations may not recognize the need for, or benefits of, our products and platform. Moreover, if they do not recognize the need for and benefits of our products and platform, they may decide to adopt alternative products and services to satisfy some portion of their business needs. In order to grow our business and extend our market position, we intend to focus on educating potential customers about the benefits of our products and platform, expanding the functionality of our products and bringing new technologies to market to increase acceptance and use of our platform. The market for our products and platform could fail to grow significantly or there could be a reduction in demand for our products as a result of lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our market does not experience significant growth or demand for our products decreases, then our business, results of operations and financial condition could be adversely affected.

Our SES subsidiary engages in oil to natural gas boiler conversion services which are susceptible to fluctuations in energy costs.

The price of natural gas versus oil are commodities and each varies a great deal based on supply and demand, economic conditions, political conditions, regulation and other supply-related factors (i.e. new discoveries or technologies for extraction). As a result of these factors, the comparative rates may become disadvantageous to a conversion to natural gas at any time, causing demand for conversion services to drop dramatically for indeterminate periods of time.

The services of our SES subsidiary require general contractor services and other supervision which may increase our liability exposure.

Natural gas installation includes the attendant risks of carbon monoxide poisoning, combustibility, and other hazards, particularly those that may arise as a result of improper installation. Our services require that we evaluate and recommend subcontractors, unrelated to us, and outside of our control and to further act in a supervisory capacity on conversion projects. This involves potential additional liability to us that may be mitigated by insurance and additional stringent controls. There is no guarantee however, that we will be able to fully mitigate such liability.

At present, our sales are concentrated in a few customers.

Both of our operating subsidiaries, SES and Arkados Inc. have sales that are presently concentrated within a few customers. If any of these customers, in particular, the customers that provide the most significant percentage of revenue no longer are customers, for any reason, and these customers are not replaced, we will sustain additional losses as our fixed cost base will be left uncovered and consume working capital leading to a significant cash flow problems.

Risks Related to our Acquisition of the SolBright Assets and and the Solar Engineering and Installation Sector

We may be unable to successfully integrate the the SolBright Assets or the Solbright business that we have acquired.

Our failure to successfully complete the integration of the SolBright Assets and the related SolBright business projects that we acquired on May 1, 2017 could have an adverse effect on our prospects, business activities, cash flow, financial condition, results of operations and stock price. Integration challenges may include the following:

●	assimilating the acquired business’ operations products and personnel with existing operations, products and personnel;

●	estimating the capital, personnel and equipment required for the acquired business based on the historical experience of our management and SolBright’s former management team that now works for us with the business they are familiar with;

●	minimizing potential adverse effects on existing business relationships with other suppliers and customers;

●	successfully developing and marketing the SolBright branded products and services;

●	entering markets in which we have limited or no prior experience; and

●	coordinating our efforts throughout various distant localities and time zones.

Our acquisition of the SolBright Assets may subject us to additional unknown risks which may affect our future business and cause a reduction in our revenues.

In completing the SolBright Assets acquisition, we relied on the representations and warranties and indemnities made by the sellers with respect to the acquisition as well as our own due diligence investigation. We cannot assure you that such representations and warranties were true and correct in all material respects or that our due diligence did not fail to uncover all materially adverse facts relating to the operations and financial condition of the acquired SolBright Assets or the related ongoing SolBright projects.

A material drop in the retail price of utility-generated electricity would particularly adversely impact our ability to attract commercial customers.

We expect that commercial customers will comprise a significant component of the new business we expect to develop through SES as a result of our acquisition of the SolBright Assets. The commercial market for energy is particularly sensitive to price changes, and if we are unable to offer solar energy systems in commercial markets that are competitive with retail electricity available through local sources, our new SES business would be harmed because we would be at a competitive disadvantage compared to other energy providers and may be unable to attract new commercial customers.

A material drop in the retail price of utility-generated electricity or electricity from other sources would harm the business we expect to develop with the acquisition of the SolBright Assets and as a result, our financial condition and results of operations could suffer.

We believe that a customer’s decision to buy a renewable energy system from SES will primarily be driven in part by their desire to pay less for electricity. The customer’s decision may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the utilities or other renewable energy sources would harm SES’ ability to offer competitive systems’ pricing and could harm our business. The price of electricity from utilities could decrease as a result of:

●	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

●	the construction of additional electric transmission and distribution lines;

●	a reduction in the price of natural gas, including as a result of new drilling techniques or a relaxation of associated regulatory standards;

●	the development of energy conservation technologies and public initiatives to reduce electricity consumption; and

●	the development of new renewable energy technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of our solar energy systems less economically attractive. In addition, a shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient could make our solar energy system offerings less competitive and reduce demand for our products and services. If the retail price of energy available from utilities were to decrease for any reason, we would be at a competitive disadvantage. As a result of these or similar events impacting the economics of our newly acquired business, we may be unable to attract customers.

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for solar energy systems such as those we expect to sell through SES as a result of the acquisition of the SolBright Assets.

Federal, state and local government regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the United States, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter potential customers from purchasing renewable energy, including solar energy systems. This could result in a significant difficulty in our ability to sell our new solar energy systems. For example, utilities commonly charge fees to large, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make our product offerings less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with higher priced peak-hour electricity from the electric grid, rather than the lower average price of electricity. Modifications to the utilities’ peak-hour pricing policies or other electricity rate designs, such as a lower volumetric rate, could require us to lower the pricse of our solar energy systems to compete with the price of electricity from the electric grid.

Future changes to government or internal utility regulations and policies could also reduce our competitiveness, cause a significant reduction in demand for products and services such as those we expect to offer through SES,.

If we cannot compete successfully against other solar and energy companies, we may not be successful in maximizing our acquisition of the SolBright Assets and our business will suffer.

The solar and energy industries are characterized by intense competition and rapid technological advances, both in the United States and internationally. We will compete with a number of existing and future technologies, product candidates developed, manufactured and marketed by others and other renewable energy systems providers. Many of these competitors have validated technologies with products already in various stages of development and large system installations in place. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and/or have substantially greater financial resources than we do, as well as significantly greater experience.

We compete with solar companies with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Some of these competitors specialize in the commercial, municipal and military solar energy markets, and some may provide energy solutions at lower costs than we do. Further, some of our competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. For us to be competitive in our new renewable energy sector pursuits, we must distinguish ourselves from our competitors through fully exploiting our competitive advantages acquired with the SolBright Assets at various points in the value chain. If our competitors develop an integrated approach similar to ours including sales, financing, engineering, manufacturing, installation, maintenance and monitoring services, this could reduce our marketplace differentiation.

Because we will be competing against significantly larger companies with established track records and much greater financial resources, we will have to demonstrate that, based on experience, and other factors, our products, are competitive with other products or we may not be able to reach or maintain profitable sales levels.

Risks Related to Our Common Stock and Its Market Value

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our securities are quoted on the OTC Pink Market, which may not provide us much liquidity for our investors as an exchange, such as the NASDAQ Stock Market or other national or regional exchanges.

Our securities are quoted on the OTC Pink Market, which provides significantly less liquidity than the NASDAQ Stock Market or other national or regional exchanges. Securities quoted on the Pink Market are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Pink. Quotes for stocks included on the OTC markets are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Pink Market may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price. We cannot assure you a liquid public trading market will develop. Since a portion of the gross proceeds from the sale of preferred shares in this offering will be used to pay expenses and fees, the full offering price paid by stockholders will not be used by the Company. As a result, you may never receive a return of your invested capital.

The market price of our common stock may be adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

●	our ability to execute our business plan;
●	operating results below expectations;
●	announcements of technological innovations or new products by us or our competitors;
●	loss of any strategic relationship;
●	industry developments;
●	economic and other external factors; and
●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange, the Amex Equities Exchanges and NASDAQ, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASAQ. Because we will not be seeking to be listed on any of the exchanges, we are not presently required to comply with many of the corporate governance provisions. We do not currently have independent audit or compensation committees. Until then, the directors who are part of management have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our common stock price appreciates.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market under Rule 144 or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, par value $0.0001 per share, of which as of February 23, 2018, 27,320,391 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and may have an adverse effect on any trading market of our common stock.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “ongoing,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our future financial and operating results;

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	our ability to attract and retain customers;

●	our dependence on growth in our customers’ businesses;

●	the effects of changing customer needs in our market;

●	the effects of market conditions on our stock price and operating results;

●	our ability to maintain our competitive advantages against competitors in our industry;

●	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance;

●	our ability to integrate the SolBright assets we recently acquired and to maintain and grow the SolBright business;

●	our ability to introduce new offerings and bring them to market in a timely manner;

●	our ability to maintain, protect and enhance our intellectual property;

●	the effects of increased competition in our market and our ability to compete effectively;

●	our expectations concerning relationships with customers and other third parties;

●	the attraction and retention of qualified employees and key personnel;

●	future acquisitions of or investments in complementary companies or technologies; and

●	our ability to comply with evolving legal standards and regulations.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

This prospectus may include market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources that may be referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references, if any, in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares of common stock, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. However, to the extent any of the Warrants are exercised for cash, we would receive gross proceeds of $1,261,554 from the exercise of Warrants to purchase up to 1,261,554 shares of our common stock offered under this prospectus. We intend to use any such proceeds for working capital and other general corporate purposes. There can be no assurance that any Warrants will be exercised, or if exercised that the holder will not exercise the Warrant on a cashless basis.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MARKET PRICE INFORMATION

Our common stock is listed and traded on the OTCPink Tier operated by the OTC Markets Group, Inc. under the symbol “SBRT.” For the periods indicated, the following table sets forth the high and low bid prices per share of our common stock on the OTCPink Tier. These prices represent prices among dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions. Our common stock is thinly traded and, thus, pricing of our common stock on the OTCPink does not necessarily represent its fair market value.

Quarter ended	High	Low

November 30, 2017	$0.79	$0.75
August 31, 2017	$0.57	$0.57

May 31, 2017	$1.74	$0.65
February 28, 2017	$1.40	$0.95
November 30, 2016	$1.74	$0.60
August 31, 2016	$1.04	$0.60
May 31, 2016	$1.00	$0.26
February 29, 2016	$1.05	$0.25
November 30, 2016	$1.75	$0.75
August 31, 2015	$1.90	$1.01

Holders

As of February 23, 2018, we had 653 holders of record of our common stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes appearing elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

-	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
-	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
-	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
-	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand the Company’s financial condition and results of operations. The MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes thereto.

Corporate Background

Solbright Group, Inc. (formerly Arkados Group, Inc.), a Delaware corporation, was incorporated in 1998. We underwent a significant restructuring after December 23, 2010 when substantially all of our then-existing assets were acquired by STMicroelectronics, Inc., a Delaware corporation (“ST Micro”). We currently carry out our activities through our wholly-owned subsidiaries, Arkados, Inc., a Delaware corporation (“Arkados”), and SolBright Energy Solutions, LLC (formerly Arkados Energy Solutions, LLC), a Delaware limited liability company (“SES”). We deliver technology solutions for building and machine automation and energy conservation and provide energy conservation services such as LED lighting retrofits, HVAC system retrofits and solar engineering, procurement and construction services. Our focus is towards the development and commercialization of an Internet of Things software platform that supports Big Data applications that complement our energy management services that lower costs for commercial and industrial facilities owners and managers. Our principal offices are located in Newark, New Jersey at the Economic Development Corporation at the New Jersey Institute of Technology.

The Company’s shares trade on the Over-The-Counter Pink Tier market under the ticker symbol SBRT.

On May 1, 2017, we completed the Asset Purchase with SolBright, pursuant to which we acquired the SolBright Assets, and as a result of the Acquisition, through our subsidiary, SolBright Energy Solutions, LLC (formerly known as Arkados Energy Solutions, LLC), or SES, we have entered the solar engineering, procurement and construction business.

Settlements with certain of our unsecured creditors from the periods prior to the sale of certain of our assets to STMicroelectronics, Inc. in December 2010, the Asset Sale, have been substantially completed.

We have executed several agreements that have enabled us to provide the services contemplated in the industrial automation industry. Although we have begun to generate revenue from operations of our Arkados, Inc. subsidiary, this revenue is not sufficient to meet our monthly operating expenses and we remain dependent on outside sources of financing to fund our operations. There is no assurance that we will be able to secure any amount of investment for this or any other purpose. If we are unable to obtain financing, we may be forced to limit or cease our operations.

Acquisition of SolBright Renewable Energy, LLC

On May 1, 2017, we completed an acquisition (the “Asset Purchase”) pursuant to an Asset Purchase Agreement dated May 1, 2017 (the “Asset Purchase Agreement”) with SolBright Renewable Energy, LLC (“SolBright”), pursuant to which we acquired substantially all of the assets, and certain specified liabilities, of SolBright used in the operation of SolBright’s solar engineering, procurement and construction business (the “SolBright Assets”, the transaction shall collectively be referred to herein as the “Acquisition”).

In consideration for the purchase of the SolBright Assets, we delivered to SolBright (i) $3,000,000 in cash (the “Cash Payment”), (ii) a Senior Secured Promissory Note in the principal amount of $2,000,000 (the “Secured Promissory Note”), described below, (iii) a Convertible Promissory Note in the principal amount of $6,000,000 (“Preferred Stock Note”), described below, and (iv) 4,000,000 shares of common stock. stock at one dollar per share (the “Common Stock Consideration”). The shares were subject to antidilution protection which are no longer applicable.

The Secured Promissory Note matures on May 1, 2020 barring any events of default, and that maturity date shall accelerate and the Secured Promissory Note along with accrued but unpaid interest shall be paid in full on the closing of an equity financing in which we issue equity securities which yield gross cash proceeds to us of at least $10,000,000 (excluding redeemable or convertible notes) or results in a change of control of the Company. We shall make prepayments of principal on a quarterly basis pursuant to the terms of the Secured Promissory Note if such funds are available. The Secured Promissory Note bears interest at 15% per annum, payable on a quarterly basis with the first payment due on May 31, 2017. The Secured Promissory Note is secured with a second priority lien on our accounts receivable relating to the solar engineering, procurement and construction business of SolBright acquired by us pursuant to the Asset Purchase Agreement, with such lien being junior only to the first priority security position granted pursuant to the AIP Note Purchase Agreement and the Security Agreement, both dated May 1, 2017, described below.

The Preferred Stock Note was automatically converted to 4,000,000 shares of Series A Convertible Preferred Stock as of September 30, 2017.

Attached to this prospectus are the financial statements of Solbright Renewable Energy, LLC, whose business was acquired by the Company on May 1, 2017, or as more fully described in our Amended Form 8-K as filed with the Securities and Exchange Commission on September 20, 2017. These finanancial statements reflect activity for the periods described therein and have not been updated to reflect events, results or developments that have occurred after the filing of the our Amended Form 8-K, or to modify or update those disclosures affected by subsequent events.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2017 AND NOVEMBER 30, 2016.

Recent Corporate Developments During the Quarter

On September 21, 2017, the Company announced that the Board of Directors and a majority of shareholders of the Company approved a name change of the Company to Solbright Group, Inc. to reflect the company’s expanded focus as a cleantech and renewable energy solution provider in connection with the acquisition of the business of SolBright Renewable Energy, LLC. On October 30, 2017, the Company filed its Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State to effect this change of the Company name to “Solbright Group, Inc.” On November 3, 2017, the Company received notification from FINRA that, as of November 6, 2017, the new symbol of the Company would be “SBRT”.

On September 28, 2017, the Company filed with the Delaware Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) designating 5,000,000 shares of the Company’s authorized preferred stock as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Stock”). Effective thereon, the Company issued to Solbright RE 4,000,000 shares of Series A Stock in consideration for the cancellation of the full amount of indebtedness represented by that certain Convertible Promissory Note dated May 1, 2017 (the “Note”). The Note, and the securities upon which the Note was convertible, was issued in connection with the purchase of the SolBright Assets. The Series A Stock ranks senior to the common stock and any other class of shares which are not expressly senior to or on parity with the Series A Stock. A summary of the material provisions of the Certificate of Designation governing the Series A Stock is described in the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 28, 2017.

Results of Operations

Comparison of the Three Months Ended November 30, 2017 to the Three Months Ended November 30, 2016

A comparison of the Company’s operating results for the three months ended November 30, 2017 and November 30, 2016, respectively, is as follows:

	Three Months Ended November 30, 2017
	Arkados	SES (f.k.a. AES)	Total
Revenue	$—	$3,291,100	$3,291,100
Cost of Sales	—	3,689,088	3,689,088
Gross Loss	—	(397,988)	(397,988)

Operating Expenses	1,018,372	531,845	1,550,217
Operating Loss	(1,018,372)	(929,833)	(1,948,205)
Other Income (Expenses)	(948,446)	—	(948,446)
Loss – Before Tax	$(1,966,818)	$(929,833)	$(2,896,651)

	Three Months Ended November 30, 2016
	Arkados	SES (f.k.a. AES)	Total
Revenue	$12,064	$377,612	$389,676
Cost of Sales	—	258,756	258,756
Gross Profit	12,064	118,856	130,920

Operating Expenses	523,074	111,782	634,856
Operating income (loss)	(511,010)	7,074	(503,936)
Other Income (Expenses)	6,576	—	6,576
Income (loss) – Before Tax	$(504,434)	$7,074	$(497,360)

The variances between the three months ending November 30, 2017 and 2016 were as follows:

	Arkados	SES (f.k.a. AES)	Total
Revenue	$(12,064)	$2,913,488	$2,901,424
Cost of Sales	—	3,430,332	3,430,332
Gross Profit	(12,064)	(516,844)	(528,908)

Operating Expenses	495,298	420,063	915,361
Operating Income (Loss)	(507,362)	(936,907)	(1,444,269)
Other Expenses	(955,022)	—	(955,022)
Loss – Before Tax	$(1,462,384)	$(936,907)	$(2,399,291)

Revenues

Revenues increased by $2,901,424, or 745%, for the three months ended November 30, 2017, as compared to the three months ended November 30, 2016, primarily as a result of an increased customer base and the revenues recognized from purchase of the SolBright Assets.

Cost of Sales and Gross Margins

Cost of sales increased by $3,430,332, or 1,326%, for the three months ended November 30, 2017, as compared to the three months ended November 30, 2016, as a result of increased revenues. Additionally, the Company adjusted its estimates for costs to complete certain projects, resulting in an adjustment to costs in excess of billing, billings in excess of costs, and a corresponding increase in cost of sales of approximately $900,000 during the three months ended November 30, 2017. This resulted in a negative gross margin for the quarter ended November 30, 2017.

Operating Expenses

Operating expenses increased by $915,361, or 144%, for the three months ended November 30, 2017, as compared to the three months ended November 30, 2016, as a result of the May 1, 2017 acquisition of SES, an increase in stock-based compensation related to stock options and common stock issued for third-party services.

Comparison of the Six Months Ended November 30, 2017 to the Six Months Ended November 30, 2016

A comparison of the Company’s operating results for the six months ended November 30, 2017 and November 30, 2016, respectively, is as follows:

	Six Months Ended November 30, 2017
	Arkados	SES (f.k.a. AES)	Total
Revenue	$—	$8,569,141	$8,569,141
Cost of Sales	—	8,185,065	8,185,065
Gross Profit	—	384,076	384,076

Operating Expenses	2,036,763	1,091,310	3,128,073
Operating Loss	(2,036,763)	(707,234)	(2,743,997)
Other Expenses	(3,961,191)	—	(3,961,191)
Loss – Before Tax	$(5,997,954)	$(707,234)	$(6,705,188)

	Six Months Ended November 30, 2016
	Arkados	SES (f.k.a. AES)	Total
Revenue	$88,947	$725,216	$814,163
Cost of Sales	—	638,765	638,765
Gross Profit	88,947	86,451	175,398

Operating Expenses	704,405	252,252	956,657
Operating Loss	(615,458)	(165,801)	(781,259)
Other Expenses	(3,075)	—	(3,075)
Loss – Before Tax	$(618,533)	$(165,801)	$(784,334)

The variances between the six months ending November 30, 2017 and 2016 were as follows:

	Arkados	SES (f.k.a. AES)	Total
Revenue	$(88,947)	$7,843,925	$7,754,978
Cost of Sales	—	7,546,300	7,546,300
Gross Profit	(88,947)	297,625	208,678

Operating Expenses	1,332,358	839,058	2,171,416
Operating Income (Loss)	(1,421,305)	(541,433)	(1,962,738)
Other Expenses	(3,958,116)	—	(3,958,116)
Loss – Before Tax	$(5,379,421)	$(541,433)	$(5,920,854)

Revenues

Revenues increased by $7,754,978, or 953%, for the six months ended November 30, 2017, as compared to the six months ended November 30, 2016, as a result of an increased customer base and the revenues recognized from purchase of the SolBright Assets.

Cost of Sales and Gross Margins

Cost of sales increased by $7,546,300, or 1,181%, for the six months ended November 30, 2017, as compared to the six months ended November 30, 2016, as a result of increased revenues. Additionally, the Company adjusted its estimates for costs to complete certain projects, resulting in an adjustment to costs in excess of billing, billings in excess of costs, and a corresponding increase in cost of sales of approximately $900,000 during the six months ended November 30, 2017.

Operating Expenses

Operating expenses increased by $2,171,416, or 227%, for the six months ended November 30, 2017, as compared to the six months ended November 30, 2016, as a result of the May 1, 2017 acquisition of SES, an increase in stock-based compensation related to stock options and common stock issued for third-party services.

Liquidity, Financial Condition and Capital Resources

As of November 30, 2017, we had cash on hand of $22,300 and a working capital deficiency of $5,158,945, as compared to cash on hand of $469,845 and a working capital deficiency of $1,392,329 as of May 31, 2017. The increase in working capital deficiency is mainly due to an increase in accounts payable and accrued expenses, as well an increase in short-term convertible debt balances as a result of the amortization of debt discounts during the three months ended November 30, 2017.

AIP Financing

On May 1, 2017, the Company completed a financing transaction with AIP Asset Management Inc. (the “Security Agent”), AIP Global Macro Fund, LP (“AGMF”), AIP Global Macro Class (“AGMC”) and AIP Canadian Enhance Income Class (“ACEIC” and together with AGMF and AGMC, collectively, “AIP”), pursuant to which the Company raised additional capital by issuing 10% Secured Convertible Promissory Notes (the “Secured Notes”) in the aggregate principal amount of $2,500,000 to AIP and AIP Private Capital Inc. (collectively, the “Holders”) in accordance with the terms of the Note Purchase Agreement dated May 1, 2017 (the “Purchase Agreement”) with AIP (the “AIP Financing”). In connection with the issuance of the Secured Notes, the Company and its subsidiaries entered into a Security Agreement dated May 10, 2017 (the “Security Agreement”) with the Security Agent, pursuant to which the Company granted the Security Agent a security interest in substantially all assets of the Company and its subsidiaries. In addition, pursuant to the Note Purchase Agreement, the Company issued warrants (the “AIP Warrants”) to the Holders to purchase 2,500,000 shares of the Company’s common stock, subject to adjustment for certain events, such as stock splits and stock dividends, at an exercise price of $1.00 per share, and which have three-year terms.

The principal amount of the Secured Notes exceeds the cash consideration paid by the Holders for such notes, with such excess representing a 15% original issue discount. The Secured Notes mature on May 1, 2018 unless earlier converted pursuant to the terms of the Purchase Agreement. The Secured Notes bear interest at 10% per annum, provided that during an Event of Default (as defined in the Purchase Agreement) it shall bear interest at 20% per annum, payable on a monthly basis. The Secured Notes are secured with a first priority lien as set forth in the Security Agreement. The outstanding principal and interest under the Secured Notes is convertible at the option of the Holder of each Note into shares of the Company’s common stock at $0.80 per share, or $0.60 if the Company has not raised $500,000 in the 90 days following the closing (which the Company met as of the date of this filing), or, upon an uncured Event of Default (as defined in the Purchase Agreement), the lesser of the closing bid of the Company’s common stock on the day notice of conversion is given or 75 percent of the price of Shares in any registered offering.

In connection with the AIP Financing, the Company and the Holders entered into a Registration Rights Agreement under which the Company is required, in no event later than 75 calendar days after the closing of the AIP Financing, to file a registration statement with the SEC covering the resale of the shares of the Company’s common stock issuable pursuant to the Secured Notes and the Warrants and to use reasonable best efforts to have the registration declared effective as soon as practicable, but in no event later than 120 days after the closing of the AIP Financing. The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale (subject to certain allowable grace periods) of the Registrable Securities, as such term is defined in the Registration Rights Agreement.

AIP Default Waivers

The Company failed to file the registration statement by the initial filing date specified in the Registration Rights Agreement and, thus, an “Event of Default” was triggered under Section 9.1(c) of the Purchase Agreement. Additionally, the Company failed to issue the AIP Warrants to AIP within the time frame required by the terms of the Purchase Agreement and, thus, an additional Event of Default was triggered under the Purchase Agreement. On August 29, 2017, AIP agreed to waive these two events of default in exchange for 150,000 shares of the Company’s common stock.

Note and Warrant Financing

On May 1, 2017, the Company closed a private placement (the “Private Placement”) of approximately $899,999 principal amount of 9% Convertible Promissory Notes (the “9% Notes”) and Common Stock Purchase Warrants (the “Warrants”) issued to L2 Capital LLC (“L2”) and SBI Investments LLC 2014-1 (“SBI” and together with L2, the “Investors”). A Note and a Warrant was issued pursuant to a Securities Purchase Agreement, dated May 1, 2017, with each Investor, in substantially the same form (each, a “Securities Purchase Agreement”).

The 9% Notes mature on November 1, 2017 unless earlier converted pursuant to the terms of the Securities Purchase Agreement. The 9% Notes bear interest at 9% per annum. The outstanding principal and interest under the 9% Notes, solely upon an Event of Default (as defined in the 9% Notes), is convertible at the option of the Holder of each Note into shares of the Company’s common stock as set forth in the 9% Notes.

As a part of the Private Placement, the Company issued Warrants to the Investors providing them with the right to purchase up to an aggregate of 1,279,998 shares of the Company’s common stock at an initial exercise price equal to the lesser of (i) $0.60 and (ii) 75% of the offering price of the Company’s common stock in the Company’s next publicly registered offering, subject to adjustment for certain events, such as stock splits and stock dividends. Subject to certain limitations, the Warrants are exercisable on any date after the date of issuance for a term of five years.

On July 28, 2017, the Company issued two convertible notes payable totaling $70,000, due January 28, 2018, with an annual interest rate of 9%, convertible on or after an event of default at a conversion price equal to 60% of the lowest trading price during the 30 trading days prior to conversion. In connection with the convertible notes payable, the Company issued a total of 233,332 warrants to purchase the Company’s common stock with an exercise price of $0.60 per share and have a five-year term. On October 10, 2017, these notes were repaid in full.

Common Stock and Warrant Financing

On May 1, 2017, the Company closed a private placement (the “Private Placement”) of approximately 2,050,002 shares of the Company’s common stock and Common Stock Purchase Warrants to purchase 2,050,002 shares of the Company’s common stock (the “Warrants”) issued to various investors (the “Investors”), each pursuant to a Securities Purchase Agreement, dated May 1, 2017, with each Investor, in substantially the same form (each, a “Securities Purchase Agreement”). As a part of the Private Placement, the Company issued Warrants to the Investors providing them with the right to purchase up to an aggregate of 2,050,002 shares of the Company’s common stock at an exercise price equal to one dollar, subject to adjustment for certain events, such as stock splits and stock dividends. Subject to certain limitations, the Warrants are exercisable on any date after the date of issuance for a term of three years. One additional investor participated in the Common Stock Private Placement by converting $100,000 in aggregate principle amount of an outstanding convertible note, plus $1,932 in accrued but unpaid interest, into 169,886 shares of our common stock and warrants to purchase 169,886 shares of our common stock.

Going Concern

The condensed consolidated financial statements contained in this quarterly report on Form 10-Q have been prepared assuming that the Company will continue as a going concern. The Company has accumulated losses from inception through the period ended November 30, 2017 of approximately $53 million, as well as negative cash flows from operating activities. Presently, the Company does not have sufficient cash resources to meet its debt obligations in the twelve months following its fiscal year end of May 31, 2017. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is in the process of evaluating various financing alternatives in order to finance the capital requirements of SES, as well as the needs of its existing Arkados subsidiary and general and administrative expenses. These alternatives include raising funds through public or private equity markets and either through institutional or retail investors. Although there is no assurance that the Company will be successful with its fund-raising initiatives, management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability. If the Company raises additional funds through the issuance of equity, the percentage ownership of current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the rights, preferences and privileges of the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict its future plans for developing its business and achieving commercial revenues. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

Working Capital Deficiency

	November 30,	May 31,
	2017	2017
Current assets	$2,690,465	$3,200,696
Current liabilities	7,849,410	4,593,025
Working capital deficiency	$(5,158,945)	$(1,392,329)

The decrease in current assets is mainly due to a decrease in cash of $447,545 as a result of payment of debt during the six months ended November 30, 2017. The increase in current liabilities is primarily due to an increase in accounts payable and accrued expenses, as well as the increase of convertible debt balances as a result of the amortization of debt discounts during the six months ended November 30, 2017.

Cash Flows

	Six Months Ended November 30,
	2017	2016
Net cash provided by (used in) operating activities	$360	$(148,907)
Net cash used in investing activities	(9,905)	(10,000)
Net cash provided by (used in) financing activities	(438,000)	314,000
Increase (decrease) in cash	$(447,545)	$155,093

Operating Activities

Net cash provided by operating activities was $360 for the six months ended November 30, 2017. Cash provided by operating activities during the six months ended November 30, 2017 was primarily due to the net loss of $6,705,188, offset by stock based compensation issued for stock options and services, amortization of debt discounts, and an increase in accounts payable and accrued expenses.

Net cash used in operating activities was $148,907 for the six months ended November 30, 2016, primarily due to a net loss of $796,125, offset by common stock issued for services and a decrease in accounts receivable and prepaid expenses.

Investing Activities

For the six months ended November 30, 2017, net cash used by investing activities was $9,905 from the payment of a security deposit.

For the six months ended November 30, 2016, net cash used by investing activities was $10,000 from the purchase of software.

Financing Activities

For the six months ended November 30, 2017, net cash used in financing activities was $438,000, of which $488,000 was payments on convertible debt, partially offset by $50,000 which was received from the issuance of short term convertible notes.

For the six months ended November 30, 2016, net cash provided by financing activities was $314,000 from the proceeds of convertible debt issuance and a short-term note.

Future Financing

During the six months ended November 30, 2017, we generated minimal cash flows from operations, and we may require additional funds to implement our growth strategy for our business. While the capital we have received from various private placements of equity and convertible debt enabled us to purchase the SolBright Assets, we expect that we will need to raise an additional $5 million, since the terms of our financing agreements will require us pay off certain debt agreements through the balance of this fiscal year ended May 31, 2018. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included herein for the quarter ended November 30, 2017 and in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2017. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Impairment of Long-lived Assets

We are reviewing the property and equipment, intangible assets subject to amortization and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset class may not be recoverable. Indicators of potential impairment include: an adverse change in legal factors or in the business climate that could affect the value of the asset; an adverse change in the extent or manner in which the asset is used or is expected to be used, or in its physical condition; and current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of the asset. If indicators of impairment are present, the asset is tested for recoverability by comparing the carrying value of the asset to the related estimated undiscounted future cash flows expected to be derived from the asset. If the expected cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted cash flows. There were no impairment charges in the six months ended November 30, 2017.

Volatility in Stock-Based Compensation

The volatility is based on historical volatilities of companies in comparable stages as well as the historical volatility of companies in the industry and, by statistical analysis of the daily share-pricing model. The volatility of stock-based compensation at any point in time is based on historical volatility of the Company for the last two to five years.

Revenue Recognition

We recognize the revenue for services linked to the completion of solar projects and services based on individual contracts in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery of the product associated with a particular project has occurred or the services that are milestones based have been provided; and the price is fixed or determinable and collectability is reasonably assured. We determine that persuasive evidence of an arrangement exists based on written contracts that define the terms of the arrangements. In addition, we determine that services have been delivered in accordance with the arrangement. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

Recent Accounting Standards

During the year ended May 31, 2017 and through November 30, 2017, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

Our recently adopted accounting pronouncements are more fully described in Note 1 to our financial statements included herein for the quarter ended November 30, 2017.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MAY 31, 2017 AND 2016

Results of Operations

Comparison of the Fiscal Years Ended May 31, 2017 and May 31, 2016

A comparison of the Company’s operating results for the fiscal years ended May 31, 2017 and May 31, 2016 are as follows:

For the year ended May 31, 2017

	Arkados	SES (f.k.a. AES)	Total
Revenue	$79,327	$2,267,484	$2,346,811
Cost of Sales	18,096	1,642,197	1,660,293
Gross Profit	61,231	625,287	686,518
Operating Expenses	2,992,000	600,057	3,592,057
Operating Income (Loss)	(2,930,769)	25,230	(2,905,539)
Other Income (Expenses)	(477,067)	35,000	(442,067)
Loss – Before Tax	$(3,407,836)	$60,230	$(3,347,606)

For the year ended May 31, 2016

	Arkados	SES (f.k.a. AES)	Total
Revenue	$730,249	$1,140,781	$1,871,030
Cost of Sales	3,000	906,902	909,902
Gross Profit	727,249	233,879	961,128
Operating Expenses	2,898,582	1,141,458	4,040,040
Operating Income (Loss)	(2,171,333)	(907,579)	(3,078,912)
Other Income (Expenses)	(30,419)	—	(30,419)
Loss – Before Tax	$(2,201,752)	$(907,579	$(3,109,331)

The variances between fiscal years ending May 31, 2017 and 2016 were as follows:

	Arkados	SES (f.k.a. AES)	Total
Revenue	$(650,922)	$1,126,703	$475,781
Cost of Sales	15,096	735,295	750,391
Gross Profit	(666,018)	391,408	(274,610)
Operating Expenses	93,418	(541,401)	(447,983)
Operating Income (Loss)	(759,436)	932,809	173,373
Other Income (Expenses)	(446,648)	35,000	(411,648)
Loss – Before Tax	$(1,206,084)	$967,809	$(238,275)

Revenues and Gross Margins

Revenues increased by $475,781, or 25%, from the prior year as a result of an increased customer base and the revenues recognized from the SolBright Acquisition for the month of May 2017.

Gross profit decreased $274,610 mostly due to costs incurred as a result of the SolBright Acquisition.

Operating Loss

Loss from operations for the years ended May 31, 2017 and 2016 was $2,905,539 and $3,078,912, respectively. The decrease in operating loss is primarily due to increased sales as a result of the SolBright acquisition and a decrease in operating expenses.

Liquidity, Financial Condition and Capital Resources

As of May 31, 2017, we had cash on hand of $469,845 and a working capital deficiency of $1,761,728, as compared to cash on hand of $56,172 and a working capital deficiency of $1,582,246 as of May 31, 2016. The increase in working capital deficiency is mainly due to an increase in accounts payable and accrued expenses, as well as new convertible debt acquired during the year ended May 31, 2017.

Going Concern

The audited consolidated financial statements contained herein have been prepared assuming that the Company will continue as a going concern. The Company has accumulated losses from inception through the period ended May 31, 2017 of approximately $47 million, as well as negative cash flows from operating activities. Presently, the Company does not have sufficient cash resources to meet its plans in the twelve months following May 31, 2017. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is in the process of evaluating various financing alternatives in order to finance the capital requirements of SES, as well as the needs of its existing Arkados subsidiary and general and administrative expenses. These alternatives include raising funds through public or private equity markets and either through institutional or retail investors. Although there is no assurance that the Company will be successful with its fund-raising initiatives, management believes that the Company will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability. If the Company raises additional funds through the issuance of equity, the percentage ownership of current shareholders could be reduced, and such securities might have rights, preferences or privileges senior to the rights, preferences and privileges of the Company’s common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict its future plans for developing its business and achieving commercial revenues. If the Company is unable to obtain the necessary capital, the Company may have to cease operations.

Working Capital Deficiency

	May 31,	May 31,
	2017	2016
Current assets	$3,200,696	$556,617
Current liabilities	4,962,424	2,138,863
Working capital deficiency	$(1,761,728)	$(1,582,246)

The increase in current assets is mainly due to an increase in accounts receivable and costs in excess of billings as a result of the SES Acquisition for the year ended May 31, 2017. The increase in current liabilities is primarily due to an increase in accounts payable and accrued expenses, as well as the issuance of new notes payable and convertible debt during the year ended May 31, 2017.

Cash Flows

	Year Ended May 31,
	2017	2016
Net cash used in operating activities	$(1,227,494)	$(674,879)
Net cash used in investing activities	(3,010,000)	(26,943)
Net cash provided by financing activities	4,651,167	523,000
Increase (decrease) in cash	$413,673	$(178,822)

Operating Activities

Net cash used in operating activities was $1,227,494 for the year ended May 31, 2017. Cash used during the year ended May 31, 2017 was primarily due to the net loss of $3,328,574, offset by stock based compensation issued for services, settlement of debt, inducement, and gain on liability settlement.

Net cash used by operating activities was $674,879 for the fiscal year ended May 31, 2016. Cash used during the year ended May 31, 2016 was primarily due to a net loss of $3,109,331, offset by stock based compensation of $1,968,084, and depreciation and amortization of $791, offset by a decrease in net operating assets of $29,075 and an increase in operating liabilities of $245,539.

Investing Activities

For the fiscal year ended May 31, 2017, net cash used by investing activities was $26,943. The primary decrease in cash was from the purchase of property and equipment for $8,433 and the payment of a security deposit of $18,510.

For the fiscal year ended May 31, 2016, net cash used by investing activities was $3,010,000. The primary use of cash was from the purchase of SolBright assets which included a cash payment of $3,000,000.

Financing Activities

For the fiscal year ended May 31, 2017, net cash provided by financing activities was $4,651,167, of which $1,230,000 was received from the sale of common stock, $350,00 was received from the issuance of short term notes and $3,141,167 was received from the issuance of convertible debt. In addition, the Company repaid a note payable totaling $70,000.

For the fiscal year ended May 31, 2016, net cash provided by financing activities was $523,000. $503,000 was provided from the sale of 838,334 shares of our common stock offset by cash used of $60,000 for note repayment and $80,000 received in connection with the issuance of a note payable.

Future Financing

We will require additional funds to implement our growth strategy for our business. In addition, while we have received capital from various private placements of equity and convertible debt that have enabled us to purchase the SolBright Assets and fund our operations, these funds have been largely utilized, and additional funds are needed for other corporate operational and working capital purposes. However, not including funds needed to fund the growth of SES or to pay down existing debt and trade payables, we anticipate that we will need to raise additional capital to cover all of our operational expenses over the next 12 months. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included in this registration statement for the fiscal year ended May 31, 2017. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Impairment of Long-lived Assets

We are reviewing the property and equipment, intangible assets subject to amortization and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset class may not be recoverable. Indicators of potential impairment include: an adverse change in legal factors or in the business climate that could affect the value of the asset; an adverse change in the extent or manner in which the asset is used or is expected to be used, or in its physical condition; and current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of the asset. If indicators of impairment are present, the asset is tested for recoverability by comparing the carrying value of the asset to the related estimated undiscounted future cash flows expected to be derived from the asset. If the expected cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted cash flows. There were no impairment charges in 2017 and 2016.

Volatility in Stock-Based Compensation

The volatility is based on historical volatilities of companies in comparable stages as well as the historical volatility of companies in the industry and, by statistical analysis of the daily share-pricing model. The volatility of stock-based compensation at any point in time is based on historical volatility of the Company for the last two years.

Revenue Recognition

We recognize the revenue for services linked to the completion of solar projects and services based on individual contracts in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery of the product associated with a particular project has occurred or the services that are milestones based have been provided; and the price is fixed or determinable and collectability is reasonably assured. We determine that persuasive evidence of an arrangement exists based on written contracts that define the terms of the arrangements. In addition, we determine that services have been delivered in accordance with the arrangement. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

Recent Accounting Standards

During the year ended May 31, 2017 and through August 31, 2017, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Recently Accounting Pronouncements

On May 10, 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-09 “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance.

In January 2017, FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the impact of adopting this guidance.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) Restricted Cash”. The new guidance requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will be required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies will also need to disclose information about the nature of the restrictions. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this guidance.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments”. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for the Company beginning in the first quarter of fiscal 2019. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company is currently evaluating the impact of adopting this guidance.

In April 2016, the FASB issued ASU 2016 – 10 “Revenue from Contract with Customers: identifying Performance Obligations and Licensing”. The amendments in this Update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgement necessary to comply with Topic 606. This guidance has no effective date as yet. The Company is currently evaluating the impact of adopting this guidance.

In March 2016, the FASB issued authoritative guidance regarding the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is to be applied for annual periods beginning after December 15, 2016 and interim periods within those annual periods, and early adoption is permitted. The guidance requires companies to apply the requirements retrospectively, modified retrospectively, or prospectively depending on the amendment(s) applied. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This guidance will be effective for public entities for fiscal years beginning after December 15, 2018 including the interim periods within those fiscal years. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. Lessor accounting remains substantially unchanged with the exception that no leases entered into after the effective date will be classified as leveraged leases. For sale leaseback transactions, the sale will only be recognized if the criteria in the new revenue recognition standard are met. The Company is currently evaluating the impact of adopting this guidance.

In January 2016, the FASB issued ASU 2016-01, which amends the guidance relating to the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In August 2015, the FASB issued ASU 2015-14, “Revenue From Contracts With Customers (Topic 606)”. The amendments in this ASU defer the effective date of ASU 2014-09 “Revenue From Contracts With Customers (Topic 606)”. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is still evaluating the impact of adopting this guidance.

BUSINESS

Overview

Arkados Group, Inc., a Delaware corporation, was incorporated in 1998. We underwent a significant restructuring after December 23, 2010 when substantially all of our then-existing assets were acquired by STMicroelectronics, Inc., a Delaware corporation (“ST Micro”). We currently carry out our activities through our wholly-owned subsidiaries, Arkados, Inc., a Delaware corporation (“Arkados”), and SolBright Energy Solutions, LLC (formerly Arkados Energy Solutions, LLC), a Delaware limited liability company (“SES”). We deliver technology solutions for building and machine automation and energy conservation and provide energy conservation services such as LED lighting retrofits, HVAC system retrofits and solar engineering, procurement and construction services. Our focus is towards the development and commercialization of an Internet of Things software platform that supports Big Data applications that complement our energy management services that lower costs for commercial and industrial facilities owners and managers. Our principal offices are located in Newark, New Jersey at the Economic Development Corporation at the New Jersey Institute of Technology.

On May 1, 2017, we acquired substantially all of the assets and certain liabilities of SolBright Renewable Energy, LLC (“SolBright RE”), used in the operation of SolBright RE’s solar engineering, procurement and construction business (the “SolBright Assets”).

Our Markets

We seek to combine technology products and energy services that can position our company to be a leading provider for turnkey, cutting-edge solutions that immediately bring value to our customers by reducing costs, conserving energy and seamlessly integrating our product offerings into their existing systems. In order to effectively compete in today’s markets, we believe businesses need to continually focus on increasing productivity and efficiency - essentially getting more from less. One of the main areas where businesses can increase their efficiency is in the management of their long-term assets, particularly machinery and real estate. New technology advancements are able to help owners not only decrease the cost of ownership of these assets, but can also extend the life of them, both driving a much higher return on assets through increased output and reducing operational costs, thus increasing productivity and creating a high return on investment. Our solutions and software seek to capitalize on these technology enhancements by leveraging the network of physical objects connected to the internet that have the ability to process information and communicate with the external world. This area of technology is referred to as Industrial Internet of Things (“IIoT), and we apply IIoT principals to help commercial customers increase their return on investment in facilities by reducing energy and maintenance costs, extending asset life and enhancing sustainability.

We believe, in terms of energy efficiency, that applying an IIoT approach by using internet-connected gateways and sensors to gather data, extract intelligence and enable more efficient usage of energy-consuming machines and devices can reduce energy expenditures by up to 25% and potentially much more when combined with implementing other energy conservation measures, such as conversion to LED lighting and installation of commercial solar. According to Gartner Group, there will be over 21 billion “things” connected to the internet by 2020, or in other words, 3 things per each human being on earth. The Gartner Group reported that the market size for services is expected to be $235 billion in 2016, with the majority coming from business services. In addition to energy efficiency, IIoT can reduce operating expenses, particularly operating and maintenance of long term assets. These hard expenses can equate to up to 10% of the overall operating budget, and any reduction in this cost falls directly to the bottom line for most businesses. Furthermore, IIoT can also enhance conditions within the workplace and increase productivity and sustainability. Many businesses are increasingly under pressure to continue to squeeze more productivity from operations in order to remain competitive, and social pressures are forcing businesses to do so while caring for our environment. According to a McKinsey & Company survey, 33% of companies stated that the top reasons for addressing sustainability include improving operational efficiency and lowering costs. By employing IIoT solutions to optimize conditions and increase productivity, businesses may be able to balance their goals to increase productivity with maintaining a cleaner, safer environment for workers and the community in which they operate.

Our corporate strategy is to leverage the capabilities of our technology platform to enhance the offerings of our service business and deliver a unique value proposition to our commercial customers defined in terms of return on investment, operational cost savings and unmatched service. Since beginning these undertakings in 2013, we have developed our ArkticTM software platform, which is unique in its open, scalable and interoperable design. We have integrated this software with hardware products of our partner, Tatung Company of America, Inc. (Tatung). Our services business has completed a number of large scale LED lighting projects and is expanding its services to include oil-to-natural gas boiler conversions and solar PV system installations. In addition, through our acquisition of the SolBright Assets, our strategic focus within the solar industry has been strengthened to significantly increase our design-build competencies for commercial solar projects to enable us to develop solutions to simplify technically challenging projects and deliver unparalleled service and quality to our clients.

We believe our combination of technology products, energy services and commercial solar business has positioned our Company as a source for turnkey, cutting-edge solutions that immediately bring value to our customers by reducing costs, conserving energy and seamlessly integrating into their existing systems and has set the stage for additional improvements in the future.

Arkados

Arkados, our software development subsidiary, was organized in 2004. It develops proprietary, cloud-based device and system management software solutions, which we refer to as the ArkticTM software platform, and delivers software services and support. ArkticTM is an open, scalable and interoperable software platform that supports industrial applications, including applications for smart manufacturing, measurement and verification, as well as predictive analysis, or data gathering for baselining machine performance data and reporting of anomalies. Arkados has licensed its software directly to Tatung Co., a Taiwan corporation (“Tatung”) for use in their manufacturing facility, as well as through SES to end customers as part of an integrated solution with Tatung hardware products.

Efficient software technology enables innovative smart monitoring of devices and features energy management and intelligent control over cloud services. This is ideal for many IIot applications as follows:

●	Smart Building – data gathering and analysis to improve performance of commercial building systems, such as lighting, HVAC, access control and energy management. Data includes temperature, humidity, illumination and air quality, including CO2 and Volatile Organic Compounds.
●	Smart Machine – data gathering and analysis to improve industrial and commercial machinery performance. Data includes, but is not limited to, temperature, humidity, vibration, energy consumption and run cycles.
●	Smart Manufacturing – data gathering and analysis to improve efficiency for manufacturing items. Data includes, but is not limited to, specific machine performance, input/output measurements and defect analysis.

SES

SES, formerly known as AES, our energy conservation services subsidiary, was organized in 2013 and commenced operations in early 2015. SES provides energy conservation services and solutions, including solar engineering, procurement and construction, to commercial and buildings throughout the eastern United States. These services include energy consumption assessments and recommendations, as well as acting as the general contractor for light-emitting diode (“LED”) lighting retrofits, oil-to-natural gas boiler conversions and solar photovoltaic (“PV”) system installation. SES also markets and sells the technology solutions of Arkados to help building owners save money. SES sells its services directly to building owners and managers.

SES focuses on the systems throughout commercial and industrial buildings that consume large amounts of energy and operates as an engineering, procurement and construction general contractor, directly with commercial, institutional and industrial clients. After the completion of an energy efficiency audit, we offer customers recommendations on reducing energy demand costs (such as converting to LED lighting), reducing energy supply costs (such as installing a solar PV system) and improving the efficiency across all systems using our advanced building automation system. Additionally, SES’s aim is to increase the return on investment of heating plants and solar PV systems by offering long-term operating and maintenance agreements to clients, supported by cutting-edge tools built on the ArkticTM software platform.

As a consequence of our acquisition of the SolBright Assets, we have augmented our existing energy service business with solar engineering, procurement and construction. Through our wholly-owned subsidiary, SolBright Energy Solutions, LLC, or SES, formally known as Arkados Energy Solutions, LLC, we have integrated all of these offerings, and changed the name of this operating subsidiary on June 23, 2017 to better reflect our newly acquired business.

SES is a turnkey developer of solar photovoltaic and solar thermal projects for long term, stable, distributed power solutions. We expect that SES’s primary market focus, capitalizing on SolBright RE’s historical activities, will be military and commercial scale projects, primarily in the 100 kWp to 5,000 kWp size range. SES will offer market assessment, design/engineering, installation, operation & maintenance/monitoring, financing and project ownership (where desired). SES will have distinct competitive advantages for ground, parking canopy and roof-top solar applications that ensure continuity with existing/new roof warranties. SES expects to offer a broad range of U.S. and internationally manufactured products, including zero-penetration rooftop solar solutions and innovative, space-leveraging parking canopy/parking garage solar solutions and ground mount systems.

From site assessments to permitting, incentive program guidance and advocacy, feasibility analyses, interconnection studies, lease or purchase agreement execution, full service financing, engineering, procurement, construction, and operations and maintenance after project commissioning, SES will strive to be a full service turnkey development firm that will offer, among other things, an industry unique single-point-of-contact for facilities managers to address both roofing and solar service and warranty related requirements.

SES provides the following products and services in the named sectors:

Renewable Energy Services:

●	Engineering, Procurement and Construction

●	Existing Asset/Building Portfolio Analyses

●	Site Evaluations & Feasibility Studies

●	Energy Audits & Assessments

●	Third Party System Verification

●	Budgetary & Financial Modeling/Projections

●	Federal/State/Treasury Incentive Navigation

●	Conventional and Private Investor Financing

●	Project Management

●	Utility Coordination

●	Local, State, Federal Authority Coordination

●	Leasing & Power Purchase Agreements

●	SREC Contracts

●	RFP management

Renewable Energy Systems:

●	Crystalline Panel Photovoltaics

●	Free Standing Parking Canopy Systems

●	Ground Mount PV Farms

●	Pre-cast Parking Deck Canopy Systems

●	Landfill PV Expertise

●	Solar Hot Water Systems

●	Solar Tracking Systems & Arrays

●	Thin Film Building Integrated Photovoltaics

●	High Wind Zone Mounting Solutions

●	Rooftop Power Plants

Construction Service/Management:

●	Solar Integration – Existing and New Construction
●	Parking Canopy Footings/Piers/Steel Erection
●	Roofing - New Construction & Design-Build
●	Re-Roofing & Roof Renovations
●	Electrical Permitting and Installation
●	Associated Site Work
●	Warranty Repair Services
●	Value Engineering
●	Operation & Maintenance

Competitive Advantage:

SES provides turnkey project development, project management, technology expertise, utility compliance, contract administration, procurement and integration expertise to the emerging field of solar energy. SES has a proven and successful set of skills, manpower and experience supporting the government, military, industrial and commercial building spaces. We expect that our leadership, subject matter expertise, and execution and project coordination skills will enable us to continuously exceed expectations for our acquired and prospective customers. SES’s mission is to design, build and exceed expectations as a top tier, power-generating facility constructor throughout the Southeast, Mid-Atlantic, New England and military sites nationwide.

We believe that our key competitive advantages in the solar space include:

●	Comprehensive, turnkey project expertise

●	Experienced design-build team

●	Solution based offering – exclusive and non-exclusive product options

●	Registered PE stamped/sealed drawings

●	Existing manufacturer’s roof warranty preservation

●	Extensive safety documentation and fall protection plans

●	NABCEP certified installation personnel

●	Simplified facilities management: Single point of contact for service and warranty on all renewable energy assets.

●	Single entity contract leadership, implementation and accountability

●	Exceptional U.S.-based sourcing partnerships for solar (including foundations, structural steel, roofing, site work, pile driving).

●	Industry leading EMR rates and safety records

●	Local, regional and super-regional implementation and service capabilities

●	Comprehensive project development resources from concept to financing

●	Bondable

With our SolBright’s history of experience in the military market, we believe that SES now possesses specific competitive advantages in this sector, including:

●	UFC experience and compliance knowledge base

●	FAR/BAA/Davis-Bacon/Certified Payroll compliance

●	Experienced and successful design-build and “mid project mod pick-up” team

●	Expedited submittal process

●	SOW related spec sections and approved training submittals

●	Locally and regionally based workforce – with existing base clearances

●	Small business entity status (self-certified, CCR, ORCA, SAM)

Target Markets, Sales and Marketing

Arkados

Our target market consists of commercial and industrial facilities’ owners and managers. While we can operate nationally, our primary geographic focus is the Eastern United States with a focus on health care, retail, office, education and municipal properties.

We anticipate conducting the majority of our future sales in conjunction with the sales activities of SES. The scope of our sales activities for Arkados will include acting as a technical sales representative and providing technology support and implementation services and other services in support of the activities of SES.

SES

We developed a direct sales force to focus mainly on opportunities in the Northeastern region of the United States. These sales activities target commercial facilities owners and managers of virtually all kinds, including commercial office buildings, hospitals, schools, warehouses, hotels, etc. We expect to regularly work with partners in the construction and property management industries to reach the end customers. For the foreseeable future, we expect to maintain our focus on the current region and penetrate the large number of opportunities that exist there. We anticipate supplementing our direct sales force with other representatives and channel partners. The scope and development of our sales and marketing organization will depend, among other things, on the amount of capital available to us in the future.

With respect to SES’s solar business, our target market consists of commercial and industrial facilities’ owners and managers. While we can operate nationally, our primary geographic focus is the Eastern United States with a focus on health care, retail, office, education and municipal properties.

Strategic Relationships

Tatung Corporation

We continue to foster our relationship with Tatung and believe that this strategic relationship is a key competitive advantage for Arkados as we develop IIoT solutions.

SparkFund

In February 2017, we formed a partnership with SparkFund, a financial technology company located in Washington, DC to offer commercial and industrial facilities managers and owners a unique subscription model for energy conservation services. Through the As-A-Service model, the large capital expenditure associated with energy conservation measures, such as an LED lighting retrofit, is converted into a no-money-down subscription service. The benefits of this model include a reduction in upfront costs, a reduction in operations and maintenance costs and protection from obsolete materials. Additionally, the Company’s ArkticTM Energy Measurement and Verification (EM&V) platform is embedded with this subscription model to provide verification of energy savings with granular, real-time data gathering and provide insights into additional ways to reduce energy consumption. We believe that the introduction of the As-A-Service model is unique in that it revolutionizes how customers pay for energy conservation by eliminating the upfront cost associated with these activities, provides for a single monthly payment that covers installation, repairs, monitoring and ongoing service. Within this model, the ArkticTM EM&V platform offers customers a state-of-the-art, advanced Internet of Things platform that leverages data gathering and analytics to further reduce energy consumption.

Competition

Arkados

Arkados faces competition in the IIoT market for smart building/smart grid industries segments from multiple companies. There are several large players within the smart building market including, but not limited to, Johnson Controls, Siemens, Honeywell International and General Electric. These companies provide sophisticated building management systems for large commercial facilities and have essentially dominated the playing field for many years. We believe the landscape, however, is changing as technology advances and legacy systems become outdated and expensive to maintain. As the paradigm shifts to open and scalable solutions for building management, we believe that Arkados can gain a competitive advantage over time. Initially, we seek to integrate our systems as a value-added upgrade or enhancement to existing management systems. In the future, depending on conditions, we may seek to expand our offerings to compete head on with the larger players.

Additionally, there are early stage technology companies that represent direct competition to Arkados, including Optimum Energy and Enertiv. These companies are focused on data gathering and analytics to improve building efficiency and ultimately save money. We believe that we are unique initially in our approach. Our turnkey solutions are very flexible and highly customizable. Secondly, we believe that our business model and strategic relationships allow us to be price competitive, which drives higher return on investment for our customers. Finally, we believe that the best competitive advantage is high customer satisfaction and that our dedication to delivering the best, most innovative solutions to our customers ultimately allows us to compete favorably.

SES

The competition for LED lighting and building automation solutions is highly competitive. Large LED lighting companies such as General Electric, Phillips and Cree, as well as a large number of China-based manufacturers, represent significant competition to SES for LED lighting. In addition, companies such as Johnson Controls, Rockwell Automation and Schneider Electric represent significant competition to SES for building automation solutions. While these companies potentially represent sources of product for SES as a system integrator, there are situations where these companies are competing directly with SES, particularly for large commercial customer opportunities. We also face competition from a large number of Energy Savings Companies (“ESCOs”) in the Northeast region of the United States.

The competition related to the SolBright Assets business is highly competitive. Large companies such as SolarCity, SunPower, Vivint Solar and others represent significant competition to SES as fully-integrated solar companies. While these companies potentially represent sources of product for SES as an EPC company, there are situations where these companies are competing directly with SES, particularly for large commercial or utility-grade solar installations.

Research and Development

Arkados

Research and development in a rapidly changing technology environment is one of the keys to our success. We allocate resources as much as possible within our current operational limits to explore and exploit advancements in mobile and cloud computing, data processing technologies, wireless and broadband technologies and energy storage technologies that will lead to new products and services within our core competencies. These include the development of new software with a focus on M2M bridges, building networks and the Internet of Things within the smart building/smart machine areas via our strategic partnerships. We plan to engage in certain activities in pursuit of further commercial development as opportunities arise from these relationships.

In 2015, we introduced our Process and Event Management System for Smart Factory, or PEMS-SF. This system is intended to improve efficiency of a factory by use of Arkados’ software solutions residing in the factory’s computer systems and in Arkados’ cloud computing platform. This was the introduction of what we now call our ArkticTM software platform.

In May 2016, our focus shifted to applying our ArkticTM platform to the commercial building market to complement our energy services business, and we rolled out a new product for smart buildings called Energy Management Panel, or EMP. EMP is a measurement and verification process for quantifying the savings achieved by energy conservation measures. We expect to also continuously explore ways of improving this initial version of the EMP and expand new product offerings in the future.

Arkados and SES had aggregate research and development expenses of $68,439 and $337,375 for the years ended July 31, 2017 and 2016, respectively.

Intellectual Property

We maintain the federal registration of our “Arkados” trademark and own the “Arktic” trademark through use in commerce. In addition, through the acquisition of the SolBright Assets, we own the corporate name and logo for “SolBright Renewable Energy, LLC,” the slogan “The most dependable EPC in the industry,” the tradenames “SolBright” and “SolBright Renewable Energy” and the website www.solbrightre.com. Other than the foregoing, we do not own any other patents, licenses or trademarks during the periods covered by this report.

Government Approvals and Regulations

We are not subject to any governmental regulation and are not required to maintain any specific licenses.

Subsidiaries

The Company has two wholly-owned subsidiaries including Arkados, Inc. and SolBright Energy Solutions, LLC.

Employees

As of February 23, 2018, we had 13 full-time employees and 2 part-time employees. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also intend to engage experts in operations, finance and general business to advise us in various capacities. None of our employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good to excellent.

Our future success depends, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing, and management personnel and, as of the end of the period covered by this report and as of the date of filing, we continue to rely on the services of independent contractors for much of our sales/marketing. We believe technical, accounting and other functions are also critical to our continued and future success.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, position and date of appointment of each of our directors and executive officers. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified. Each executive officer serves until the earlier of his or her death or resignation, or his or her successor is duly elected and qualified.

Name	Age	Position
Terrence DeFranco	51	Chairman/Director, President/Chief Executive Officer and Chief Accounting Officer

Mr. DeFranco was appointed as President and Chief Executive Officer on January 2, 2013. Since, 2013 he has been the Managing Member of Gary Lee Company, LLC, a corporate consulting firm focused on providing strategic advisory services to boards of directors of public companies. Previously, from 2004 to 2012, Mr. DeFranco was Chief Executive Officer and founder of Edentify, Inc., an identity management software company. Prior to that, he was Chairman and CEO of Titan International Partners, a merchant banking and research firm focused on providing corporate and strategic advisory services and equity and debt financing to small-cap and middle market companies. Mr. DeFranco’s background is primarily in the area of corporate finance and capital raising, previously serving as head of investment banking for Baird, Patrick & Co., Inc., a 50-year old NYSE-member firm and head of investment banking and founding partner of Burlington Securities Corp., a New York based investment banking and institutional equity trading firm. Mr. DeFranco began his career on Wall Street in 1991 with PaineWebber, Inc., now UBS. He has been an active principal investor, senior manager and advisor to many early-stage companies and has extensive experience in dealing with issues related to the management and operations of public companies. Mr. DeFranco is a graduate of the University of North Carolina at Chapel Hill with a BA in Economics.

The Company does not currently retain the services of a chief accounting officer and Mr. DeFranco also serves in that role. We continue our search for a full time Chief Financial Officer, but there can be no assurance that the Company will be able to identify and hire a qualified candidate in the near future.

The Board of Directors is comprised of only one class. Our sole director, Mr. DeFranco, serves for a term of one year and until his successor(s) is/are elected at the Company’s annual shareholders meeting and are qualified, subject to removal by the Company’s shareholders. Our sole executive officer, Mr. DeFranco, serves at the pleasure of the Board of Directors, for a term of one year and until his successor is elected at a meeting of the Board of Directors and is qualified.

We believe that Mr. DeFranco’s significant experience relating to operational management and the public markets and his years of involvement with our company, makes him suitable to serve as a director of our company.

Board Committees

Our Board did not have a standing Audit or Compensation Committee. We hope to appoint new directors in the near future, however, and would re-establish both an Audit Committee and Compensation Committee promptly thereafter. The charters of the Audit and Compensation Committees were filed as exhibits to our report on Form 10-K for the period ended May 31, 2010.

Board Nominations and Appointments

In considering whether to nominate any particular candidate for election to the Board, the Board will use various criteria to evaluate each candidate, including an evaluation of each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of our Stockholders. The Board plans to evaluate biographical information and interview selected candidates. The Board also plans to consider whether a potential nominee would satisfy the listing standards for “independence” of The Nasdaq Stock Market and the SEC’s definition of “audit committee financial expert.” The Board does not plan to assign specific weights to particular criteria and no particular criterion will be a prerequisite for each prospective nominee.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders, however, stockholder recommendations relating to director nominees may be submitted in accordance with the procedures set forth below under the heading “Communicating with the Board of Directors”.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board may do so by writing to Mr. Terrence DeFranco, CEO Arkados Group, Inc., 211 Warren Street, Suite 320, Newark, New Jersey 07103. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address and a valid telephone number. The name of any specific intended Board recipient should be noted in the communication. We will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, we will review such correspondence, and in our discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board’s consideration.

Code of Ethics

As part of our system of corporate governance, our Board of Directors has adopted a Code of Business Conduct and Ethics for directors and executive officers of the Company. This Code is intended to focus the Board and each director and executive officer on areas of ethical risk, provide guidance to directors and executive officer to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director and executive officer must comply with the letter and spirit of this Code. We intend to disclose any changes in or waivers from our Code of Business Conduct and Ethics by filing a Form 8-K or by posting such information on our website.

Key Personnel

Patrick B. Hassell, President of SES. Patrick Hassell, the President of SolBright who co-founded SolBright in 2009 was appointed the Chief Executive Officer and President of our subsidiary, SES, subsequent to our purchase of the SolBright Assets on May 1, 2017. Prior to founding SolBright, Mr. Hassell served as President and CEO of Akrometrix, LLC (Atlanta, GA) from April 2003 through July 2008, growing the business over 500% during his tenure. Mr. Hassell is a former employee of the Advanced Technology Development Center (ATDC) at the Georgia Institute of Technology, a nationally recognized science and technology company incubator, where he was responsible for business plan evaluations focusing on technical feasibility and market viability. Mr. Hassel has a BS in Civil Engineering from the University of Virginia and a Master’s of Science in Management from the Georgia Institute of Technology.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended May 31, 2017, two of our greater than 10% percent beneficial owners failed to comply on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

At present, Terrence DeFranco, our Chairman and CEO is an at-will employee of the Company by virtue of an oral agreement entered into by the previous sitting Board of Directors. The agreement requires Mr. DeFranco to serve on a full-time basis and provides for bi-weekly compensation, based on a rate determined by comparison to executives of similarly sized companies in our industry. In addition, Mr. DeFranco is paid a reimbursement of business-related expenses. Determinations with regard to bonus or option grants are made by Mr. DeFranco, the Company’s sole director at this time.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of our Chief Executive Officer in 2017 and 2016. There were no other executive officers who received or would have received compensation in excess of $100,000 for the years ended May 31, 2017 and 2016.

			Deferred
			Salary	Option	All Other	Total
Name/ Principal Position	Year	Salary	Paid	Award (2)	Compensation	Compensation
Terrence DeFranco (1)	2017	$198,000	$—	$	$—	$198,000
President, Chief Executive Officer	2016	$198,000	$—	$150,000-	$—	$348,000

(1)	Mr. DeFranco does not receive any compensation for serving on our board of directors.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC 718.

Employment Agreements

Mr. DeFranco does not have an employment agreement. He is an at-will employee of the Company by virtue of an oral agreement entered into by the previous sitting Board of Directors. The agreement requires Mr. DeFranco to serve on a full-time basis and provides for bi-weekly compensation, based on a rate determined by comparison to executives of similarly sized companies in our industry. In addition, Mr. DeFranco is paid a reimbursement of business-related expenses. Determinations with regard to bonus or option grants are made by Mr. DeFranco, the Company’s sole director at this time.

Key Employee Employment Agreements

On May 1, 2017, as amended and restated on August 29, 2017, we and our wholly owned subsidiary, SES, entered into a three-year employment agreement (the “Employment Agreement”) with Patrick Hassel, the President and founder of SolBright RE, pursuant to which Mr. Hassell will serve as the Chief Executive Officer and President of SES for an annual base salary of $225,000, subject to increases and bonuses as the board of directors of SES may determine. Under the Employment Agreement, Mr. Hassell will be granted options to purchases up to 7,500,000 shares of our Common Stock over a three-year period, assuming Mr. Hassell continues to be employed by SES during that period, at exercise prices ranging from $1.00 per share to $10.00 per share, with options to acquire five hundred thousand (500,000) shares of our Common Stock exercisable at $1.00 per share vesting immediately. Mr. Hassell is also entitled to receive benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by SES for, SES executives. Health benefits offered to Mr. Hassell include an allowance of up to $1,500 per month for family health insurance coverage. In the event that Mr. Hassel’s employment is terminated by SES without Cause or he resigns for Good Reason (as those terms are defined in Employment Agreement) during the term of his employment, he will be entitled to severance equal to his annual base salary then in effect for a period of six (6) months.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. Our sole executive officer and director has neither received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation to him.

Equity Compensation Plans

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by each named executive officer of our company as of May 31, 2017 as issued under our 2004 Stock Option and Restricted Stock Plan (the “2004 Plan”). There were no exercises of options by executives or directors in the year ended May 31, 2017. No additional stock vested under previously issued options, except as noted below.

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Terrence DeFranco, CEO and Director (1)	2,775,000	—	—	0.60 to 2.00	6/25/18 to 4/22/26	—	—	—	—

(1)	On June 25, 2015, Mr. DeFranco was granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.60 per shares, that expire on June 25, 2018. On April 22, 2016, he was granted options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.60 per shares, that expire on April 22, 2016. On April 8, 2014, he was granted options to purchase 675,000 shares of the Company’s common stock at an exercise price of $1.20 per shares, that expire on April 8, 2014. On April 22, 2016, he was granted options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.20 per shares, that expire on April 22, 2026 and 300,000 shares of the Company’s common stock at an exercise price of $2.00 per shares, that expire on April 22, 2026, respectively.

Equity Compensation Plan Information and Issuances

Our current policy is that all full time key employees are considered annually for the possible grant of stock options, depending upon employee performance. The criteria for the awards are experience, uniqueness of contribution to our business and the level of performance shown during the year. Stock options are intended to generate greater loyalty and help make each employee aware of the importance of their business success of the Company.

2004 Stock Option and Restricted Stock Plan

Our 2004 Plan, which was, in April 2014 extended for an additional 10 years, is currently administered by our sole director. Our sole director designates the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations.

The maximum number of shares of Common Stock available for issuance under the 2004 Plan, as amended, is 3,333,333 shares. The plan is subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 2004 Plan that expire or terminate will again be available for options to be issued under each Plan. The option price is payable in cash or by check or under cashless exercise provision determined by the Board of Directors in lieu of a Compensation Committee.

In the absence of a contrary provision in option agreements adopted by the Board of Directors, under the 2004 Plan, upon termination of an optionee’s employment or consultancy, all options held by such optionee will terminate, except that any option that was exercisable on the date employment or consultancy terminated may, to the extent then exercisable, be exercised within three months thereafter (or six months thereafter if the termination is the result of permanent and total disability of the holder), and except such three month period may be extended by our Board in its discretion. If an optionee dies while he is an employee or a consultant or during such three-month period, the option may be exercised within six months after death by the decedent’s estate or his legatees or distributees, but only to the extent exercisable at the time of death.

The 2004 Plan provides that outstanding options shall vest and become immediately exercisable in the event consolidation, merger or acquisition of stock, the result of which our stockholders will own less than 50% of the voting power of the reorganized, merged or consolidated company or the sale of substantially all of our assets and the options are not assumed by the surviving company. In such event, the holder will have 15 days to exercise the option and options will terminate on the expiration of such fifteen-day period.

The Company will no longer issue awards under the 2004 Plan following the approval of the 2017 Equity Incentive Plan on April 28, 2017.

Under the 2004 Plan, on June 25, 2015, Mr. DeFranco was granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.60 per shares, that expire on June 25, 2018. On April 8, 2014, he was granted options under the 2004 Plan to purchase 675,000 shares of the Company’s common stock at an exercise price of $1.20 per shares, that expire on April 8, 2014.

On October 16, 2015, the Company issued options under its 2004 Plan to certain employees to purchase 700,000 shares of its common stock at $1.00 per share.

As of May 31, 2017, there were options to purchase 5,112,500 shares of the Company’s Common Stock outstanding, 3,012,500 of which were issued under the 2004 Plan.

Non-Plan Option Grants

On April 22, 2016, the Company issued options outside of its 2004 Plan to employees to purchase 2,100,000 shares of its common stock at various exercise prices ranging from $0.60 to $2.00. Of these non-2004 Plan issuances, the Company granted to Terrence DeFranco (i) options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.60 per shares, that expire on April 22, 2016 and (ii) options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.20 per shares, that expire on April 22, 2026 and options to purchase 300,000 shares of the Company’s common stock at an exercise price of $2.00 per shares, that expire on April 22, 2026.

As of May 31, 2017, there were options to purchase 2,100,000 shares of our Common Stock outstanding that were issued outside of the 2004 Plan.

The Company’s 2017 Equity Incentive Plan

The Board approved the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) on April 27, 2017 and the stockholders of the Company holding a majority in interest of the outstanding voting capital stock of the Company approved and adopted the 2017 Plan on April 28, 2017. The 2017 Plan is designed to provide a vehicle under which a variety of stock-based and other awards can be granted to the Company’s employees, consultants and directors, which will align the interests of award recipients with those of our stockholders, reinforce key goals and objectives that help drive stockholder value, and attract, motivate and retain experienced and highly qualified individuals who will contribute to the Company’s financial success. The Board believes that the 2017 Plan will serve a critical role in attracting and retaining high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals.

Summary of the 2017 Plan

The following summarizes the principal features of the 2017 Plan.

Description of the 2017 Plan

Authorized Shares. The maximum number of shares of our Common Stock that may be issued under our 2017 Plan, is 20,000,000 shares.

Shares subject to stock awards granted under our 2017 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2017 Plan. Additionally, shares become available for future grant under our 2017 Plan if they were issued under stock awards under our 2017 Plan and if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. Our Board of Directors, or a duly authorized committee of our Board of Directors, will administer our 2017 Plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2017 Plan, our Board of Directors has the authority to determine and amend the terms of awards and underlying agreements, including:

•	recipients;
•	the exercise, purchase, or strike price of stock awards, if any;
•	the number of shares subject to each stock award;
•	the vesting schedule applicable to the awards, together with any vesting acceleration; and
•	the form of consideration, if any, payable on exercise or settlement of the award.

Under the 2017 Plan, the Board of Directors also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise, purchase, or strike price of any outstanding award;
•	the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or
•	any other action that is treated as a repricing under generally accepted accounting principles.

Section 162(m) Limits. At such time as necessary for compliance with Section 162(m) of the Code, in a calendar year, no participant may be granted a performance stock award covering more than 250,000 shares of our Common Stock or a performance cash award having a maximum value in excess of $250,000. These limitations are designed to allow us to grant compensation that will not be subject to the $1,000,000 annual limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code.

Stock Options. Incentive stock options and nonstatutory stock options are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2017 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the 2017 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Restricted Stock Unit Awards. RSUs are granted under restricted stock unit award agreements adopted by the plan administrator. RSUs may be granted in consideration for any form of legal consideration that may be acceptable to our Board of Directors and permissible under applicable law. An RSU may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited once the participant’s continuous service ends for any reason

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our Board of Directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the 2017 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The 2017 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our compensation committee, or in the absence of a compensation Committee our Board of Directors, may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total shareholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; (v) completion of acquisitions or business expansion; (w) achieving research and development goals and milestones; (x) achieving product commercialization goals; and (y) other criteria as may be set by the Board of Directors from time to time.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. To the extent required under Section 162(m) of the Code, the Board of Directors shall, within the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects to use for such performance period. In addition, the board or committee (as applicable) retains the discretion to reduce or eliminate the compensation or economic benefit due on attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for such performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance cash award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our Common Stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2017 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of incentive stock options, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2017 Plan under Section 162(m) of the Code), and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our 2017 Plan provides that in the event of certain specified significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination before the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment, or no payment, as determined by the board; or

•	make a payment, in the form determined by our board of directors, equal to the excess, if any, of the value of the property the participant would have received on exercise of the awards before the transaction over any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner and is not obligated to treat all participants in the same manner.

In the event of a change in control, awards granted under the 2017 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement. Under the 2017 Plan, a change in control is defined to include (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity), (3) a sale, lease, exclusive license, or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders, and (4) an unapproved change in the majority of the board of directors.

Transferability. A participant may not transfer stock awards under our 2017 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2017 Plan.

Plan Amendment or Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2017 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No incentive stock options may be granted after the tenth anniversary of the date our Board of Directors adopted our 2017 Plan. No stock awards may be granted under our 2017 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2017 Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options. A participant recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options. A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant.

Stock Appreciation Rights. A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant.

Restricted Stock, Restricted Stock Units, Performance Awards, and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares, or performance units is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award has been transferred to him or her and becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plans with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2017 Plan and its material terms, setting certain limits on the number of shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2017 Plan has been designed to permit (but not require) the administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Common Stock as of February 23, 2018 for: (1) each director currently serving on our Board of Directors; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock. At the close of business on February 23, 2018, there were 27,320,391 shares of Common Stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name of Stockholder (1)	Shares of Common Stock Beneficially Owned		Percentage of Ownership (2)
5% or more Stockholders
Tai Jee Pan (3)	3,327,512	(4)	12.18%
Richmake International Ltd. (5)	2,477,545		9.07%
SolBright Renewable Energy, LLC (6)	6,666,666	(7)	22.23%
AIP Asset Management Inc. (8)	7,816,669	*(9)	24.83%

Officers and Directors
Terrence DeFranco, CEO, sole director	3,433,333	(10)	11.41%
Officers and Directors as a Group (1 total)	3,433,333		11.41%

(1)	Unless otherwise indicated, the address for all beneficial owners is c/o Solbright Group, Inc., One Gateway Center, Newark, New Jersey 07102.
(2)	Beneficial ownership is determined in accordance with the rules of the Commission, including Rule 13d-3(d)(1) of the Exchange Act, and generally includes voting or investment power with respect to securities. Under the rules of the Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares a power to vote or to direct the voting of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. In accordance with Commission rules, shares of Common Stock that may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, we believe the persons or entities named in the table above have sole voting and investment power with respect to all shares of the Common Stock indicated as beneficially owned by them.
(3)	The stockholder’s business address is: 15265 NW Perimeter Drive, Beaverton, Oregon 97006.
(4)	Consists of 2,660,846 shares of common stock owned by Tai Jee Pan directly and 666,666 shares of common stock owned by MAT Research LLC, an entity controlled by Tai Jee Pan. The stockholder’s business address is: 10F, No. 69 Sec 3 Heui Jung Road, Taichung, Taiwan.
(5)	The stockholder’s business address is: 701 East Bay Street, Suite 302, Charleston, SC 29403.
(6)	Consists of 4,000,000 shares of Common Stock, plus an additional 2,666,666 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock (initially convertible at a Conversion Price of $1.50 per share).
(7)	Mr. Patrick Hassell exercises sole voting and dispositive powers with respect to the shares of common stock owned by and issuable to SolBright Renewable Energy, LLC.
(8)	The stockholder’s business address is: c/o AIP Asset Management Inc. (“AIP”) is TD North Tower, 77 King Street W, Suite 4140, Toronto, ON M5K 1E7. AIP refers to AIP plus the affiliated entities over which AIP has dispositive and voting control.

(9)	Includes 4,166,667 shares of Common Stock issuable to AIP upon conversion of certain Secured Notes as described in “Selling Stockholders” below. Mr. Jay Bala exercises sole voting and dispositive powers with respect to the shares of Common Stock issuable to AIP.
(10)	Consists of 658,333 shares of Common Stock and options to purchase 2,775,000 shares of Common Stock.

Changes in Control

There are currently no arrangements which may result in a change of control of our company.

Non-Cumulative Voting

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set out below, as of May 31, 2017, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

●	any director or executive officer of our company;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
●	any promoters and control persons; and
●	any member of the immediate family (including spouse, parents, children, siblings and in laws) of any of the foregoing persons.

Named Executive Officers and Current Directors

For information regarding compensation for our named executive officers and current directors, see “Executive Compensation.”

Director Independence

Our board of directors consists of one director, Terrence DeFranco, who is also our sole executive officer. Our securities are quoted on the OTC Markets Group, Pink Tier, which does not have any director independence requirements. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues. Based on these standards, we have determined that our sole director is not an independent director.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors reviews transactions with related parties, but has no formal policies in place with respect to such reviews or the approval of such transactions. During fiscal 2017 there were no reported related party transactions with directors, executive officers or other related parties, which might have required disclosure under SEC rules or which were otherwise material to the Company.

Director Independence

The Board applies the definition of independent director as set forth in NASDAQ Stock Market Rule 5605 (a)(2), as well as Rule 10A-3 under the Exchange Act.

In accordance with this guidance, the Board did not consider our sole director to be independent.

SELLING STOCKHOLDERS

Selling Stockholder Table

The shares of common stock being offered by the selling stockholders are those outstanding in the hands of the selling stockholders, those issuable to the selling stockholders upon conversion of 10% Secured Convertible Notes and those issuable to the selling stockholders upon exercise of the 2017 Common Stock Offering Warrants (together, the “Warrants”). For additional information regarding the issuances of the common stock, the convertible notes and the warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Events” above. We are registering the shares of common stock underlying the 10% Secured Convertible Notes and Warrants in order to permit the selling stockholders to offer the shares for resale from time to time upon the conversion of the 10% Convertible Notes and/or the exercise of the Warrants. Except with respect to the purchase and ownership of our securities, including the common stock, the 10% Secured Convertible Notes and the Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The following table sets forth for each selling stockholder, the name, the number and percentage of shares of common stock beneficially owned as of February 23, 2018, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number and percentage of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock, and is based upon information provided to us by each selling stockholder for use in this prospectus. The information presented in the table is based on 27,320,391 shares of our common stock outstanding on February 23, 2018.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of the table below, shares of common stock issuable pursuant to options and warrants held by a selling stockholder that can be acquired within 60 days of February 23, 2018, are deemed to be outstanding and to be beneficially owned by the selling stockholder holding the securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

In accordance with the terms of a registration rights agreement entered into by the selling stockholders who participated in the AIP Financing, this prospectus generally covers the resale of at least the sum of (i) the maximum number of shares of common stock issued and issuable pursuant to the 10% Secured Convertible Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) the maximum number of shares of common stock issued and issuable upon exercise of the AIP Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the 10% Secured Convertible Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Additionally, because the exercise prices of the Warrants may be adjusted, the number of shares that will actually be issued upon exercise of the Warrants may be more or less than the number of shares being offered by this prospectus.

Under the terms of the 10% Secured Convertible Notes and the Warrants, a selling stockholder may not convert the 10% Secured Convertible Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the 10% Secured Convertible Notes which have not been converted and upon exercise of the Warrants which have not been exercised. The number of shares in the third column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned		Maximum Number of Shares to be Sold		Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Hereunder		Number	Percentage
AIP Global Marco Fund, LP(1)	3,560,687	12.2%	3,560,687	(1)	0	0
AIP Global Macro Class(2)	1,324,160	4.77%	1,324,160	(2)	0	0
AIP Canadian Enhanced Income Class(3)	2,622,806	9.05%	2,622,806	(3)	0	0
AIP Private Capital Inc.	309,019	1.12%	309,019	(4)	0	0
David and Terri Briggs, JTTEN	83,333	*	83,333	(5)	0	*
Jason A. Church	339,772	*	339,772	(6)	0	*
David DeBoer	83,333	*	83,333	(7)	0	*
Loran Estad	100,000	*	100,000	(8)	0	*
Thomas and Cheryl Guerin, JTTEN	100,000	*	100,000	(9)	0	*
Albert Kemperle	333,333	*	333,333	(11)	0	*
Lenox Capital Partners, LP	1,000,000	*	1,000,000	(12)	0	*
Russell Malsam	150,000	*	150,000	(13)	0	*
Mark Wingertzahn	333,334	*	333,334	(14)	0	*
The Crone Law Group	150,000	*	150,000		0	*

*	Represents beneficial ownership of less than one percent

(1)	Pursuant to the terms of the 10% Secured Convertible Notes, if the selling security holder were to convert in full the aggregate principal amount of the 10% Secured Convertible Notes ($1,117,647) at the conversion prices of $0.60 per share without regard to the beneficial ownership limitations in the 10% Secured Convertible Notes, the selling security holder would receive a total of 1,862,745 shares of our common stock.

Jay Bala, the Chief Executive Officer and Senior Portfolio Manager of AIP Asset Management, the manager of AIP Global Macro Fund, LP, or AIPGMFLP, exercises sole voting and dispositive powers with respect to the shares to be offered by AIPGMFLP. No other person has or shares voting or dispositive power with respect to the shares to be offered by AIPGMFLP. The address of AIPGMFLP is TD Tower North, 77 King Street W., Suite 4140, Toronto, ON M5K1E7 Canada.

(2)	Pursuant to the terms of the 10% Secured Convertible Notes, if the selling security holder were to convert in full the aggregate principal amount of the 10% Secured Convertible Notes ($266,177) at the conversion prices of $0.60 per share without regard to the beneficial ownership limitations in the 10% Secured Convertible Notes, the selling security holder would receive a total of 443,628 shares of our common stock.

Jay Bala is the Chief Executive Officer and Senior Portfolio Manager of AIP Asset Management, the manager of AIP Mutual Funds Corporation, or AIPMFCorp. AIP Global Macro Class, or AIPGMC, refers to a class of shares of AIPMFCorp. AIPMFCorp exercises sole voting and dispositive powers with respect to the shares to be offered by AIPGMFLP. No other person has or shares voting or dispositive power with respect to the shares to be offered by AIPGMC. The address of AIPGMC is TD Tower North, 77 King Street W., Suite 4140, Toronto, ON M5K1E7 Canada.

(3)	Pursuant to the terms of the 10% Secured Convertible Notes, if the selling security holder were to convert in full the aggregate principal amount of the 10% Secured Convertible Notes ($998,530) at the conversion prices of $0.60 per share without regard to the beneficial ownership limitations in the 10% Secured Convertible Notes, the selling security holder would receive a total of 1,664,217 shares of our common stock.

Jay Bala is the Chief Executive Officer and Senior Portfolio Manager of AIP Asset Management, the manager of AIP Mutual Funds Corporation, or AIPMFCorp. AIP Canadian Enhanced Income Class, or AIPCEIC, refers to a class of shares of AIPMFCorp. AIPMFCorp. exercises sole voting and dispositive powers with respect to the shares to be offered by AIPCEIC. No other person has or shares voting or dispositive power with respect to the shares to be offered by AIPCEIC. The address of AIPCEIC is TD Tower North, 77 King Street W., Suite 4140, Toronto, ON M5K1E7 Canada.

(4)	Pursuant to the terms of the 10% Secured Convertible Notes, if the selling security holder were to convert in full the aggregate principal amount of the 10% Secured Convertible Notes ($117,647) at the conversion prices of $0.60 per share without regard to the beneficial ownership limitations in the 10% Secured Convertible Notes, the selling security holder would receive a total of 196,078 shares of our common stock.

Jay Bala is the Chief Executive Officer AIP Private Capital Inc. (“AIPCI”). Mr. Bala exercises sole voting and dispositive powers with respect to the shares to be offered by AIPCI. No other person has or shares voting or dispositive power with respect to the shares to be offered by AIPCI. The address of AIPCI is TD Tower North, 77 King Street W., Suite 4140, Toronto, ON M5K1E7 Canada.

(5)	Consists of (i) 41,667 shares of common stock and (ii) 41,667 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(6)	Consists of (i) 169,886 shares of common stock and (ii) 169,886 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(7)	Consists of (i) 41,667 shares of common stock and (ii) 41,667 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(8)	Consists of (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(9)	Consists of (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(10)	Consists of (i) 125,000 shares of common stock and (ii) 125,000 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants, but excludes 300,000 shares of common stock issuable upon the warrant and the shares issuable upon conversion of the $220,000 convertible promissory note issued in January 2018.

(11)	Consists of (i) 166,667 shares of common stock and (ii) 166,667 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(12)	Consists of (i) 500,000 shares of common stock and (ii) 500,000 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants. Tyler Brous is the Vice President of RS Holdings, Inc., the General Partner of Lennox Capital Partners, LP (“Lennox”). Mr. Brous exercises sole voting and dispositive powers with respect to the shares to be offered by Lennox. No other person has or shares voting or dispositive power with respect to the shares to be offered by Lennox. The address of Lennox is 3889 Maple Avenue, Suite 125, Dallas, TX 75219.

(13)	Consists of (i) 75,000 shares of common stock and (ii) 75,000 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

(14)	Consists of (i) 166,667 shares of common stock and (ii) 166,667 shares of common stock issuable upon the exercise of 2017 Common Stock Offering Warrants.

DESCRIPTION OF SECURITIES

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our certificate of incorporation, as amended to date, and bylaws as they are currently in effect and following the Amendment (defined below). This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended to date, and our bylaws.

Capitalization

The Company’s authorized capital consists of 600,000,000 shares of Common Stock, of which 27,320,391 shares are issued and outstanding as of the date this prospectus, and 5,000,000 shares of Preferred Stock, of which 4,000,000 shares of Series A Convertible Preferred Stock are issued and outstanding.

Common Stock

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Holders of Common Stock do not have preemptive rights to purchase shares in any future issuance of Common Stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of Common Stock.

The holders of Common Stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of Common Stock are issued, the relative interests of existing holders of Common Stock will be diluted.

Preferred Stock

On April 28, 2017, our Board of Directors adopted resolutions authorizing an amendment (the “Amendment”) to the Company’s amended certificate of incorporation to authorize the Board of Directors, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), series of Preferred Stock and, with respect to each such series, to fix the number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as the Board of Directors shall determine, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights (the “Board Authorization”). The certificate of incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date this prospectus. On September 30, 2017, we filed the Amendment and designated 5,000,000 shares of the Company’s authorized preferred stock as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Stock”). Effective thereon, the Company issued to Solbright 4,000,000 shares of Series A Stock in consideration for the cancellation of the full amount of indebtedness represented by the Preferred Stock Note.

Series A Stock

The Series A Stock ranks senior to the common stock and any other class of shares which are not expressly senior to or on parity with the Series A Stock. A summary of the material provisions of the Certificate of Designation governing the Series A Stock is as follows:

Dividends

Cash dividends accrue on each share of Series A Stock, at the rate of 4% per annum of the Stated Value, and are payable quarterly in arrears in cash on the first day of March, June, September and December each year, commencing June 1, 2017. Dividends accrue whether or not they are declared and whether or not the Company has funds legally available to make the cash payment.

Conversion

Each share of Series A Stock is convertible at any time at the option of the holder into one share of common stock of the Company (the conversion rate is determined by dividing $1.50, the stated value of a share of Series A Stock (the “Stated Value”), by $1.50), subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar transactions. If the Company makes any dividend or distribution, including a dividend, spin off or similar arrangement, the holder of the Series A Stock participates in such distribution as if the holder had converted the Series A Stock.

Liquidation Preference

The Series A Stock has a liquidation preference of the Stated Value ($1.50 per share). No distribution shall be made to holders of shares of capital stock ranking junior to the Series A Stock upon liquidation, dissolution or winding-up of the Company, unless the holders of shares of Series A Stock have received an amount per share equal to $1.50 plus any accrued and unpaid dividends.

Voting

A holder of Series A Stock shall not be entitled to voting rights. However, any amendment to the Certificate of Designation which changes the rights given to the Series A Stock, including establishing any stock which ranks on parity with the Series A Stock, requires the consent of the holders of at a majority of the shares of Series A Stock then outstanding.

Redemption

The Company has the right, upon notice to the holders of the Series A Stock no later than 30 days after the end of each quarter, to redeem all or any part of the outstanding Series A Stock. The Company can redeem the shares if it has the sufficient funds available to pay the aggregate of the Stated Value per share plus any accrued but unpaid dividends for all shares being redeemed. Sufficeint funds to redeem means (a) all amounts due under that certain 15% Secured Promissory Note issued to Solbright have been fully paid and the Note has been extinguished, the amount that equals (i) 50% of the earnings before interest, taxes, depreciation and amortization of the business acquired, for the last four quarters preceding the calculation, minus (ii) the sum of all dividend payments paid by the Company to the holder for the Series A Convertible Preferred Stock during the preceding 12 months prior to the calculation, minus (iii) $1,200,000; and (b) during the period from the date the Note has been extinguished until the Series A Convertible Preferred Stock has been fully redeemed, the amount that equals (x) 100% of the EBITDA of the business, for the last four quarters preceding the calculation, minus (y) the sum of all dividend payments paid by the Company to the holder for the Series A Convertible Preferred Stock during the preceding 12 months, minus (z) $1,200,000.

Warrants

This prospectus relates to 1,261,554 shares of common stock underlying the 2017 Common Stock Offering Warrants issued in connection with the 2017 Common Stock Private Placement at an exercise price of $1.00 per share (subject to customary adjustments for stock splits, stock dividends and similar events), and exercisable for three years. The 2017 Common Stock Offering Warrants may not be exercised on a cashless basis. One additional investor participated in the Common Stock Private Placement by converting $100,000 in aggregate principle amount of an outstanding convertible note, plus $1,932 in accrued but unpaid interest, into 169,886 shares of our common stock and warrants to purchase 169,886 shares of our common stock at an exercise price of $0.60.

The 10% Secured Convertible Notes and the 9% Convertible Notes

In connection with the AIP Financing, we issued the 10% Secured Convertible Notes due May 1, 2018 in the principal amount of $2,500,000. At any time and from time to time, the holders of the 10% Secured Convertible Notes may convert, in whole or in part, the outstanding and unpaid principal amount under the 10% Secured Convertible Notes into shares of our common stock at a conversion price of $0.60 per share. The 10% Secured Convertible Notes have a 9.99% beneficial ownership limitation.

In addition, in connection with the 2017 Convertible Notes Private Placement, we issued the 9% Convertible Notes due November 1, 2017 in the principal amount of $899,999. The outstanding principal and interest under the 9% Convertible Notes, solely upon an Event of Default (as defined in the 9% Convertible Notes) that is not cured within five business days, are convertible at the option of each of the Note Investors into shares of our common stock at an exercise price equal to the Market Price. The 9% Convertible Notes have a 9.99% beneficial ownership limitation.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws, which could delay, defer or prevent a change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

PLAN OF DISTRIBUTION

We are registering (i) 5,061,556 shares of common stock issued and outstanding, (ii) 4,166,667 shares issuable pursuant to the terms of the 10% Secured Convertible Notes and (iii) 1,261,554 shares issuable upon exercise of the Warrants, to permit the resale of these shares of common stock by the holders of the common stock, 10% Secured Convertible Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the 10% Secured Convertible Notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[*] in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by The Crone Law Group.

EXPERTS

The consolidated financial statements of Arkados Group, Inc. as of May 31, 2017 and 2016 appearing in this prospectus and registration statement have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1(800) SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.arkadosgroup.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

10,489,777 Shares of Common Stock

SOLBRIGHT GROUP, INC.

PROSPECTUS

[*], 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$896.79
Accounting fees and expenses	25,000
Legal fees and expenses	100,000
Transfer agent fees and expenses	*
Printing and related fees	1,000
Miscellaneous	*
Total	$126,896.79

*      To be filed by amendment.

ITEM 14.	Indemnification of Directors and Officers

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	Recent Sales of Unregistered Securities

On July 16, 2014, the Company issued 666,667 shares of common stock to a consultant under the terms of a consulting agreement. The shares were valued at $1.50 per share which was the price of the common stock on the date of the consummation of an agreement with a customer.

In September 2014, the Company signed a settlement agreement and release with an unsecured creditor and agreed to issue 792,550 shares of common stock for $550,000 of accounts payable and $310,977 of a promissory note and accrued interest. The Company issued such shares under this settlement agreement in September 2014.

In September 2014, the Company entered into a Separation Agreement with Andreas Typaldos and issued 469,132 shares of common stock as part of the Agreement.

In September 2014, the Company entered into final supplemental agreements with bridge note holder to settle all outstanding claims, and pursuant to those agreements, the Company agreed to issue 648,381 shares of common stock to settle claims totaling $466,000. On April 1, 2015, the Company issued 256,486 shares of common stock to settle claims totaling $207,754.

In September 2014, the Company settled all outstanding claims with previous holders of unsecured debt and issued 418,669 shares of common stock to settle claims totaling $502,408.

On February 19, 2015, the Company issued 50,000 shares of common stock to a consultant under the terms of an investor relations agreement. The shares were valued at $1.20 per share which was the price of the common stock on the date the agreement was signed.

For the period March 15, 2015 through May 31, 2015, 833,330 shares of common stock have been subscribed for under the PPO and the Company received proceeds of $500,000. The shares were issued on April 7, 2015.

As described above, on April 1, 2015, the Company issued 4,387,879 shares of common stock for the conversion of notes payable of $1,200,000 and accrued interest of $116,364.

On June 25, 2015, the Company issued 108,333 shares of common stock to its chairman/chief executive officer and 35,000 shares of common stock to an officer/former director for services rendered to the Company’s board of directors in fiscal 2015. The shares were valued at $1.75 per share. The value of the shares totaling $250,833 was charged as stock compensation in fiscal 2015.

For the period June 1, 2015 through May 31, 2016, 838,334 shares of common stock were subscribed for under a private placement offering and the Company received proceeds of $503,000. These shares were issued in July and August 2015.

On January 8, 2016, the Company issued 50,000 shares as part of a debt conversion and refinance whereby $130,000 of note principle and accrued interest of $11,332 were extinguished and a new note of $100,000 was issued.

On February 23, 2016, we entered into a consulting agreement with LPF Communications under which LPF Communications is to provide certain investor relations services for a period of up to six months. We have agreed to pay for the services by issuing two tranches of 150,000 shares of our Common Stock each, with the second tranche becoming issuable only if we do not terminate the consulting agreement on or prior to June 8, 2016. Pursuant to the agreement, we issued the first tranche of 150,000 shares to the consultant on April 8, 2016.

On April 22, 2016, the Company issued 675,000 shares of common stock to its key employees, including 500,000 shares to its chairman/chief executive officer, for services rendered to the Company in fiscal 2016. The shares were valued at $0.51 per share. The value of the shares totaling $344,250 was charged as stock compensation in fiscal 2016.

On April 28, 2016, the Company entered into an asset purchase agreement pursuant to which the Company purchased intangible assets valued at $249,113 in exchange for 166,667 shares of the Company’s common stock and a warrant to purchase 166,667 shares of the Company’s common stock at $2.00 per share. As a result of management’s evaluation, the intangible asset was deemed impaired and thus fully written off to selling, general and administrative expense of the income statement.

On October 13, 2016, the Company issued 400,000 shares of its common stock for consulting services to two consulting firms. The shares were valued at $0.67 at the time resulting in $268,000 in stock based compensation.

On October 28, 2016, the Company issued 20,000 shares of its common stock as part of a promissory note entered into with an investor.

On November 11, 2016, the Company issued 50,000 shares of its common stock as part of a promissory note entered into with an investor.

In December 2016, the Company issued 50,000 shares of common stock for consulting services valued at $55,000.

In January 2017, the Company issued 15,000 valued at shares of common stock $14,398 to a noteholder as consideration for an inducement to amend the maturity date of a loan.

In January 2017, the Company issued 20,000 shares of common stock as part of a promissory note entered into with an investor.

On February 15, 2017, the Company issued 208,596 shares of its common stock as payment to satisfy accounts payable balances of two vendors totaling $253,003.

On March 3, 2017 the Company issued a 10% convertible promissory note in the principal amount of $103,000 due November 3, 2017 to an accredited investor (the “Convertible Promissory Note“). The Convertible Promissory Note may be converted pursuant to the provisions of the Convertible Promissory Note upon a Prepayment Default or an Event of Default, as such terms are defined in the Convertible Promissory Note, at a 40% discount to the lowest trading price during the previous (20) trading days to the date of a Conversion Notice, as such term is defined in the Convertible Promissory Note.

On April 6, 2017 the Company entered into that certain Securities Purchase Agreement with four accredited investors, pursuant to which the Company agreed to issue an aggregate of 325,000 restricted shares of common stock and a warrant to purchase 325,000 shares of common stock at an exercise price of $1.00 per share in exchange for an aggregate of $195,000.

On May 1, 2017, the Company completed a financing transaction pursuant to which the Company sold its 10% Secured Convertible Promissory Notes in the aggregate principal amount of $2,500,000 to certain accredited investors. The Company issued warrants to the investors in this offering to purchase 2,500,000 shares of the Company’s common stock.

On May 1, 2017, the Company closed a private placement of $899,999 in principal amount of its 9% Convertible Promissory Notes and common stock purchase warrants to purchase 1,279,998 shares of the Conpany’s common stock to two accredited investor entities.

On May 1, 2017, the Company closed a private placement of its common stock and untis to accredited investors in which it raised $1,230,000 through the sale of 2,050,002 shares of its common stock and three-year warrants to purchase 2,050,002 shares of its common stock at an exercise price of $1.00 per share. An additional investor participated in this offering by converting $100,000 in aggregate principle amount of an outstanding convertible note, plus accrued but unpaid interest, into 169,886 shares of Company common stock and warrants to purchase 169,886 shares of Company common stock.

On May 16, 2017, the Company issued 447,552 shares of its common stock to a note holder in a cashless exercise of 831,168 warrants.

On July 28, 2017, the Company issued two convertible notes payable totaling $70,000, due January 28, 2018, with an annual interest rate of 9%, convertible on or after an event of default at a conversion price equal to 60% of the lowest trading price during the 30 trading days prior to conversion. In connection with the convertible notes payable, the Company issued a total of 233,332 warrants to purchase the Company’s common stock with an exercise price of $0.60 per share and have a five-year term.

On August 28, 2017, the Company issued a total of 275,000 warrants to two noteholders in connection with the extension of the due date of their notes to December 31, 2017. The warrants have an exercise price of 1.00 and have a three-year term. The issuance of these warrants resulted in a charge to interest expense of $65,973.

On June 1, 2017, the Company issued 160,000 shares of the Company’s common stock to a consultant at a fair value of $0.70 per share.

On August 11, 2017, the Company issued 200,000 shares of the Company’s common stock to a consultant at a fair value of $0.62 per share.

On August 29, 2017, the Company entered into an Agreement and Waiver (the “Waiver”) with AIP and issued an aggregate of 150,001 shares to AIP as a monetary penalty for not filing a registration statement on Form S-1 by July 15, 2017 as set forth in the Registration Rights Agreement dated May 1, 2017 (see Note 6). Additionally, under the Waiver, the Company agreed to reduce the conversion price of the 2,500,000 warrants issued to AIP in connection with the AIP Financing from $0.80 to $0.60 per share. This modification in connection with the amendment of this beneficial conversion feature resulted in a charge to other expense of $594,583 for the six months ended November 30, 2017.

In November 2017, the Company issued an aggregate of 2,370,318 shares of common stock in connection with the exercise of warrants.

On November 27, 2017, the Company issued an aggregate of 400,000 shares of common stock to two noteholders for extending the due dates of their notes to December 21, 2017.

On November 27, 2017 the Company issued an aggregate of 550,000 shares to three consultants for consulting services, at prices ranging from $0.65 to $1.30 per share.

On November 27, 2017, the Company issued 337,410 shares of the Company’s common stock to a vendor in exchange for the settlement of accounts payable of $202,446, resulting in a loss on settlement of debt of $101,223 for the six months ended November 30, 2017.

On November 29, 2017, the company issued 60,606 shares for the conversion of $15,000 of a convertible note payable.

On December 4, 2017, the Company issued 101,010 shares to L2 for conversion of $25,000 of L2’s convertible note. Additionally, the Company issued 200,000 shares to L2 as consideration for extending the note.

On December 21, 2017, the Company entered into an Agreement and Waiver with AIP, in which AIP agreed to extend the date for the Company to file a registration statement on Form S-1 under the Note Purchase Agreement dated May 1, 2017, from December 21, 2017 to January 30, 2018, in exchange for 1,000,000 shares of the Company’s common stock.

On December 27, 2017, the Company entered into a Settlement Agreement and Release of Claims with a consultant, settling $15,000 owed under a consulting agreement in exchange for 25,000 shares of the Company’s common stock.

As of January 11, 2018, the Company issued 160,000 shares to The Governance Box, Inc. in consideration for a one-year consulting agreement.

As of January 11, 2018, the Company issued 102,664 to a note holder to forebear the payment of an outstanding note.

As of January 11, 2018, the Company issued an aggregate of 310,000 shares to employees of the Company.

As of February 1, 2018, the Company issued 30,000 shares to a lender.

As of February 15, 2018, the Company issued 150,000 shares to a law firm for legal services rendered.

The sales of the securities listed above were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and, in certain cases, pursuant to Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. In the issuances where Regulation D was relied upon, the purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and, in all cases, appropriate restrictive legends were affixed to the certificates evidencing the shares issued in the listed transactions. All purchasers of the securities in the Regulation d Issuances represented and warranted, among other things, that they were “accredited investors” within the meaning of Rule 501 of Regulation D, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company, that they had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

ITEM 16.	Exhibits and Financial Statement Schedules

(a)       Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b)       Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes to:

(1)       File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)       To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on February 27, 2018.

SOLBRIGHT GROUP, INC.

By:	/s/ Terrence DeFranco
Terrence DeFranco
President and Chief Executive Officer

By:	/s/ Terrence DeFranco
Terrence DeFranco
Principal Financial and Accounting Officer

Each person whose signature appears below constitutes and appoints each of Terrence DeFranco as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent ,or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terrence DeFranco	Chief Executive Officer (Principal
Terrence DeFranco	Executive Officer), President and Chairman of the Board	February 27, 2018

/s/ Terrence DeFranco	Chief Financial Officer (Principal
Terrence DeFrance	Financial and Accounting Officer) and Treasurer	February 27, 2018

S-1

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated as of December 23, 2010, by and among Arkados, Inc., Arkados Group, Inc., Arkados Wireless Technologies, Inc. and STMicroelectronics, Inc. (incorporated by reference to Exhibit No. 2.1 to the Registrant’s Current Report on Form 8-K filed on December 29, 2010)
2.2

Asset Purchase Agreement, dated May 1, 2017, by and between Arkados Group, Inc. and SolBright Renewable Energy, LLC (incorporated by reference to Exhibit No. 2.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)

3.1	Certificate of Incorporation filed May 7, 1998 (incorporated by reference to Exhibit No.3.1 to the Registrant’s Registration Statement on Form 10SB12g filed on October 7, 1999)
3.2	Certificate of Amendment of the Certificate of Incorporation filed December 16, 1998 (incorporated by reference to Exhibit No.3.2 to the Registrant’s Registration Statement on Form 10SB12g filed on October 7, 1999)
3.3	Certificate of Amendment of the Certificate of Incorporation filed September 10, 1999 (incorporated by reference to Exhibit No.3.5 to the Registrant’s Registration Statement on Form 10SB12g filed on October 7, 1999)
3.4	Certificate of Amendment of the Certificate of Incorporation (Reverse Split) filed November 21, 2003 (incorporated by reference to Exhibit No.3.1 to the Quarterly Report on Form 10-QSB filed on February 17, 2004)
3.5	Certificate of Amendment of the Certificate of Incorporation (Share Increase) filed November 21, 2003 (incorporated by reference to Exhibit No.3.1 to the Quarterly Report on Form 10-QSB filed on February 17, 2004)
3.6	Certificate of Ownership and Merger (name change) dated August 30, 2006 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K originally filed on September 1, 2006).
3.7	Certificate of Amendment of the Certificate of Incorporation filed March 17, 2014 (incorporated by reference to Exhibit No.3i.7a to the Annual Report on Form 10-K filed on August 27, 2014)
3.8	Certificate of Amendment of the Certificate of Incorporation filed March 17, 2015 (incorporated by reference to Exhibit 3.8 to the Registrant’s Annual Report on Form 10-k filed on September 14, 2017)
3.9	Amended and Restated Bylaws of Arkados Group, Inc. (incorporated by reference to Exhibit C to the Registrant’s Information Statement on Schedule 14C filed on February 24, 2015)
3.10	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.9 to our Current Report on Form 8-K originally filed on October 4, 2017).
3.11	Certificate of Amendment of the Certificate of Incorporation (Name Change) filed October 30, 2017 (incorporated by reference to Exhibit 3.11 to our Current Report on Form 8-K originally filed on November 3, 2017)
4.1	Form of Comon Stock Certificate (incorporated by reference to Exhibit No.4.1 to the Annual Report on Form 10-K filed on October 10, 2006)
4.2	Form of Option exercisable at $0.04 issued to employees in April, 2014 (incorporated by reference to Exhibit No. 4.16 to the Registrant’s Annual Report on Form 10-K filed on August 27, 2014)
4.3	Form of 6% Convertible Note due November 15, 2014 (incorporated by reference to Exhibit No. 4.17 to the Registrant’s Annual Report on Form 10-K filed on August 27, 2014)
4.4	Form of 6% Convertible Note due April 30, 2015 (incorporated by reference to Exhibit No. 4.17b to the Registrant’s Annual Report on Form 10-K filed on August 27, 2014)
4.5	Form of 6% Convertible Note due October 2015 (incorporated by reference to Exhibit No. 4.17c to the Registrant’s Annual Report on Form 10-K filed on August 27, 2014)
4.6	Form of Warrant issued to consultants on November 18, 2015 (incorporated by reference to Exhibit No. 10.16 to the Registrant’s Annual Report on Form 10-K filed on September 21, 2016)
4.7	Form of Warrant issued to Edward Miller dated April 28, 2016 (incorporated by reference to Exhibit No. 10.20 to the Registrant’s Annual Report on Form 10-K filed on September 21, 2016)
4.8	Form of Convertible Note due January 30, 2017 (incorporated by reference to Exhibit No. 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on January 23, 2017)
4.9	Amendment to Convertible Promissory Note Number 2016-1 (incorporated by reference to Exhibit No. 4.2 to the Registrant’s Quarterly Report on Form 10-Q filed on January 23, 2017)

Ex-1

4.10	Form of Amendment to Certain Promissory Notes to be due March 31, 2017 (incorporated by reference to Exhibit No. 4.3 to the Registrant’s Quarterly Report on Form 10-Q filed on January 23, 2017)
4.11	Amendment to Convertible Promissory Note Number 2016-1 originally issued on January 8, 2016 dated December 31, 2016. (incorporated by reference to Exhibit No. 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.12	Form of Convertible Note issued on January 27, 2017. (incorporated by reference to Exhibit No. 4.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.13	Amendment #1 to the Securities Purchase Agreement and $38,500 Promissory Note originally issued on January 27, 2017 dated March 31, 2017 (incorporated by reference to Exhibit No. 4.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.14	$38,500 Promissory Note originally issued on October 28, 2016 (incorporated by reference to Exhibit No. 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on January 23, 2017)
4.15	Amendment #1 to the Securities Purchase Agreement and $38,500 Promissory Note originally issued on October 28, 2016 dated January 27, 2017 (incorporated by reference to Exhibit No. 4.5 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.16	Amendment #2 to the Securities Purchase Agreement and $38,500 Promissory Note originally issued on October 28, 2016 dated March 31, 2017 (incorporated by reference to Exhibit No. 4.6 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.17	Form of 10% Convertible Promissory Note issued on February 1, 2017 (incorporated by reference to Exhibit No. 4.7 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.18	Form of 10% Convertible Promissory Note issued on March 3, 2017 (incorporated by reference to Exhibit No. 4.8 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.19	Form of Second Amendment to Promissory Note effective on March 31, 2017 (incorporated by reference to Exhibit No. 4.9 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.20	Second Amendment to Convertible Promissory Note Number 2016-1 dated April 20, 2017 (incorporated by reference to Exhibit No. 4.10 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
4.21	15% Secured Promissory Note issued to SolBright Renewable Energy, LLC dated May 1, 2017 (incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
4.22	Convertible Promissory Note issued to SolBright Renewable Energy, LLC darted May 1, 2017 (incorporated by reference to Exhibit No. 10.2 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
4.23	Form of 10% Secured Convertible Note dated May 1, 2017 (incorporated by reference to Exhibit No. 10.4 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
4.24	Form of Warrant dated May 1, 2017 (incorporated by reference to Exhibit No. 10.7 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
4.25	Form of 9% Promissory Note dated May 1, 2017 (incorporated by reference to Exhibit No. 10.9 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
4.26	Amendment #1 dated November 11, 2017 to Note by and between Solbright Group, Inc. and SBI Investments LLC, 2014-1 (incorporated by reference to Exhibit No. 4.26 to the Registrant’s Quarterly Report on Form 10-Q filed on January 16, 2018)
4.28	Amendment #1 dated November 11, 2017 to Note by and between Solbright Group, Inc. and L2 Capital, LLC (incorporated by reference to Exhibit No. 4.27 to the Registrant’s Quarterly Report on Form 10-Q filed on January 16, 2018)
5.1	Opinion of The Crone Law Group
10.1	License Agreement dated June 24, 2011, by and between STMicroelectronics, Inc. (incorporated by reference to Exhibit No. 10.60 to the Registrant’s Annual Report on Form 10-K filed on August 30, 2013)
10.2	Form of Employee Release Agreement (Asset Sale) (incorporated by reference to Exhibit No. 10.3 to the Registrant’s Current Report on Form 8-K filed on December 29, 2010)
10.3	Form of Unsecured Creditor Release Agreement (Asset Sale) (incorporated by reference to Exhibit No. 10.4 to the Registrant’s Current Report on Form 8-K filed on December 29, 2010)
10.4	Form of Secured Creditor Release Agreement (Asset Sale) (incorporated by reference to Exhibit No. 10.5 to the Registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.5	Form of Creditor’s Rights Agreement (Asset Sale) (incorporated by reference to Exhibit No. 10.6 to the Registrant’s Current Report on Form 8-K filed on December 29, 2010)

Ex-2

10.6	Software Development Agreement with Tatung Co., a Taiwan corporation dated June 28, 2013 (incorporated by reference to Exhibit No. 10.65 to the Registrant’s Quarterly Report on Form 10-Q filed on October 11, 2013)
10.7	Process and Event Management Master Agreement dated July 10, 2014 between Arkados, Inc. and Tatung Co. (incorporated by reference to Exhibit No. 99.1 to the Registrant’s Current Report on Form 8-K filed on July 16, 2014)
10.8	Form of Securities Purchase Agreement with certain accredited investors dated July 23, 2015 (incorporated by reference to Exhibit No. 10.15 to the Registrant’s Annual Report on Form 10-K filed on September 21, 2016)
10.9	Form of Exchange Agreement with certain note holders executed on January 8, 2016 (incorporated by reference to Exhibit No. 10.17 to the Registrant’s Annual Report on Form 10-K filed on September 21, 2016)
10.10	Asset Purchase Agreement with New Dimensions Energy Solutions, LLC and Edward D. Miller dated April 28, 2016 (incorporated by reference to Exhibit No. 10.19 to the Registrant’s Annual Report on Form 10-K filed on September 21, 2016)
10.11	Securities Purchase Agreement by and between the Company and a certain accredited investor dated November 11, 2016 (incorporated by reference to Exhibit No. 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on January 23, 2017)
10.12	Securities Purchase Agreement by and between the Company and a certain accredited investor dated November 11, 2016 (incorporated by reference to Exhibit No. 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on January 23, 2017)
10.13	Amendment #1 to the Securities Purchase Agreement and $38,500 Promissory Note originally issued on January 27, 2017 dated March 31, 2017 (incorporated by reference to Exhibit No. 4.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.14	Amendment #1 to the Securities Purchase Agreement and $38,500 Promissory Note originally issued on October 28, 2016 dated January 27, 2017 (incorporated by reference to Exhibit No. 4.5 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.15	Amendment #2 to the Securities Purchase Agreement and $38,500 Promissory Note originally issued on October 28, 2016 dated March 31, 2017 (incorporated by reference to Exhibit No. 4.6 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.16	Second Amendment to Convertible Promissory Note Number 2016-1 dated April 20, 2017 (incorporated by reference to Exhibit No. 4.10 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.17	Exchange Agreement dated January 8, 2016 (incorporated by reference to Exhibit No. 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.18	Securities Purchase Agreement by and between the Company and a certain accredited investor dated January 27, 2017 (incorporated by reference to Exhibit No. 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.19	Note Purchase Agreement by and among the Company, AIP Asset Management Inc. and the Holders identified therein dated May 1, 2017 (incorporated by reference to Exhibit No. 10.3 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
10.20	Security Agreement by and among Company, its Subsidiaries and AIP Management Inc. dated May 1, 2017 (incorporated by reference to Exhibit No. 10.5 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
10.21	Registration Rights Agreement by and between the Company and the investors identified therein dated May 1, 2017 (incorporated by reference to Exhibit No. 10.6 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
10.22	Form of Securities Purchase Agreement by and between the Company and the Buyer identified therein dated April 6, 2017 (incorporated by reference to Exhibit No. 10.8 to the Registrant’s Current Report on Form 8-K filed on May 5, 2017)
10.23	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated April 6, 2017 (incorporated by reference to Exhibit No. 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)
10.24	Securities Purchase Agreement (2017-2 Note Conversion) by and between the Company and J. Church dated May 31, 2017(incorporated by reference to Exhibit No. 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017)

Ex-3

10.25

Services Agreement by and between the Company and PCG Advisory Group dated May 22, 2017 (incorporated by reference to Exhibit No. 10.22 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2017)

10.26

Acquisition Engagement Agreement by and between the Company and The Capital Corporation of America, Inc. dated June 1, 2017(incorporated by reference to Exhibit No. 10.23 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2017)

10.27

Consulting Agreement by and between the Company and LP Funding, LLC dated as of August 11, 2017 (incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K filed September 14, 2017)

10.28

Amended and Restated Employment Agreement by and among the Company, SolBright Energy Services, LLC and Patrick Hassell dated August 29, 2017(incorporated by reference to Exhibit No. 10.25 to the Registrant’s Anual Report on Form 10-K filed on September 14, 2017)

10.29

Bill of Sale and Assignment and Assumption Agreement between the Company and Arkados Energy Solutions, LLC dated May 1, 2017(incorporated by reference to Exhibit No. 10.26 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2017)

10.30

Agreement and Waiver dated August 29, 2017 between the Company and AIP Asset Management Inc., AIP Private Capital Inc., AIP Canadian Enhanced Income Class, AIP Global Macro Fund, LP and AIP Global Macro Class(incorporated by reference to Exhibit No. 10.27 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2017)

14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit No. 14.1 to the Registrant’s Annual Report on Form 10-KSB filed on September 17, 2004)
14.2	Code of Ethics for Financial Executives (incorporated by reference to Exhibit No. 14.2 to the Registrant’s Annual Report on Form 10-KSB filed on September 17, 2004)
21.1	List of Subsidiaries (incorporated by reference to Exhibit No. 21 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2017)
23.1	Consent of RBSM LLP, Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of The Crone Law Group (see Exhibit 5.1 above)
24.1	Power of Attorney (see Signature Page above)

Ex-4

ARKADOS GROUP, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Balance Sheets as of May 31, 2017 and 2016	F-3

Consolidated Statements of Operations for the Fiscal Years Ended May 31, 2017 and 2016	F-4

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) as of May 31, 2017 and 2016	F-5

Consolidated Statements of Cash Flows for the Fiscal Years Ended May 31, 2017 and 2016	F-6

Notes to Consolidated Financial Statements as of and for the Fiscal Years Ended May 31, 2017 and 2016	F-7

Condensed Consolidated Balance Sheets as of November 30, 2017 (unaudited) and May 31, 2017	F-31

Condensed Consolidated Statements of Operations for the Three and Six Months Ended November 30, 2017 and 2016 (unaudited)	F-32

Condensed Consolidated Statements of Cash Flows for the Three and Six Months Ended November 30, 2017 and 2016 (unaudited)	F-33

Notes to Condensed Consolidated Financial Statements as of and for the Three and Six Months Ended November 30, 2017 and 2016 (unaudited)	F-34

Balance Sheets as of April 30, 2017 and May 31, 2016 for Solbright Renewable Energy, LLC	F-61

Statements of Operations for the Eleven Months Ended April 30, 2017 and Fiscal Year Ended May 31, 2016 for Solbright Renewable Energy, LLC	F-62

Statements of Cash Flows for the Eleven Months Ended April 30, 2017 and Fiscal Year Ended May 31, 2016 for Solbright Renewable Energy, LLC	F-63

Notes to Financial Statements as of April 30, 2017 and May 31, 2016 and for the Eleven Months Ended April 30, 2017 and Fiscal Year Ended May 31, 2016 for Solbright Renewable Energy, LLC	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders Arkados Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Arkados Group, Inc. and Subsidiaries (the “Company”) as of May 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the two years in the period ended May 31, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 2017 and 2016, and the results of its operations and cash flows for the two years in the period ended May 31, 2017, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, NY

September 13, 2017

ARKADOS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of May 31,
	2017	2016
ASSETS

Current Assets:
Cash	$469,845	$56,172
Accounts receivable	1,086,497	192,100
Inventory	—	120,410
Costs in excess of billings	1,030,427	—
Prepaid expenses and other current assets	613,927	187,935
Total Current Assets	3,200,696	556,617

Property and equipment, net	27,309	7,642
Security deposit	20,384	20,384
Intangible assets, net	2,727,890	—
Goodwill	13,039,399	—

Total Assets	$19,015,678	$584,643

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable and accrued expenses	$2,543,942	$1,022,382
Billings in excess of costs	480,987	260,637
Accrued income tax	63,082	63,082
Debt subject to equity being issued	456,930	456,930
Convertible debentures, net of debt discount	871,651	40,000
Notes payable	545,832	295,832
Total Current Liabilities	4,962,424	2,138,863

Long-term convertible debt	6,040,706	—
Long-term notes payable	2,000,000	—
Total Liabilities	13,003,130	2,138,863

Stockholders’ Equity (Deficiency):

Convertible preferred stock, $.0001 par value; 5,000,000 shares authorized, zero shares outstanding	—	—
Common stock, $.0001 par value; 600,000,000 shares authorized; 21,163,402 and 13,373,167 shares issued and outstanding, respectively	2,116	1,337
Additional paid-in capital	52,558,977	41,645,382
Accumulated deficit	(46,548,545)	(43,200,939)
Total Stockholders’ Equity (Deficiency)	6,012,548	(1,554,220)

Total Liabilities and Stockholders’ Equity (Deficiency)	$19,015,678	$584,643

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

ARKADOS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	May 31, 2017	May 31, 2016

Net sales	$2,346,811	$1,871,030

Cost of sales	1,660,293	909,902

Gross Profit	686,518	961,128

Operating Expenses:
Selling and general and administrative	3,523,618	3,702,665
Research and development	68,439	337,375
Total Operating Expenses	3,592,057	4,040,040

Loss From Operations	(2,905,539)	(3,078,912)

Other Income (Expenses):
Interest expense	(296,487)	(29,288)
Loss on settlement of liability	(145,580)	—
Loss on translation adjustments	—	(1,131)
Total Other Expense	(442,067)	(30,419)

Loss Before Provision for Income Taxes	(3,347,606)	(3,109,331)

Provision for income taxes	—	—

Net Loss	$(3,347,606)	$(3,109,331)

Loss per Common Share - Basic and Diluted	$(0.23)	$(0.26)

Weighted Average Shares Outstanding - Basic and Diluted	14,370,519	12,126,367

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

ARKADOS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

YEARS ENDED MAY 31, 2017 AND 2016

					Additional		Stockholders’
	Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance as of May 31, 2015	—	—	11,099,833	$1,110	$36,840,157	$(40,091,608)	$(3,250,341)
Common stock issued for board services	—	—	143,333	14	250,819	—	250,833
Common stock issued under private placement agreements	—	—	838,334	84	502,916	—	503,000
Stock options issued for board services	—	—	—	—	1,622,778	—	1,622,778
Stock options issued to employees	—	—	—	—	293,122	—	293,122
Warrants issued for services rendered	—	—	—	—	158,399	—	158,399
Common stock issued for debt conversion	—	—	50,000	5	41,327	—	41,332
Common stock issued for services	—	—	400,000	40	274,460	—	274,500
Common stock issued in connection with purchase of customer list- intangible	—	—	166,667	17	124,983	—	125,000
Warrants issued in connection with the purchase of customer list - intangible	—	—	—	—	124,113	—	124,113
Options issued to employees	—	—	—	—	1,068,125	—	1,068,125
Common stock issued to Management	—	—	675,000	67	344,183	—	344,250
Net loss	—	—	—	—	—	(3,109,331)	(3,109,331)
Balance May 31, 2016	—	—	13,373,167	1,337	41,645,382	(43,200,939)	(1,554,220)
Common stock issued for board services	—	—	—	—	—	—	—
Common stock issued under private placement agreements	—	—	2,050,002	205	1,229,796	—	1,230,000
Stock options issued for board services	—	—	—	—	—	—	—
Stock options issued to employees	—	—	—	—	590,661	—	590,661
Warrants issued for services rendered	—	—	—	—	—	—	—
Common stock issued for debt conversion	—	—	219,886	22	169,307	—	169,329
Common stock issued for settlement of accounts payable	—	—	208,596	21	252,982	—	253,003
Common stock issued for inducement	—	—	139,796	14	170,735	—	170,750
Common stock issued for services	—	—	610,000	61	511,239	—	511,300
Common stock issued for acquisition of Solebright	—	—	4,000,000	400	5,119,600	—	5,120,000
Common stock issued with convertible debt	—	—	70,000	7	50,123	—	50,130
Valuation of beneficial conversion feature of debt raise	—	—	—	—	2,819,200	—	2,819,200
Cashless exercise of stock options	—	—	44,403	4	(4)	—	—
Cashless exercise of warrants	—	—	447,552	45	(45)	—	—
Common stock issued to Management	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(3,347,606)	(3,347,606)
Balance as of May 31, 2017	—	$—	21,163,402	$2,116	52,558,977	$(46,548,545)	$6,012,548

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

ARKADOS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	May 31, 2017	May 31, 2016
Cash Flows From Operating Activities:
Net loss	$(3,347,606)	$(3,109,331)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	590,661	1,705,497
Gain on settlement of liability	145,580	—
Issuance of warrants for services	—	158,399
Depreciation and amortization	47,545	791
Amortization of debt discount	677,517	—
Impairment of intangible	—	249,113
Issuance of common stock for settlement of debt	67,000	—
Issuance of common stock for inducement	170,750	—
Issuance of common stock for services	511,300	104,188
Changes in operating assets and liabilities:
Accounts receivable	(894,397)	(59,751)
Inventory	120,410	36,295
Costs in excess of billings	(29,344)	—
Prepaid expenses and other current assets	(392,817)	(5,619)
Accounts payable and accrued expenses	988,483	252,193
Deferred revenue	117,424	(6,654)
Net Cash Used In Operating Activities	(1,227,494)	(674,879)

Cash Flows From Investing Activities:
Purchases of property and equipment	(10,000)	(8,433)
Purchase of SolBright assets	(3,000,000)	—
Security deposit	—	(18,510)
Net Cash Used In Investing Activities	(3,010,000)	(26,943)

Cash Flows From Financing Activities:
Proceeds from sales of common stock	1,230,000	503,000
Proceeds from short-term note	350,000	—
Payment of debt	(70,000)	(60,000)
Proceeds from convertible debt issuance	3,141,167	80,000
Net Cash Provided By Financing Activities	4,651,167	523,000

Net Increase (Decrease) In Cash	413,673	(178,822)

Cash - Beginning of Year	56,172	234,994

Cash - End of Year	$469,845	$56,172

Supplemental Cash Flow Information:
Cash paid for:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non Cash Investing and Financing Activities
Common stock issued for accrued stock based compensation	$—	$250,833
Stock options issued for accrued stock based compensation	$—	$1,622,778
Common stock issued for debt exchange	$169,329	$41,332
Value of common stock and warrants issued for purchase of intangible	$—	$249,113
Common stock issued for prepaid consulting	$—	$170,312
Original issue discount in connection with convertible debt issued	$514,000	$—
Deferred finance costs in connection with convertible debt issued	$199,833	$—
Debt discount in connection with restricted shares issued with convertible debt	$1,940,713	$—
Beneficial conversion feature in connection with convertible debt issued	$928,617	$—
Non Cash Activities Related to SolBright Acquisition
Current assets acquired	$1,034,258	$—
Property and equipment acquired	$21,101	$—
Intangible assets acquired	$2,764,000	$—
Goodwill acquired	$13,039,399	$—
Current liabilities assumed	$738,758	$—
Long-term debt issued as consideration	$8,000,000	$—
Common stock issued as consideration	$5,120,000	$—

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

ARKADOS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Arkados Group, Inc. (the “Parent”) conducts business activities principally through its two wholly-owned subsidiaries, Arkados, Inc. (“Arkados”) and SolBright Energy Solutions, LLC (“SES”), formerly known as Arkados Energy Solutions, LLC (“AES”) (collectively, the “Company”).

The Company underwent a significant restructuring following December 23, 2010, during which substantially all of its assets were acquired by STMicroelectronics, Inc. (sometimes referred to hereinafter as the “Asset Sale”). Settlements reached in connection with the Asset Sale and the fulfillment of obligations in connection therewith, have been substantially completed.

Following the Asset Sale, the Company shifted its focus towards the following businesses:

Arkados – Arkados develops proprietary, cloud-based device and system management software solutions, which the Company refers to as the ArkticTM software platform, and delivers software services and support. ArkticTM is an open, scalable and interoperable software platform that supports industrial applications, including applications for smart manufacturing, measurement and verification, as well as predictive analysis, or data gathering for baselining machine performance data and reporting of anomalies.

SES - Formerly known as AES, the Company’s energy conservation services subsidiary, SES provides energy conservation services and solutions to commercial and buildings throughout the eastern United States. These services include energy consumption assessments and recommendations, as well as acting as the general contractor for light-emitting diode (“LED”) lighting retrofits, oil-to-natural gas boiler conversions and solar photovoltaic (“PV”) system installation. SES also markets and sells the technology solutions of Arkados to help building owners save money. SES sells its services directly to building owners and managers.

On May 1, 2017, the Company acquired substantially all of the assets and certain liabilities of SolBright Renewable Energy, LLC (“SolBright RE”), used in the operation of SolBright RE’s solar engineering, procurement and construction business (the “SolBright Assets”). The Company is engaging in this business through its wholly owned subsidiary formerly known as Arkados Energy Solutions, LLC, whose name it formally changed on June 23, 2017 to SolBright Energy Solutions, LLC, or SES, to better reflect its newly acquired business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of approximately $47 million since inception, including a net loss of approximately $3.3 million for the year ended May 31, 2017. Additionally, the Company still had both working capital and stockholders’ deficiencies at May 31, 2017 and 2016 and negative cash flow from operations since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying audited consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s plan, through potential acquisitions and the continued promotion of its services to existing and potential customers, is to generate sufficient revenues to cover its anticipated expenses. The Company is currently exploring several options to meet its short-term cash requirements, including an equity raise or loan funding from third parties. Although no assurances can be given as to the Company’s ability to deliver on its revenue plans, or that unforeseen expenses may arise, the management of the Company believes that the revenue to be generated from operations together with potential equity and debt financing or other potential financing will provide the necessary funding for the Company to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Parent, and its wholly-owned subsidiaries, which include SES and Arkados. Intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Arkados

The Company enters into arrangements with end users for items which may include software license fees, services, maintenance and royalties or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Revenues from software licensing are recognized in accordance with Accounting Standards Codification (“ASC”) 985-605, “Software Revenue Recognition.” Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

License revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met. Deferred revenue represents license revenues billed but not yet earned. Sales of products are recognized when the products are shipped and the customer takes risk of ownership and assumes the risk of loss. Royalty income is recognized as it is earned and recorded when reported by the customer.

SES

Sales of products are recognized when the products are shipped and the customer takes risk of ownership and assumes the risk of loss. Service revenue is recognized when the service is completed. Deferred revenue represents revenues billed but not yet earned.

Cash and Cash Equivalents

The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at both May 31, 2017 and 2016.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principal balances net of allowances for uncollectible accounts. The Company provides for allowances for uncollectible receivables based on management’s estimate of uncollectible amounts considering age, collection history, and any other factors considered appropriate. The Company writes off accounts receivable against the allowance for doubtful accounts when a balance is determined to be uncollectible. At May 31, 2017 and 2016, the Company determined that an allowance for doubtful accounts was not needed.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivables, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value. As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●             Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

●             Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

●             Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Earnings (Loss) Per Share (“EPS”)

Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive even though the exercise price could be less than the average market price of the common shares:

	Year ended
	May 31,
	2017	2016

Convertible notes	3,389,437	85,320
Stock options	7,437,500	3,012,500
Warrants	10,474,871	5,225,987
Potentially dilutive securities	21,301,808	8,323,807

Stock Based Compensation

In computing the impact, the fair value of each option and/or warrant is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk-free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period. During the year ended May 31, 2017, 208,596 shares of the Company’s common stock were issued to satisfy accounts payable obligations amounting to $253,003 in stock compensation and 610,000 shares issued for consulting services amounting to $511,300 in stock based compensation. Additionally, the Company recorded $590,661 in compensation expense related to stock options granted to an employee. There were no additional issuances of warrants for services during the year ended May 31, 2017.

Stock based compensation expense for the years ended May 31, 2017 and 2016 was $1,101,961 and $1,968,084, respectively, and is included in selling, general and administrative expense.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the allowance for doubtful accounts, the useful life of plant and equipment and intangible assets, deferred tax asset and valuation allowance, and assumptions used in Black-Scholes-Merton, or BSM, valuation methods, such as expected volatility, risk-free interest rate, and expected dividend rate.

Inventory

Inventory, which consists of finished goods and work-in-process (“WIP”) of SES, is valued at the lower of cost on a first-in, first-out basis or market. Inventory consists of the following at May 31, 2017 and 2016.

	May 31,
	2017	2016
Finished goods	$—	$60,012
Work-in-process (unbilled labor and consulting)	—	60,398
Total	$—	$120,410

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the related assets. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, related costs and related accumulated depreciation are removed from the accounts.

Research and Development

All research and development costs are expensed as incurred.

Foreign Currency Transactions

The Company accounts for foreign currency translation pursuant to ASC 830. The functional currency of the Company is the United States dollar. Under ASC 830, all assets and liabilities denominated in foreign currencies are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in foreign currencies are reflected in the statement of operations as gain (loss) on foreign currency transactions.

Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the related loan.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with accounting standards for “Accounting for Derivative Instruments and Hedging Activities.”

Accounting standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Reclassifications

Certain reclassifications have been made to conform the prior period data to the current presentations.

Recent Accounting Pronouncements

On May 10, 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-09 “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance.

In January 2017, FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the impact of adopting this guidance.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) Restricted Cash”. The new guidance requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will be required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies will also need to disclose information about the nature of the restrictions. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this guidance.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments”. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for the Company beginning in the first quarter of fiscal 2019. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company is currently evaluating the impact of adopting this guidance.

In April 2016, the FASB issued ASU 2016 – 10 “Revenue from Contract with Customers: identifying Performance Obligations and Licensing”. The amendments in this Update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgement necessary to comply with Topic 606. This guidance has no effective date as yet. The Company is currently evaluating the impact of adopting this guidance.

In March 2016, the FASB issued authoritative guidance regarding the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is to be applied for annual periods beginning after December 15, 2016 and interim periods within those annual periods, and early adoption is permitted. The guidance requires companies to apply the requirements retrospectively, modified retrospectively, or prospectively depending on the amendment(s) applied. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This guidance will be effective for public entities for fiscal years beginning after December 15, 2018 including the interim periods within those fiscal years. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. Lessor accounting remains substantially unchanged with the exception that no leases entered into after the effective date will be classified as leveraged leases. For sale leaseback transactions, the sale will only be recognized if the criteria in the new revenue recognition standard are met. The Company is currently evaluating the impact of adopting this guidance.

In January 2016, the FASB issued ASU 2016-01, which amends the guidance relating to the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In August 2015, the FASB issued ASU 2015-14, “Revenue From Contracts With Customers (Topic 606)”. The amendments in this ASU defer the effective date of ASU 2014-09 “Revenue From Contracts With Customers (Topic 606)”. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is still evaluating the impact of adopting this guidance.

All newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 - ACQUISITIONS, GOODWILL AND INTANGIBLE ASSETS

Acquisition of SolBright Renewable Energy, LLC

On May 1, 2017, the Company completed an acquisition (the “Asset Purchase”) pursuant to an Asset Purchase Agreement dated May 1, 2017 (the “Asset Purchase Agreement”) with SolBright Renewable Energy, LLC (“SolBright”), pursuant to which the Company acquired substantially all of the assets, and certain specified liabilities, of SolBright used in the operation of SolBright’s solar engineering, procurement and construction business (the “SolBright Assets”, the transaction shall collectively be referred to herein as the “Acquisition”).

In consideration for the purchase of the SolBright Assets, the Company delivered to SolBright (i) $3,000,000 in cash (the “Cash Payment”), (ii) a Senior Secured Promissory Note in the principal amount of $2,000,000 (the “Secured Promissory Note”), described below, (iii) a Convertible Promissory Note in the principal amount of $6,000,000 (“Preferred Stock Note”), described below, and (iv) the Common Stock Consideration, described below.

The Secured Promissory Note matures on May 1, 2020 barring any events of default, and that maturity date shall accelerate and the Secured Promissory Note along with accrued but unpaid interest shall be paid in full on the closing of an equity financing in which the Company issues equity securities which yield gross cash proceeds to the Company of at least $10,000,000 (excluding redeemable or convertible notes) or results in a change of control of the Company. The Company shall make prepayments of principal on a quarterly basis pursuant to the terms of the Secured Promissory Note if such funds are available. The Secured Promissory Note bears interest at 15% per annum, payable on a quarterly basis with the first payment due on May 31, 2017. The Secured Promissory Note is secured with a second priority lien on the Company’s accounts receivable relating to the solar engineering, procurement and construction business of SolBright acquired by it pursuant to the Asset Purchase Agreement, with such lien being junior only to the first priority security position granted pursuant to the AIP Note Purchase Agreement and the Security Agreement, both dated May 1, 2017.

The Preferred Stock Note matures on July 31, 2018 barring any demands following an event of default, provided that the Company shall make prepayments of principal on a quarterly basis pursuant to the terms of the Preferred Stock Note if such funds are available. The Preferred Stock Note bears interest at 4% per annum, provided that upon and during an event of default it shall bear interest at 12% per annum. Interest is payable quarterly in arrears commencing on May 1, 2017 and on the first business day of each August, November, February and May thereafter. The Preferred Stock Note will automatically convert, on the date that the Company’s Certificate of Designation for the Company’s 4% Series A Convertible Preferred Stock is filed with the Secretary of State of the State of Delaware and becomes effective, into a number of shares of the Company’s Series A 4% Convertible Preferred Stock, par value $0.0001 per share, equal to the outstanding principal and interest on the Preferred Stock Note divided by $1.50 per share, as adjusted for any stock splits, stock dividends, recapitalizations, combinations and the like that may occur prior to such conversion. The Company has agreed in the Asset Purchase Agreement to take the actions required for the automatic conversion of the Preferred Stock Note promptly following the closing of the Asset Purchase.

In connection with the Asset Purchase Agreement, and in addition to the consideration represented by the Cash Payment, the Secured Promissory Note and the Preferred Stock Note, the Company issued to SolBright 4,000,000 shares of the Company’s common stock at a fair value of $1.28 per share (the “Common Stock Consideration”). The Common Stock Consideration is subject to anti-dilution protection if, within 120 days of the closing of the Asset Purchase, the Company sells shares of its common stock at a price per share that is less than one dollar per share, in which case it shall issue additional shares of common stock to SolBright so that the total number of shares the Company has issued to SolBright equals $4,000,000 divided by such lower price per share.

The Company’s non-exclusive placement agent for the AIP Financing and the 2017 Convertible Notes Private Placement and earned a fee equal to 8% of the aggregate gross cash proceeds from each of these transactions.

The purchase price for the SolBright Renewable Energy, LLC acquisition was allocated as follows:

Costs in excess of billing	$1,001,083
Other current assets	33,175
Property and equipment	21,101
Intangible assets	2,764,000
Goodwill	13,039,399
Total assets acquired	$16,858,758

Accounts payable and accrued liabilities	635,832
Billings in excess of WIP	102,926
Total liabilities assumed	738,758
Net assets acquired	$16,120,000

The purchase price consists of the following:
Cash	3,000,000
Convertible note	6,000,000
Senior Secured Promissory Note	2,000,000
Common stock	5,120,000
Total purchase price	$16,120,000

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented.

The following unaudited pro forma consolidated results of operations have been prepared, as if the Asset Purchase had occurred as of June 1, 2016 and 2015:

	For the Years May 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenues	$8,748,262	$13,988,356
Net loss from continuing operations	$(3,320,081)	$(4,461,701)
Weighted average number of common shares – Basic and diluted	14,370,519	12,126,367
Net loss per share from continuing operations	$(0.23)	$(0.37)

NOTE 4 - ASSET SALE AND DEBT SUBJECT TO EQUITY BEING ISSUED

In December 2010, the Company entered into an agreement to sell substantially all of the assets (the “Asset Sale”) to STMicroelectronics, Inc. (“ST US”), a subsidiary of STMicroelectronics N.V. (“ST”). The Asset Sale was predicated on the Company settling its secured debt and a significant part of its unsecured debt and closed in June 2011.The Company is negotiating with its remaining unsecured debt holders to compromise, extend the due date or convert outstanding debt into equity. Debt holders who have agreed to settle through receipt of the Company’s equity are labeled as “Debt Subject to Equity Being Issued” on the balance sheet. Except as set forth above, there is no binding commitment on anyone’s part to complete the transactions.

Debt Subject to Equity Being Issued

As a direct result of the Sale of the License and IP Agreements to ST US and the mandate to obtain debt releases, the Company has been able to reach settlements with its secured creditors and employees, with cash payments to the secured creditors made as of the December 2010 and June 2011 closings. Nothing further is owed to the Company’s secured creditors. There remains, however, approximately $179,000 of payments due the former employees as of May 31, 2017 and 2016.

As of May 31, 2017 and 2016, there remained $456,930 of debts that have been settled with debt holders who have agreed to accept equity for their remaining debt.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of May 31, 2017 and 2016, accounts payable and accrued expenses consist of the following amounts:

	May 31,	May 31,
	2017	2016
Accounts payable	$2,146,516	$782,654
Accrued interest payable	236,351	116,035
Accrued payroll	15,129	28,320
Accrued other	145,946	95,373
	$2,543,942	$1,022,382

NOTE 6 – NOTE PAYABLE

Notes Payable

Notes payable transactions include the following:

Fiscal Year 2016 (Year Ended May 31, 2016) Transactions

In January 2016, the Company executed a promissory note for a loan in the principal amount of $60,000. The promissory note bears interest at 6% per year, compounded quarterly, and matures on January 15, 2017 (the “January Note”). The proceeds from the January Note were used to partially repay two convertible notes as discussed below. In January 2017, the Company and holder amended this promissory note to extend the maturity date to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note further to extend the maturity date to June 15, 2017.

On January 8, 2016, the Company entered into an Exchange Agreement with the noteholders of two 6% convertible notes in the aggregate principle amount of $130,000 (collectively the “Convertible Notes”) that were in default. On January 15, 2016, the Company applied the proceeds of the 2016 Notes together with the issuance of 50,000 shares of the Company’s common stock, to the payment of the Convertible Notes. In exchange for the payment and the shares, the holders of the Convertible Notes surrendered their notes, and the Company issued a new 6% Convertible Note to them in the original principal amount of $40,000 (“Reissued Note”). The holders further agreed that their extension of the maturity of the Convertible Notes had been effective from October 31, 2015 until January 15, 2016. The Reissued Note bears interest at the rate of 6% per year, compounded quarterly, and matured on December 31, 2016. In January 2017, the Company and holder agreed to extend the maturity date of the Reissued Note to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note further to extend the maturity date to May 15, 2017. The Reissued Note was in default as of May 31, 2017. At any time during the term of the Reissued Note, the holders have the right to convert any unpaid portion of the Reissued Note and accrued interest into shares of common stock at an original conversion price of $1.20 per share. The Company has evaluated the conversion terms and determined that a beneficial conversion feature is not applicable for this exchange transaction. As of May 31, 2017 the balance of the convertible loan amounted to $ 40,000. This note was paid in full through repayments made in June 2017 and August 2017.

On March 31, 2016 and May 6, 2016, the Company executed promissory notes for loans, each in the amount of $10,000 (collectively with the January Note, the “2016 Notes”). The promissory notes bear interest at 6% per year, compounded quarterly. Both notes matured on June 30, 2016. The proceeds from the promissory notes were used to partially repay the Convertible Notes as discussed above. The holders further agreed that their extension of the maturity of the outstanding promissory notes had been effective from June 30, 2016 until January 15, 2017. In January 2017, the Company executed an amendment to the promissory notes to extend the maturity date to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note further to extend the maturity date to May 15, 2017. Effective August 29, 2017, the Company and holder amended this promissory note further to extend the maturity date to December 31, 2017. As of May 31, 2017 the balance of these loans amounted to $ 20,000.

Fiscal Year 2017 (Year Ended May 31, 2017)

In August 2016, the Company issued a promissory note in the amount of $150,000 with a maturity date in January 15, 2017. The loan bears interest at 10% per annum compounded quarterly. In January 2017, the Company and holder amended this promissory note to extend the maturity date to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note to extend the maturity date to May 15, 2017, and subsequently amended this promissory note to extend the maturity date to December 31, 2017. As of May 31, 2017 the balance of the promissory loan amounted to $ 150,000.

On October 28, 2016, the Company issued a convertible promissory note for an aggregate principal amount of $38,500 (which includes an Original Issue Discount (“OID”) of $3,500) with a maturity date of January 30, 2017. The debenture is convertible only upon default after January 30, 2017 at a conversion price of 65% of the average of the three lowest traded prices occurring during the 25 consecutive trading days immediately preceding the applicable conversion date. As additional consideration, the Company issued 20,000 shares of common stock upon execution of this agreement. Accordingly, the Company recorded debt discount of $11,793 related to the restricted shares issued, and an original issue discount of $3,500. The debt discount and OID is amortized on a straight-line basis over the term of the loan and amounted to $15,293 as of May 31, 2017. On January 27, 2017, the Company and holder amended this promissory note to extend maturity date to March 31, 2017. On March 31, 2017, the Company and holder amended this promissory note to extend the maturity date to April 21, 2017 and the conversion rate to $0.60. As a result, the Company recorded a debt discount of $26,707 which was fully amortized upon settlement. This note was settled in full on April 27, 2017 for $35,000 and 30,000 shares of the Company’s common stock.

On January 27, 2017, the Company issued a convertible promissory note for an aggregate principal amount of $38,500 (which includes an OID of $3,500) with a maturity date of March 31, 2017. The debenture is convertible only upon default after March 31, 2017 at a conversion price of 65% of the average of the three lowest traded prices occurring during the 25 consecutive trading days immediately preceding the applicable conversion date. As additional consideration, the Company issued 20,000 shares of common stock upon execution of this agreement. Accordingly, the Company recorded debt discount of $14,398 related to the restricted shares issued, and an original issue discount of $3,500. The debt discount and OID is amortized on a straight-line basis over the term of the loan and amounted to $17,898 as of May 31, 2017. On March 31, 2017, the Company and holder amended this promissory note to extend the maturity date to April 21, 2017 and the conversion rate to $0.60. As a result, the Company recorded a debt discount of $24,101 which was fully amortized upon settlement. This note was settled in full on April 27, 2017 for $35,000 and 20,000 shares of the Company’s common stock.

On February 1, 2017, the Company issued a convertible promissory note for an aggregate principal amount of $125,000 (which includes an OID of $12,000) with a maturity date of October 1, 2017. The debenture is convertible only upon default after October 1, 2017 at a conversion price of 60% of the of the lowest traded price occurring during the 20 consecutive trading days immediately preceding the applicable conversion date. Accordingly, the Company recorded a debt discount of $121,886 related to the beneficial conversion feature, and OID. The debt discount and OID is amortized on a straight-line basis over the term of the loan and amounted to $59,935 as of May 31, 2017. Net discount and net loan balance amounted to $61,950 and $63,050 respectively, as of May 31, 2017 and is recorded in convertible debentures.

Long-Term Convertible Debenture

On November 11, 2016, the Company entered into a Securities Purchase Agreement whereas, the buyer wishes to purchase from the Company securities consisting of the Company’s convertible debentures due three years from issuance for an aggregate principal amount of up to $500,000 (which includes an aggregate purchase price of $450,000 and 10% OID of $50,000) (the “Debentures“). The Debentures are to be issued in three tranches. On November 11, 2016, the Company issued the first of the three Debentures amounting to $150,000 of principal, consisting of $135,000 in proceeds and $15,000 OID. The debenture is convertible at a conversion price of $0.65 up to 150 days after the issuance date and if no event of default. If an Event of Default, as such term is defined in the Debentures, has occurred, or 150 days after the Issuance Date, as such term is defined in the Debentures, the conversion price is the lesser of (a) $0.65 or (b) sixty five percent (65%) of the lowest closing bid price of the common stock for the twenty (20) trading days immediately preceding the date of the date of conversion of the Debentures. Accounting for derivatives will be evaluated after 180 days of issuance or upon default, if applicable where at that point the conversion price becomes variable. As additional consideration, the Company issued 50,000 shares of common stock upon execution of this agreement. In relation to this transaction the Company also incurred deferred financed costs totaling $6,000 for legal fees and commitment fees. Accordingly, the Company recorded debt discount of $38,337 related to the restricted shares issued, a debt discount of $74,530 related to the beneficial conversion feature, an OID of $15,000 and deferred finance cost of $6,000. As of May 31, 2017, total straight-line amortization for these transactions amounted to $24,573 which resulted in a net discount of $109,294 and a net loan balance of $40,706 classified as long-term convertible debt.

On March 1, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share. Accordingly, the Company recorded debt discount of $40,120 related to the warrants issued which was fully amortized as of May 31, 2017. Effective March 31, 2017, the Company and the accredited investor entered into an amendment to 10% promissory note, pursuant to which the parties agreed to extend the maturity date of the promissory note to May 15, 2017. Effective August 29, 2017, the Company and holder amended this promissory note further to extend the maturity date to December 31, 2017. The net loan balance of $100,000 is classified in short-term notes payable.

On March 3, 2017, the Company issued a 10% convertible promissory note in the principal amount of $103,000 due November 3, 2017 to an accredited investor (the “Convertible Promissory Note“), along with warrants to purchase 50,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share. The Convertible Promissory Note may be converted pursuant to the provisions of the Convertible Promissory Note upon a Prepayment Default or an Event of Default, as such terms are defined in the Convertible Promissory Note, at a 40% discount to the lowest trading price during the previous (20) trading days to the date of a Conversion Notice, as such term is defined in the Convertible Promissory Note. Accordingly, the Company recorded debt discount of $89,337 related to the warrants and a $3,000 related to the deferred financing costs. As of May 31, 2017, total straight-line amortization for these transactions amounted to $33,543, resulting in a net discount of $58,794 and a net loan balance of $44,206 classified as short-term convertible debentures, net of debt discount.

On March 7, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share. Accordingly, the Company recorded debt discount of $40,120 related to the warrants issued which was fully amortized as of May 31, 2017. On April 20, 2017, the Company and the accredited investor entered into an amendment to 10% promissory note, pursuant to which the parties agreed to extend the maturity date of the promissory note to April 21, 2017. The note was converted in full to 169,886 shares of common stock on May 31, 2017. This note was settled in full effective March 31st for 169,886 shares of common stock and 169,886 warrants to purchase common stock at $1.00 per share.

AIP Financing

On May 1, 2017, the Company completed a financing transaction with AIP Asset Management Inc. (the “Security Agent”), AIP Global Macro Fund, LP (“AGMF”), AIP Global Macro Class (“AGMC”) and AIP Canadian Enhance Income Class (“ACEIC” and together with AGMF and AGMC, collectively, “AIP”), pursuant to which we raised capital by issuing 10% Secured Convertible Promissory Notes (the “10% Secured Convertible Notes”) in the aggregate principal amount of $2,500,000 to AIP and AIP Private Capital Inc. (collectively, the “Holders”) in accordance with the terms of the AIP Note Purchase Agreement dated May 1, 2017 (the “AIP Note Purchase Agreement”) with AIP (the “AIP Financing”). In connection with the issuance of the 10% Secured Convertible Notes, the Company and its subsidiaries entered into a Security Agreement dated May 10, 2017 (the “Security Agreement”) with the Security Agent, pursuant to which the Company granted the Security Agent a security interest in substantially all the Company’s assets the those of the Company’s subsidiaries. In addition, pursuant to the AIP Note Purchase Agreement, the Company issued warrants (the “AIP Warrants”) to the Holders to purchase 2,500,000 shares of the Company’s common stock, subject to adjustment for certain events, such as stock splits and stock dividends, at an exercise price of $1.00 per share, and which have five year terms.

The principal amount of the 10% Secured Convertible Notes exceeds the cash consideration paid by the Holders for such notes, with such excess representing a 15% original issue discount. The 10% Secured Convertible Notes mature on May 1, 2018 unless earlier converted pursuant to the terms of the AIP Note Purchase Agreement. The 10% Secured Convertible Notes bear interest at 10% per annum, provided that during an Event of Default (as defined in the AIP Note Purchase Agreement) it shall bear interest at 20% per annum, payable on a monthly basis. The 10% Secured Convertible Notes are secured with a first priority lien as set forth in the Security Agreement. The outstanding principal and interest under the 10% Secured Convertible Notes is convertible at the option of the Holder of each of the 10% Secured Convertible Notes into shares of the Company’s common stock at $0.80 per share, or $0.60 if the Company has not raised $500,000 in the 90 days following the closing (which it has done), or, upon an uncured Event of Default (as defined in the AIP Note Purchase Agreement), the lesser of the closing bid of the Company’s common stock on the day notice of conversion is given or 75 percent of the price of Shares in any registered offering.

In connection with the AIP Financing, the Company and the Holders entered into a Registration Rights Agreement under which the Company required, in no event later than 75 calendar days after the closing of the AIP Financing, to file a registration statement with the SEC covering the resale of the shares of the Company’s common stock issuable on conversion of the 10% Secured Convertible Notes and exercise of the AIP Warrants and to use reasonable best efforts to have the registration declared effective as soon as practicable, but in no event later than 120 days after the closing of the AIP Financing. The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale (subject to certain allowable grace periods) of the Registrable Securities, as such term is defined in the Registration Rights Agreement.

In relation to this transaction, the Company recorded debt discount of $1,250,000 related to the warrants issued, a debt discount of $250,000 related to the beneficial conversion feature, an OID of $375,000 and deferred finance cost of $175,833. As of May 31, 2017, total straight-line amortization for these transactions amounted to $168,562 which resulted in a net discount of $1,882,274 and a net loan balance of $617,727 classified as convertible debentures, net of debt discount.

9% Convertible Notes

On April 21, 2017, the Company closed a private placement (the “2017 Convertible Notes Private Placement”) of $899,999 principal amount of its 9% Convertible Promissory Notes (the “9% Convertible Notes”) and common stock purchase warrants (the “2017 Notes Offering Warrants”) issued to L2 Capital LLC (“L2”) and SBI Investments LLC 2014-1 (“SBI” and together with L2, the “Note Investors”). The 9% Convertible Notes and the 2017 Notes Offering Warrants were issued pursuant to Note Purchase Agreements (the “Note Purchase Agreements”), dated April 21, 2017, to each of the Note Investors, in substantially the same form.

The 9% Convertible Notes mature on October 21, 2017 unless earlier converted pursuant to the terms of the Note Purchase Agreements. The 9% Convertible Notes bear interest at 9% per annum. The outstanding principal and interest under the 9% Convertible Notes, solely upon an Event of Default (as defined in the 9% Convertible Notes) that is not cured within five business days, are convertible at the option of each of the Note Investors into shares of the Company’s common stock at an exercise price equal to 60% of the lowest traded price of the common stock on the OTC Pink Marketplace during the 30 trading days prior to the conversion date (the “Market Price”).

As a part of the 2017 Convertible Notes Private Placement, the Company issued 2017 Notes Offering Warrants to the Note Investors providing them with the right to purchase, in the aggregate, up to 1,279,998 shares of the Company’s common stock at an initial exercise price equal to the lesser of (i) $0.60 and (ii) 75% of the offering price of the Company’s common stock in the Company’s next publicly registered offering, subject to adjustment for certain events such as stock splits and stock dividends. Subject to certain limitations, the 2017 Notes Offering Warrants are exercisable on any date after the date of issuance for a term of five years. As of the date of this filing, these warrants have been exercised. On May 16, 2017, L2 exercised their 831,168 warrants in a cashless exercise for 447,552 shares of the Company’s common stock at $0.60 per share.

In relation to this transaction, the Company recorded debt discount of $560,343 related to the warrants issued, a debt discount of $339,656 related to the beneficial conversion feature, an OID of $107,999 and deferred finance cost of $12,000. As of May 31, 2017, total straight-line amortization for these transactions amounted to $226,666 which resulted in a net discount of $793,332 and a net loan balance of $106,667 classified as convertible debentures, new of debt discount.

SolBright Notes

As part of the consideration for the purchase of the SolBright Assets, the Company delivered to SolBright a Senior Secured Promissory Note in the principal amount of $2,000,000 and a Convertible Promissory Note in the principal amount of $6,000,000 and are classified as long-term convertible notes payable and long-term convertible debt (See Note 3).

NOTE 7 – INCOME TAXES

There was no provision for federal or state taxes for both of the years ended May 31, 2017 and 2016.

The components of deferred taxes were as follows:

	May 31,	May 31,
	2017	2016
Deferred tax assets:
Net operating loss carry forward	$7,832,000	$7,219,000
Changes in prior year estimates	42,000	150,000
Valuation allowance	(7,874,000)	(7,369,000)
Net deferred tax asset	$—	$—

The Company has a valuation allowance against the full amount of its net deferred taxes due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income.

A reconciliation of the statutory federal income tax benefit to actual tax benefit for the years ended May 31, 2017 and 2016 is as follows:

	2017	2016
Federal statutory income tax rates	(35)%	(35)%
State statutory income tax rate, net of federal benefit	(5)	(5)
Permanent differences – equity rights	6	24
Incentive stock options	7	—
Non-deductible amortization of debt discount	8	—
Goodwill amortization	(1)	—
Other	—	3
Change in valuation allowance	20	13

Effective tax rate	—%	—%

As of May 31, 2017, the Company has federal net operating loss carryforwards of approximately $20,000,000 subject to expiration between fiscal years 2027 and 2037. The Company may have had a greater than 50% change in ownership of certain stock holdings by shareholders of the Company pursuant to Section 382 of the Internal Revenue Code. The net operating losses may be limited as to its utilization on an annual basis. Currently, no such evaluation has been performed.

The Company has not been audited by the Internal Revenue Service (“IRS”) or any states in connection with income taxes. The periods from fiscal 2013 through 2017 remain open to examination by the IRS and state jurisdictions. The Company believes it is not subject to any tax audit risk beyond those periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of interest expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the years ended May 31, 2017 and 2016.

NOTE 8 - STOCKHOLDERS’ DEFICIENCY

Preferred Stock

On April 28, 2017, the Company’s Board of Directors adopted resolutions authorizing an amendment (the “Amendment”) to the Company’s amended certificate of incorporation to authorize the Board of Directors, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), series of Preferred Stock and, with respect to each such series, to fix the number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as the Board of Directors shall determine, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights (the “Board Authorization”). The certificate of incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of May 31, 2017.

Upon effectiveness of the Amendment, the Board of Directors will have the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of Delaware. The issuance of Preferred Stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on the capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock, or delaying or preventing a change in control of the Company.

Series A Convertible Preferred Stock

As described above, upon the effectiveness of the Amendment, the Board shall authorize the filing of the Certificate of Designation in the form filed as an exhibit to this registration statement for its Series A Convertible Preferred Stock in order to meet its obligations to SolBright under the Asset Purchases Agreement and the Preferred Stock Note. The rights, preferences, privileges and restrictions of the shares of Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

●	The shares of Series A Convertible Preferred Stock have a stated value of $1.50 per share (the “Stated Value”).

●	Each holder of a share of Series A Convertible Preferred Stock shall be entitled to receive dividends (“Accruing Dividends”) on such share equal to four percent (4%) per annum (the “Dividend Rate”) of the stated value before any Dividends shall be declared, set apart for or paid upon any junior stock or parity stock. Dividends on a share of Series A Convertible Preferred Stock shall accrue daily at the Dividend Rate, commence accruing on the issuance date thereof, compound annually, be computed on the basis of a year consisting of twelve 30-day months and payable in cash.

●	Each share of Series A Convertible Preferred Stock is convertible, at the option of the holders, into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price which the parties agreed would be $1.50 (subject to stock splits, stock dividends, recapitalizations, combinations and the like that may occur prior to such conversion).

●	The Company may redeem any or all of the outstanding Series A Convertible Preferred Stock (a “Company Redemption”) from time to time but only if “Redemption Funds” (defined below) are available for such redemption at a redemption price that shall equal the Stated Value per share, plus any Accruing Dividends accrued but unpaid thereon through the date chosen by the Company for the redemption. The Company’s Board of Directors shall determine no later than 20 days after the end of each fiscal quarter if Redemption Funds are available for a Company Redemption for such quarter, and if Redemption Funds are deemed available, then the Company shall notify the holders no later than 30 days after the end of the respective Company fiscal quarter. The Company is under no obligation to redeem any Series A Convertible Preferred Stock shares if such redemption would result in a violation of law, including any violation of the Delaware General Corporation Law. “Redemption Funds” means (a) during the period from the closing date of the Asset Purchase transaction (the “Closing Date”) until any and all amounts due under that certain 15% Secured Promissory Note (“Buyer Promissory Note”), which note was issued concurrently with the Preferred Stock Note as part of the consideration paid to Buyer, has been fully paid and the Buyer Promissory Note has been extinguished, the amount that equals (i) 50% of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the “Business” (as defined in the Asset Purchase Agreement), calculated in accordance with generally accepted accounting principles, for the last four quarters preceding the Redemption Funds calculation, minus (ii) the sum of all dividend payments paid by the Company to the holder for the Series A Convertible Preferred Stock during the last 12 months preceding the Redemption Funds calculation, minus (iii) $1,200,000; and (b) during the period from the date the Buyer Promissory Note has been extinguished until the Series A Convertible Preferred Stock has been fully redeemed, the amount that equals (x) 100% of the EBITDA of the “Business” (as defined in the Asset Purchase Agreement), calculated in accordance with generally accepted accounting principles, for the last four quarters preceding the Redemption Funds calculation, minus (y) the sum of all dividend payments paid by the Company to the holder for the Series A Convertible Preferred Stock during the last 12 months preceding the Redemption Funds calculation, minus (z) $1,200,000; provided, however, since the Redemption Funds calculation is intended to cover a full twelve-month period, until the Redemption Funds calculation period includes a full twelve-month period after the Closing Date, the calculation of the Redemption Funds shall be adjusted for each of (a)(i) and (ii), and (b)(x) and (y) above, by dividing the amount so calculated in such subsection by the number of days between the Closing Date and the end of such calculation period, and then multiplying such amount by 365.

●	The shares of Series A Convertible Preferred Stock are senior in liquidation preference to all shares of the Company’s common stock, all classes of the Company’s securities established prior to the original issue date of the Series A Convertible Preferred Stock (the “Original Issue Date”) and each other capital stock or series of Company’s preferred stock established after the Original Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

●	The shares of Series A Convertible Preferred Stock shall have no voting rights except as required by law. However, the consents of the holders of a majority of the shares of Series A Convertible Preferred Stock is necessary for us to amend the Series A Convertible Preferred Stock certificate of designation.

Common Stock

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Holders of Common Stock do not have preemptive rights to purchase shares in any future issuance of Common Stock. Upon the Company’s liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the Company’s assets will be divided pro-rata on a share-for-share basis among the holders of Common Stock.

Increase in Authorized Shares

A majority of the Company’s stockholders authorized, at the recommendation of the Company’s Board of Directors, an increase the number of shares of common stock from 100,000,000 to 600,000,000. The increase became effective on March 17, 2014.

Reverse Stock Split

Effective March 18, 2015, the Company implemented a reverse stock split of its outstanding common stock at a ratio of 1-for-30 shares. In connection with the reverse stock split, the Company’s Certificate of Incorporation was amended such that the Company’s issued and outstanding common stock was proportionally reduced. The number of authorized shares and the par value of the Company’s common stock and preferred stock were not affected by the reverse stock split. Stockholders will not receive fractional shares but instead will receive cash in an amount equal to the fraction of a share that stockholder would have been entitled to receive multiplied by the sale price of the common stock as last reported on February 12, 2015, the last business day prior to the first public disclosure/announcement of the reverse stock split.

Fiscal Year 2016 (Year Ended May 31, 2016)

The following transactions affected the Company’s Stockholders’ Deficiency for Fiscal Year 2016:

a.          On June 25, 2015, the Company issued 108,333 shares of common stock to its chairman/chief executive officer and 35,000 shares of common stock to an officer/former director for services rendered to the Company’s board of directors in fiscal 2015. The shares were valued at $1.75 per share. The value of the shares totaling $250,833 was charged as stock compensation in fiscal 2015.

b.          For the period June 1, 2015 through May 31, 2016, 838,334 shares of common stock were subscribed for under the PPO and the Company received proceeds of $503,000. These shares were issued in July and August 2015.

c.          On January 8, 2016, the Company issued 50,000 shares as part of a debt conversion and refinance whereby $130,000 of note principle and accrued interest of $11,332 were extinguished and a new note of $100,000 was issued.

d.          On February 23, 2016, the Company entered into a consulting agreement with LPF Communications under which LPF Communications is to provide certain investor relations services for a period of up to six months. The Company has agreed to pay for the services by issuing two tranches of 150,000 shares of the Company’s Common Stock each, with the second tranche becoming issuable only if the Company does not terminate the consulting agreement on or prior to June 8, 2016. Pursuant to the agreement, the Company issued the first tranche of 150,000 shares to the consultant on April 8, 2016.

e.          On April 22, 2016, the Company issued 675,000 shares of common stock to its key employees, including 500,000 shares to its chairman/chief executive officer, for services rendered to the Company in fiscal 2016. The shares were valued at $0.51 per share. The value of the shares totaling $344,250 was charged as stock compensation in fiscal 2016.

f.           On April 28, 2016, the Company entered into an asset purchase agreement pursuant to which the Company purchased intangible assets valued at $249,113 in exchange for 166,667 shares of the Company’s common stock and a warrant to purchase 166,667 shares of the Company’s common stock at $2.00 per share. As a result of management’s evaluation, the intangible asset was deemed impaired and thus fully written off to selling, general and administrative expense of the income statement.

Fiscal Year 2017 (Year Ended May 31, 2017)

The following transactions affected the Company’s Stockholders’ Deficiency for Fiscal Year 2017:

a.         On October 13, 2016, the Company issued 400,000 shares of its common stock for consulting services to two consulting firms. The shares were valued at $0.67 at the time resulting in $268,000 in stock based compensation.

b.         On October 28, 2016, the Company issued 20,000 shares of its common stock as part of a promissory note entered into with an investor (see Note 6).

c.         On November 11, 2016, the Company issued 50,000 shares of its common stock as part of a promissory note entered into with an investor (see Note 6).

d.         In December 2016, the Company issued 50,000 shares of common stock for consulting services valued at $55,000.

e.         In January 2017, the Company issued 15,000 valued at shares of common stock $14,398 to a noteholder as consideration for an inducement to amend the maturity date of a loan. This amount was recorded in interest expense as of May 31, 2017.

f.          In January 2017, the Company issued 20,000 shares of common stock as part of a promissory note entered into with an investor valued at $14,400 for an inducement to amend the loan and recorded in interest expense as of May 31, 2017.

g.         On February 15, 2017, the Company issued 208,596 shares of its common stock as payment to satisfy accounts payable balances of two vendors totaling $253,003.

h.         On March 23, 2017, the Company issued 44,403 shares of its common stock to an employee in connection with their cashless exercise of stock options.

i.          On May 1, 2017, the Company completed a financing transaction pursuant to which the Company sold its 10% Secured Convertible Promissory Notes in the aggregate principal amount of $2,500,000 to certain accredited investors. The Company issued warrants to the investors in this offering to purchase 2,500,000 shares of the Company’s common stock.

j.          On April 27, 2017, the Company closed a private placement of $899,999 in principal amount of its 9% Convertible Promissory Notes and common stock purchase warrants to purchase 1,279,998 shares of the Company’s common stock to two accredited investor entities.

k.         On May 1, 2017, the Company closed a private placement of its common stock and units to accredited investors in which it raised $1,230,000 through the sale of 2,050,002 shares of its common stock and three-year warrants to purchase 2,050,002 shares of its common stock at an exercise price of $1.00 per share. An additional investor participated in this offering by converting $100,000 in aggregate principle amount of an outstanding convertible note, plus accrued but unpaid interest, into 169,886 shares of Company common stock and warrants to purchase 169,886 shares of Company common stock.

l.          In connection with the May 1, 2017 Asset Purchase Agreement, the Company issued to SolBright 4,000,000 shares of the Company’s common stock at one dollar per share (the “Common Stock Consideration”). The Common Stock Consideration is subject to anti-dilution protection if, within 120 days of the closing of the Asset Purchase, the Company sells shares of its common stock at a price per share that is less than one dollar per share, in which case the Company shall issue additional shares of common stock to SolBright so that the total number of shares the Company has issued to SolBright equals $4,000,000 divided by such lower price per share. The shares were valued at $1.28 per share which relates to the stock price on date of sale totaling $5,120,000.

m.        On May 1, 2017, the Company issued 100,000 shares of its common stock to a law firm for services with a fair value of $128,000.

n.         On May 16, 2017, the Company issued 447,552 shares of its common stock to a note holder in a cashless exercise of 831,168 warrants.

o.         On May 22, 2017, the Company issued 60,000 shares of its common stock to a consultant for services with a fair value of $60,300.

p.         In April and May 2017, the Company issued a total of 104,796 shares of its common stock to a note holder in connection with the amendment and settlement of two convertible promissory notes totaling $77,000. The value of the additional shares amounted to $79,454 and is recorded as interest expense.

q.         On May 11, 2017 the Company issued a total of 50,000 shares of its common stock to a noteholder in connection with the amendment of a convertible loan totaling $150,000. The value of the additional shares amounted to $62,500 and are recorded as interest expense.

NOTE 9 – STOCK-BASED COMPENSATION

The Company accounted for its stock based compensation in accordance with the fair value recognition provisions of FASB ASC Topic 718, “Compensation – Stock Compensation.”

2017 Equity Incentive Plan

The Board of Directors approved the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) on April 27, 2017 and the stockholders of the Company holding a majority in interest of the outstanding voting capital stock of the Company approved and adopted the 2017 Plan on April 28, 2017. The maximum number of shares of the Company’s Common Stock that may be issued under the Company’s 2017 Plan, is 10,000,000 shares.

Options

The Company issued options to purchase an aggregate of 4,100,000 shares of the Company’s common stock during the year ended May 31, 2016, 2,100,000 of which were granted outside of the 2004 Stock Option and Restricted Stock Plan (the “2004 Plan”). During the year ended May 31, 2017, the Company granted 2,500,000 options of which were granted under the 2017 Plan.

The options issued were valued using the Black-Scholes option pricing model under the following assumptions: stock price - $1.20 to $1.30; strike price - $1.00 to $2.00; expected volatility - 93.24% to 100.05%; risk-free interest rate - 1.5% to 2.3%; dividend rate - 0%; and expected term – 2 to 5.75 years.

The expected life is the number of years that the Company estimates, based upon history, that options will be outstanding prior to exercise or forfeiture. Expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin No. 107. The Company did not use the volatility rate of its common stock price. Instead, the volatility rate was based on a blended rate of the Company’s common stock price as well as the stock prices of companies providing similar services.

Compensation based stock option activity for qualified and unqualified stock options are summarized as follows:

		Weighted
		Average
	Shares	Exercise Price
Outstanding at May 31, 2015	1,012,500	$1.20
Granted	4,100,000	0.94
Exercised	—	—
Expired or cancelled	—	—
Outstanding at May 31, 2016	5,112,500	$0.99
Granted	2,500,000	1.60
Exercised	(175,000)	1.00
Expired or cancelled	—	—
Outstanding at May 31, 2017	7,437,500	$1.19

The following table summarizes information about options to purchase shares of the Company’s common stock outstanding and exercisable at May 31, 2017:

		Weighted-	Weighted-
		Average	Average
Range of	Outstanding	Remaining Life	Exercise	Number
exercise prices	Options	In Years	Price	Exercisable

$0.60	2,300,000	4.47	$0.60	2,300,000
$1.00	1,025,000	5.54	$1.00	1,025,000
$1.20	1,562,500	7.58	$1.20	1,562,500
$1.50	1,000,000	9.92	$1.50	1,000,000
$2.00	1,550,000	8.20	$2.00	1,550,000
	7,437,500	6.78	$1.19	7,437,500

The compensation expense attributed to the issuance of the options will be recognized as they vested/earned. These stock options are exercisable for three to ten years from the grant date.

The employee stock option plan stock options are exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

The aggregate intrinsic value totaled $345,000 and was based on the Company’s closing stock price of $0.75 as of May 31, 2017, which would have been received by the option holders had all option holders exercised their options as of that date.

Total compensation expense related to the options was $590,661 and $1,068,125 for the years ended May 31, 2017 and 2016, respectively. As of May 31, 2017, there was future compensation cost of $1,871,127 related to non-vested stock options.

On June 25, 2015, the Company issued options under the 2004 Plan to its chairman/chief executive officer and a former director for services rendered to the Company’s board of directors in fiscal 2015 to purchase a total of 1,300,000 shares of common stock as follows:

1.	Chairman/chief executive officer – options to purchase 1,000,000 shares of common stock at $0.60 per share; and

2.	Former director – options to purchase 300,000 shares of common stock at $0.60 per share.

The options vested immediately and are exercisable for three years. The options issued were valued using the Black-Scholes option pricing model under the assumptions below. The value of the options totaling $1,622,778 was charged as stock compensation in fiscal 2015.

On October 16, 2015, the Company issued options under its 2004 Plan to employees to purchase 700,000 shares of its common stock at $1.00 per share.

On April 22, 2016, the Company issued options outside of its 2004 Plan, which vested immediately and are exercisable for ten years, to certain of its key employees, including its chairman/chief executive officer for services rendered to the Company during fiscal 2016 for a total of 1,100,000 shares of its common stock as follows:

1.	Chairman/chief executive officer – options to purchase 500,000 shares of the Company’s common stock at $0.60 per share.
2.	Chairman/chief executive officer – options to purchase 300,000 shares of the Company’s common stock at $1.20 per share.
3.	Chairman/chief executive officer – options to purchase 300,000 shares of the Company’s common stock at $2.00 per share.

The options issued were valued using the Black-Scholes option pricing model under the following assumptions: stock price - $1.75; strike price - $0.60; expected volatility – 91.35%; risk-free interest rate - 0.73%; dividend rate - 0%; and expected term – 1.5 years.

On April 28, 2017, the Company granted 2,500,000 options to the President of SES (the “SES President”) in connection with his employment agreement dated April 28, 2017, with exercise prices ranging from $1.00 to $2.00 per share. The employment agreement calls for additional grants of 2,500,000 options on the first and second anniversary of the SES President’s continuous service. The options issued were valued using the Black-Scholes option pricing model under the following assumptions: stock price - $1.30; strike price - $1.00 to $2.00; expected volatility - 100.05%; risk-free interest rate - 2.3%; dividend rate - 0%; and expected term – 5 to 5.75 years. Total expense related to these options was $590,661 for the year ended May 31, 2017.

Warrants

The issuance of warrants to purchase shares of the Company’s common stock including those attributed to debt issuances are summarized as follows:

		Weighted
		Average
	Shares	Exercise Price
Outstanding at May 31, 2015	3,937,986	$1.45
Granted	1,288,001	1.78
Exercised	—	—
Expired or cancelled	—	—
Outstanding at May 31, 2016	5,225,987	$1.53
Granted	6,249,886	0.90
Exercised	(831,168)	0.60
Expired or cancelled	(169,833)	3.14
Outstanding at May 31, 2017	10,474,872	$1.20

The following table summarizes information about warrants outstanding and exercisable at May 31, 2017:

	Outstanding and exercisable
		Weighted-	Weighted-
Range of		Average	Average
Exercise	Number	Remaining Life	Exercise	Number
Prices	Outstanding	in Years	Price	Exercisable

$0.60	698,830	4.13	$0.60	698,830
$1.00	5,002,889	3.84	$1.00	5,002,889
$1.20	2,934,822	2.20	1.20	2,934,822
$2.00	1,838,331	1.07	2.00	1,838,331
	10,474,872	2.91	$1.20	10,474,872

The expense attributed to the issuances of the warrants was recognized as they vested/earned. These warrants are exercisable for three to five years from the grant date.

Issuances of warrants to purchase shares of the Company’s common stock were as follows:

Fiscal Year 2016 (Year Ended May 31, 2016)

a.          As discussed in Note 8, in addition to common stock, the Company also issued warrants to purchase 833,334 shares of the Company’s common stock under the PPO.

b.          In November 2015, a warrant to purchase 250,000 shares of the Company’s common stock at $1.00 per share was issued to a vendor as a bonus payment for services rendered in connection with a software development agreement. The warrant issued was valued using the Black Scholes option pricing model under the following assumptions: stock price $1.00; strike price $1.00; expected volatility 87.54%; risk free interest rate 1.21%; dividend rate 0%; and expected term 3 years. The value of the warrant totaling $139,928 was charged as research and development.

c.           In November 2015, a warrant to purchase 33,000 shares of the Company’s common stock at $1.00 per share was issued to a consultant for services rendered under a consulting contract. The warrant issued was valued using the Black Scholes option pricing model under the following assumptions: stock price $1.00; strike price $1.00; expected volatility 87.54%; risk free interest rate 1.21%; dividend rate 0%; and expected term 3 years. The value of the warrant totaling $18,471 was charged as consulting fees. See Note 11.

d.           On April 28, 2016, the Company entered into an asset purchase agreement pursuant to which the Company purchased intangible assets in exchange for 166,667 shares of the Company’s common stock and a warrant to purchase 166,667 shares of the Company’s common stock at $2.00 per share. The warrant issued was valued using the Black Scholes option pricing model under the following assumptions: stock price $0.75; strike price $2.00; expected volatility 293%; risk free interest rate .93%; dividend rate 0%; and expected term 3 years. The value of the warrant totaling $124,000 was included in the cost of the intangible which was fully impaired as of May 31, 2016.

Fiscal Year 2017 (Year Ended May 31, 2017)

a.           On March 1, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share.

b.           On March 3, 2017, the Company issued a 10% convertible promissory note in the principal amount of $103,000 due November 3, 2017 to an accredited investor (the “Convertible Promissory Note”), along with warrants to purchase 50,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share.

c.           On March 7, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share.

d.           In April and May of 2017 the Company issued a total of 2,219,888 warrants issued in connection with the Company’s 2017 Common Stock Private Placement to accredited investors. The warrants have a three-year term and an exercise price of $1.00.

e.           On April 21, 2017, as a part of the 2017 Convertible Notes Private Placement, the Company issued 2017 Notes Offering Warrants to the Note Investors providing them with the right to purchase, in the aggregate, up to 1,279,998 shares of the Company’s common stock at an initial exercise price equal to the lesser of (i) $0.60 and (ii) 75% of the offering price of the Company’s common stock in the Company’s next publicly registered offering. The 2017 Notes Offering Warrants are exercisable on any date after the date of issuance for a term of five years. On May 16, 2017, one of these Note Investors exercised 831,168 warrants at a price of $0.60.

f.            On May 1, 2017, the Company issued 2,500,000 warrants in connection with the AIP Financing at an exercise price of $1.00 per share and a five-year term.

g.           On May 16, 2017, the Company issued 447,552 shares of its common stock to a note holder in a cashless exercise of 831,168 warrants.

NOTE 10 – LICENSE AGREEMENTS

Master Agreement – License of (“PEMS-SF”)

On July 10, 2014, the Company entered into a Master Agreement to license the Company’s Process and Event Management System (“PEMS-SF”) with Tatung Corporation (“Tatung”). The basic fee generation structure of the Master Agreement allows for (1) a one-time licensing fee for each PEMS-SF-enabled stations or subsystems installed, (2) separate fees of up to 10% of the software fees for software updates, maintenance and technical support, (3) on-going service fees based on units of products manufactured utilizing PEMS-SF; and (4) an annual service fee for cloud-based services and data storage. The Master Agreement has a year-to-year term but can be terminated by either party upon sixty (60) days’ advance written notice. Upon termination or expiration of this agreement, the Company is not required to provide any continuing or ongoing processing of data or other services that, pursuant to a sub-agreement, are discontinued upon termination, however, the customer shall retain any perpetual rights granted in a sub-agreement or schedule. The term of any sub-agreements is concomitant and co-terminus with the Master Agreement term.

Revenue recognized under the Master Agreement amounted to $14,793 and $172,600 for the years ended May 31, 2017 and 2016, respectively.

Agreement – License of Meter Collar and Bridge Programmable Logic

In October 2014, the Company entered into a year-to-year term agreement with Tatung to license its meter collar and bridge programmable logic controllers. The license is paid on a per copy (ordered) fee, and is on a perpetual, worldwide, non-exclusive, transferable basis.

Revenue recognized under the agreement amounted to $0 and $87,500 for the years ended May 31, 2017 and 2016, respectively.

In March 2015, the Company entered into a one-year agreement, with automatic one-year renewals until terminated by either party with sixty (60) days’ notice, with Tatung to provide services in the area of business development and as a representative to sell its products. Tatung will pay a monthly retainer fee for this service. Revenue recognized under this agreement was $60,000 and $395,000 for the years ended May 31, 2017 and 2016, respectively.

NOTE 11 – COMMITMENTS

Leases

Effective October 1, 2014 as amended on January 15, 2015, the Company entered a lease for its office space at a total monthly rental of $1,874. The lease expired on January 15, 2016. The Company renewed this lease until January 15, 2017 at a monthly rental of $2,034. In January 2017, the Company renewed this lease until January 15, 2018, with an option to renew for one additional year upon its expiration.

The Company’s SES subsidiary leases offices in Jericho, New York. The facility is approximately 1,850 square feet, occupied pursuant to a lease that commenced on August 1, 2015 and expires September 30, 2018. The average annual rent over the term of the lease is approximately $57,300. This amount does not include taxes for the premises.

In May 2016, SES entered into a new facilities lease with a third party with a lease term of 64 months for its corporate office. The first two months were abated and then the monthly base rent is $5,176 per month for 10 months. The base rent has gradual increases until $6,000 per month in months 61-64. Monthly rent payment also includes common area maintenance charges, taxes, parking and other charges. The Company also paid a security deposit of $7,166 which is recorded as a prepaid expense on the accompanying balance sheet.

Rent expense for all locations including occupancy costs for the years ended May 31, 2017 and 2016 was $89,208 and $80,992, respectively.

Future minimum rental commitments of non-cancelable operating leases (including the Jericho lease) are as follows:

For the twelve-month period ended May 31,	Office Rent

2018	$152,502
2019	93,832
2020	68,041
2021	70,075
2022	18,000
Thereafter	—
$402,450

Consulting Agreements

On November 15, 2015, the Company entered into a one-year consulting agreement to provide advisory services whereby the consultant received a payment of a warrant to purchase 33,000 shares of the Company’s common stock at $1.00 per share.

On February 23, 2016, the Company entered into a consulting agreement with LPF Communications under which LPF Communications is to provide certain investor relations services for a period of up to six months. The Company has agreed to pay for the services by issuing two tranches of 150,000 shares of the Company’s Common Stock each, with the second tranche becoming issuable only if the Company does not terminate the consulting agreement on or prior to June 8, 2016. Pursuant to the agreement, the Company issued 300,000 shares valued at $205,000 which was recorded in prepaid expense and amortized over the term of the agreement.

On May 15, 2016, the Company entered into a two-year consulting agreement whereby consultant is to perform certain consulting and advisory services. The Company issued 100,000 shares of common stock valued at $69,000 as compensation which was recorded as prepaid expenses and amortized over the life of the contract.

On September 15, 2016, the Company entered into two consulting agreements with two consultants, pursuant to which the Company agreed to issue 200,000 shares of common stock to each consultant in exchange for certain consulting services.

On December 13, 2016, the Company entered into a consulting agreement with a consultant, pursuant to which the Company agreed to issue 50,000 shares of common stock to each consultant in exchange for certain consulting services for twelve months.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Cash

The Company maintains principally all cash balances in two financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. The Company has not incurred any losses on these accounts.

Net Sales

Three customers accounted for 85% of net sales for the year ended May 31, 2017, as set forth below:

Customer 1	37%
Customer 2	29%
Customer 2	19%

Two customers accounted for 60% of net sales for the year ended May 31, 2016, as set forth below:

Customer 1	29%
Customer 2 (related party, see Note 13)	31%

Accounts Receivable

Two customers accounted for 91% of the accounts receivable as of May 31, 2017, as set forth below:

Customer 1	50%
Customer 2	41%

Two customers accounted for 94% of the accounts receivable as of May 31, 2016, as set forth below:

Customer 1	83%
Customer 2	11%

NOTE 13 - RELATED PARTY TRANSACTIONS

The Company performed consulting services for an entity that is controlled by a former director. Consulting services for the fiscal years ended May 31, 2017 and 2016 were $0 and $78,872, respectively.

There were no related party transactions during the year ended May 31, 2017.

NOTE 14 - BUSINESS SEGMENT INFORMATION

As of May 31, 2017, the Company had two operating segments, Arkados and SES.

The Company’s reportable segments are distinguished by types of service, customers and methods used to provide their services. The operating results of these business segments are regularly reviewed by the Company’s chief operating decision maker.

The accounting policies of each of the segments are the same as those described in the Summary of Significant Accounting Policies in Note 2. The Company evaluates performance based primarily on income (loss) from operations

Operating results for the business segments of the Company were as follows:

	Arkados	SES	Total
Fiscal-Year Ended May 31, 2017
Revenues	$79,327	$2,267,484	$2,346,811
(Loss) income from operations	$(2,930,769)	$25,230	$(2,905,539)

Fiscal Year Ended May 31, 2016
Revenues	$730,249	$1,140,781	$1,871,030
Loss from operations	$(2,171,333)	$(907,579)	$(3,078,912)

Total Assets
May 31, 2017	$657,885	$18,357,793	$19,015,678
May 31, 2016	$236,797	$347,846	$584,643

NOTE 15 – SUBSEQUENT EVENTS

On June 1, 2017, the Company entered into a consulting agreement for services which included the issuance of 160,000 shares of the Company’s common stock at a fair value of $0.70 per share.

On August 11, 2017, the Company entered into a consulting agreement for services which included the issuance of 200,000 shares of the Company’s common stock at a fair value of $0.62 per share.

On August 29, 2017, the Company entered into an Agreement and Waiver (the “Waiver”) with AIG and issued an aggregate of 150,001 shares to AIP as a monetary penalty for not filing a registration statement on Form S-1 by July 15, 2017 as set forth in the Registration Rights Agreement dated May 1, 2017 (see Note 6). Additionally, under the Waiver, the Company agreed to reduce the conversion price of the 2,500,000 warrants issued to AIG in connection with the AIG Financing from $0.80 to $0.60 per share.

On July 28, 2017, the Company issued two convertible notes payable totaling $70,000, due January 28, 2018, with an annual interest rate of 9%, convertible on or after an event of default at a conversion price equal to 60% of the lowest trading price during the 30 trading days prior to conversion. In connection with the convertible notes payable, the Company issued a total of 233,332 warrants to purchase the Company’s common stock with an exercise price of $0.60 per share and have a five year term. The notes include a total OID of $17,000 and $3,000 of deferred financing costs. The proceeds from these two notes totaled $50,000.

SOLBRIGHT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30	May 31,
	2017	2017
	(Unaudited)
ASSETS

Current Assets:
Cash	$22,300	$469,845
Accounts receivable	1,003,864	1,086,497
Costs in excess of billings	926,675	1,030,427
Prepaid expenses and other current assets	737,626	613,927
Total Current Assets	2,690,465	3,200,696

Property and equipment, net	24,238	27,309
Security deposit	30,289	20,384
Intangible assets, net	2,451,230	2,727,890
Goodwill	13,039,399	13,039,399

Total Assets	$18,235,621	$19,015,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,560,749	$2,174,543
Billings in excess of costs	691,864	480,987
Accrued income tax	63,082	63,082
Debt subject to equity being issued	456,930	456,930
Convertible debentures, net of debt discount	2,530,953	871,651
Notes payable	545,832	545,832
Total Current Liabilities	7,849,410	4,593,025

Long-term convertible debt	—	6,040,706
Long-term notes payable	2,000,000	2,000,000
Total Liabilities	9,849,410	12,633,731

Stockholders’ Equity:
Convertible preferred stock, $.0001 par value; 5,000,000 shares authorized, 4,000,000 and 0 shares issued and outstanding, respectively	400	—
Common stock, $.0001 par value; 600,000,000 shares authorized; 25,391,737 and 21,163,402 shares issued and outstanding , respectively	2,539	2,116
Additional paid-in capital	61,267,606	52,558,977
Accumulated deficit	(52,884,334)	(46,179,146)
Total Stockholders’ Equity	8,386,211	6,381,947

Total Liabilities and Stockholders’ Equity	$18,235,621	$19,015,678

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

SOLBRIGHT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	November 30, 2017	November 30, 2016	November 30, 2017	November 30, 2016

Net sales	$3,291,100	$389,676	$8,569,141	$814,163

Cost of sales	3,689,088	258,756	8,185,065	638,765

Gross Profit (Loss)	(397,988)	130,920	384,076	175,398

Operating Expenses:
Selling and general and administrative	1,550,217	593,446	3,128,073	906,387
Research and development	—	41,410	—	50,270
Total Operating Expenses	1,550,217	634,856	3,128,073	956,657

Loss From Operations	(1,948,205)	(503,936)	(2,743,997)	(781,259)

Other Income (Expense):
Interest expense	(537,075)	(11,072)	(1,147,652)	(20,723)
Gain (loss) on settlement of liability	(101,223)	17,648	(101,223)	17,648
Modification of beneficial conversion features on convertible notes	—	—	(594,583)	—
Amortization of debt discount and deferred finance costs	(310,148)	—	(2,117,733)	—
Total Other Income (Expense)	(948,446)	6,576	(3,961,191)	(3,075)

Loss Before Provision for Income Taxes	(2,896,651)	(497,360)	(6,705,188)	(784,334)

Provision for income taxes	—	(11,791)	—	(11,791)

Net Loss	$(2,896,651)	$(509,151)	$(6,705,188)	$(796,125)

Loss per Common Share - Basic and Diluted	$(0.12)	$(0.04)	$(0.30)	$(0.06)

Weighted Average Shares Outstanding - Basic and Diluted	23,663,668	13,728,834	22,509,764	13,549,046

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

SOLBRIGHT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	November 30, 2017	November 30, 2016
Cash Flows From Operating Activities:
Net loss	$(6,705,188)	$(796,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	488,120	—
Gain on settlement of liability	101,223	(17,648)
Modification of beneficial conversion features on convertible notes	594,583	—
Depreciation and amortization	279,731	527
Amortization of debt discount and deferred finance costs	2,117,733	7,692
Issuance of common stock for inducement	433,651	—
Issuance of warrants for inducement	65,973	—
Issuance of common stock for services	464,403	268,000
Changes in operating assets and liabilities:
Accounts receivable	82,633	170,479
Inventory	—	39,374
Costs in excess of billings	103,752	—
Prepaid expenses and other current assets	174,218	109,738
Accounts payable and accrued expenses	1,588,651	55,593
Billings in excess of costs	210,877	13,463
Net Cash Provided by (Used In) Operating Activities	360	(148,907)

Cash Flows From Investing Activities:
Purchases of software	—	(10,000)
Security deposit	(9,905)	—
Net Cash Used In Investing Activities	(9,905)	(10,000)

Cash Flows From Financing Activities:
Proceeds from short-term note	—	150,000
Payment of debt	(488,000)	—
Proceeds from convertible debt issuance	50,000	164,000
Net Cash Provided By (Used in) Financing Activities	(438,000)	314,000

Net Increase (Decrease) In Cash	(447,545)	155,093

Cash - Beginning of Year	469,845	56,172

Cash - End of Year	$22,300	$211,265

Supplemental Cash Flow Information:
Cash paid for:
Interest paid	$91,043	$—
Income taxes paid	$—	$—
Non Cash Investing and Financing Activities
Common stock issued for conversion of debt	$15,000	$—
Original issue discount in connection with convertible debt issued	$17,000	$18,500
Deferred finance costs in connection with convertible debt issued	$3,000	$6,000
Debt discount in connection with restricted shares issued with convertible debt	$—	$50,130
Beneficial conversion feature in connection with convertible debt issued	$46,136	$74,530
Preferred stock issued for conversion of debt	$6,000,000	$—

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

SOLBRIGHT GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Solbright Group, Inc. (the “Company”), formerly known as Arkados Group, Inc., conducts business activities principally through its two wholly-owned subsidiaries, Arkados, Inc. (“Arkados”) and Solbright Energy Solutions, LLC (“SES”), formerly known as Arkados Energy Solutions, LLC (“AES”) (collectively, the “Company”). The Company is a technology company that delivers cutting-edge solutions and services that optimize energy and operational efficiency for commercial and industrial buildings. The Company’s Internet of Things solutions leverage the power of Big Data to lower energy and maintenance costs and are bundled with its energy conservation services to deliver tangible value for our customers.

The Company underwent a significant restructuring following December 23, 2010, during which substantially all of its assets were acquired by STMicroelectronics, Inc. (sometimes referred to hereinafter as the “Asset Sale”). Settlements reached in connection with the Asset Sale and the fulfillment of obligations in connection therewith, have been substantially completed.

Following the Asset Sale, the Company shifted its focus towards the following businesses:

Arkados – Arkados is the Company’s technology research and development subsidiary and has developed the Arktic™ software platform, a scalable and interoperable cloud-based system for sensing, gathering, storing and analyzing data as well as reporting critical information and implementing command and control. On Arktic™, the Company delivers applications currently focused on measurement and verification and predictive maintenance which can be used on single machines or through an entire facility, campus or city. Its software platform and applications are implemented with hardware products, such as gateways, sensors and cameras, of its strategic partner, Tatung Company, and others.

SES - Formerly known as AES, the Company’s energy conservation services subsidiary, SES provides energy conservation services and solutions to commercial and buildings throughout the eastern United States. These services include energy consumption assessments and recommendations, as well as acting as the general contractor for light-emitting diode (“LED”) lighting retrofits, oil-to-natural gas boiler conversions and solar photovoltaic (“PV”) system installation. SES also markets and sells the technology solutions of Arkados to help building owners save money. SES sells its services directly to building owners and managers.

On May 1, 2017, the Company acquired substantially all of the assets and certain liabilities of SolBright Renewable Energy, LLC (“SolBright RE”), used in the operation of SolBright RE’s solar engineering, procurement and construction business (the “SolBright Assets”). The Company is engaging in this business through its wholly owned subsidiary formerly known as Arkados Energy Solutions, LLC, whose name it formally changed on June 23, 2017 to Solbright Energy Solutions, LLC, or SES, to better reflect its newly acquired business.

The accompanying condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements and the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the audited financial statements and explanatory notes for the year ended May 31, 2017 as disclosed in our annual report on Form 10-K for that year. The results of the three and six months ended November 30, 2017 (unaudited) are not necessarily indicative of the results to be expected for the pending full year ending May 31, 2018.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of approximately $53 million since inception, including a net loss of approximately $7 million for the six months ended November 30, 2017. Additionally, the Company still had both working capital and stockholders’ deficiencies at November 30, 2017 and negative cash flow from operations since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying audited consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s plan, through potential acquisitions and the continued promotion of its services to existing and potential customers, is to generate sufficient revenues to cover its anticipated expenses. The Company is currently exploring several options to meet its short-term cash requirements, including an equity raise or loan funding from third parties. Although no assurances can be given as to the Company’s ability to deliver on its revenue plans, or that unforeseen expenses may arise, the management of the Company believes that the revenue to be generated from operations together with potential equity and debt financing or other potential financing will provide the necessary funding for the Company to continue as a going concern.

Correction to Immaterial Misstatement to Prior Period Financial Statements

During the first quarter of fiscal 2018, the Company identified certain accounts payable recorded as of May 31, 2017 totaling $369,399 that had previously been recorded prior to the acquisition of Solbright RE on May 1, 2017. As a result, accounts payable and cost of sales were overstated, and net income and retained earnings were understated by $369,399 as of and for the year ended May 31, 2017.

Based on an analysis of Accounting Standards Codification (“ASC”) 250 - “Accounting Changes and Error Corrections” (“ASC 250”), Staff Accounting Bulletin 99 - “Materiality” (“SAB 99”) and Staff Accounting Bulletin 108 - Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), the Company determined that these errors were immaterial to the previously-issued financial statements; however, a cumulative correction of these errors would have had a material impact on the financial results for the three months ended August 31, 2017. The Company analyzed and considered all relevant quantitative and qualitative factors and determined that the prior fiscal year financial statements should be corrected, even though such revision previously was and continues to be immaterial to the prior year financial statements. Management also determined that such correction to prior fiscal year financial statements for immaterial misstatements would not require previously filed reports to be amended and that such correction may be made the next time the Company files the prior year financial statements.

Accordingly, we revised our presentation of accounts payable and retained earnings in the consolidated financial statements for the three months ended August 31, 2017 to reflect such corrections as if they had been recorded in the appropriate fiscal period as of May 31, 2017. Specifically, the adjustment was reflected and corrected in the first quarter financial statements for the period ended August 31, 2017, by reducing accounts payable and increasing retained earnings by $369,399 on the comparative balance sheet for the period ended May 31, 2017.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, which include SES and Arkados. Intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Arkados

The Company enters into arrangements with end users for items which may include software license fees, services, maintenance and royalties or various combinations thereof. For each arrangement, revenues will be recognized when evidence of an agreement has been documented, the fees are fixed or determinable, collection of fees is probable, delivery of the product has occurred and no other significant obligations remain.

Revenues from software licensing are recognized in accordance with Accounting Standards Codification (“ASC”) 985-605, “Software Revenue Recognition.” Accordingly, revenue from software licensing is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

License revenues are recognized at the time of delivery of the software and all other revenue recognition criteria discussed above have been met. Deferred revenue represents license revenues billed but not yet earned. Sales of products are recognized when the products are shipped and the customer takes risk of ownership and assumes the risk of loss. Royalty income is recognized as it is earned and recorded when reported by the customer.

SES

Sales of products are recognized when the products are shipped and the customer takes risk of ownership and assumes the risk of loss. Service revenue is recognized when the service is completed. Deferred revenue represents revenues billed but not yet earned.

Change in Estimates

During the three months ended November 30, 2017, the Company adjusted its estimates for costs to complete certain projects, resulting in an adjustment to costs in excess of billing, billings in excess of costs, and a corresponding increase in cost of sales of approximately $900,000 during the three months ended November 30, 2017. This resulted in a negative gross margin for the quarter ended November 30, 2017.

Cash and Cash Equivalents

The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at both November 30, 2017 and May 31, 2017.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principal balances net of allowances for uncollectible accounts. The Company provides for allowances for uncollectible receivables based on management’s estimate of uncollectible amounts considering age, collection history, and any other factors considered appropriate. The Company writes off accounts receivable against the allowance for doubtful accounts when a balance is determined to be uncollectible. At November 30, 2017 and May 31, 2017, the Company determined that an allowance for doubtful accounts was not needed.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivables, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value. As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●            Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

●            Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

●            Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Earnings (Loss) Per Share (“EPS”)

Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive even though the exercise price could be less than the average market price of the common shares:

	Three and Six Months Ended
	November 30,
	2017	2016

Series A Preferred Stock	4,000,000	—
Convertible notes	5,584,014	265,401
Stock options	7,437,500	5,112,500
Warrants	7,757,042	5,078,153
Potentially dilutive securities	24,778,556	10,456,054

Stock Based Compensation

In computing the impact, the fair value of each option and/or warrant is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk-free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

During the three and six months ended November 30, 2017, 550,000 and 910,000 shares, respectively, of the Company’s common stock were issued for consulting services amounting to $526,000 and $762,320, respectively, in stock based compensation, of which $297,917 is included in prepaid expenses as of November 30, 2017. During the three and six months ended November 30, 2016, 400,000 shares of the Company’s common stock were issued for consulting services amounting to $268,000 in stock based compensation.

Stock based compensation expense related to stock options for the three and six months ended November 30, 2017 was $244,060 and $488,120, respectively, and is included in selling, general and administrative expense. Stock based compensation related to stock options was $0 for the three and six months ended November 30, 2016.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the allowance for doubtful accounts, the useful life of plant and equipment and intangible assets, deferred tax asset and valuation allowance, and assumptions used in Black-Scholes-Merton, or BSM, valuation methods, such as expected volatility, risk-free interest rate, and expected dividend rate.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the related assets. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, related costs and related accumulated depreciation are removed from the accounts.

Research and Development

All research and development costs are expensed as incurred.

Foreign Currency Transactions

The Company accounts for foreign currency translation pursuant to ASC 830. The functional currency of the Company is the United States dollar. Under ASC 830, all assets and liabilities denominated in foreign currencies are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in foreign currencies are reflected in the statement of operations as gain (loss) on foreign currency transactions.

Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the related loan.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with accounting standards for “Accounting for Derivative Instruments and Hedging Activities.”

Accounting standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Original Issue Discount (“OID”) under each of these arrangements is amortized over the term of the related debt to its earliest date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Reclassifications

Certain reclassifications have been made to conform the prior period data to the current presentations.

Recent Accounting Pronouncements

On May 10, 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-09 “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance.

In January 2017, FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the impact of adopting this guidance.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) Restricted Cash”. The new guidance requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will be required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies will also need to disclose information about the nature of the restrictions. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting this guidance.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments”. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for the Company beginning in the first quarter of fiscal 2019. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company is currently evaluating the impact of adopting this guidance.

In April 2016, the FASB issued ASU 2016 – 10 “Revenue from Contract with Customers: identifying Performance Obligations and Licensing”. The amendments in this Update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgement necessary to comply with Topic 606. This guidance has no effective date as yet. The Company is currently evaluating the impact of adopting this guidance.

In March 2016, the FASB issued authoritative guidance regarding the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is to be applied for annual periods beginning after December 15, 2016 and interim periods within those annual periods, and early adoption is permitted. The guidance requires companies to apply the requirements retrospectively, modified retrospectively, or prospectively depending on the amendment(s) applied. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This guidance will be effective for public entities for fiscal years beginning after December 15, 2018 including the interim periods within those fiscal years. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. Lessor accounting remains substantially unchanged with the exception that no leases entered into after the effective date will be classified as leveraged leases. For sale leaseback transactions, the sale will only be recognized if the criteria in the new revenue recognition standard are met. The Company is currently evaluating the impact of adopting this guidance.

In January 2016, the FASB issued ASU 2016-01, which amends the guidance relating to the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In August 2015, the FASB issued ASU 2015-14, “Revenue From Contracts With Customers (Topic 606)”. The amendments in this ASU defer the effective date of ASU 2014-09 “Revenue From Contracts With Customers (Topic 606)”. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is still evaluating the impact of adopting this guidance.

All newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 - ACQUISITIONS, GOODWILL AND INTANGIBLE ASSETS

Acquisition of SolBright Renewable Energy, LLC

On May 1, 2017, the Company completed an acquisition (the “Asset Purchase”) pursuant to an Asset Purchase Agreement dated May 1, 2017 (the “Asset Purchase Agreement”) with SolBright Renewable Energy, LLC (“SolBright”), pursuant to which the Company acquired substantially all of the assets, and certain specified liabilities, of SolBright used in the operation of SolBright’s solar engineering, procurement and construction business (the “SolBright Assets”, the transaction shall collectively be referred to herein as the “Acquisition”).

In consideration for the purchase of the SolBright Assets, the Company delivered to SolBright (i) $3,000,000 in cash (the “Cash Payment”), (ii) a Senior Secured Promissory Note in the principal amount of $2,000,000 (the “Secured Promissory Note”), described below, (iii) a Convertible Promissory Note in the principal amount of $6,000,000 (“Preferred Stock Note”), described below, and (iv) the Common Stock Consideration, described below.

The Secured Promissory Note matures on May 1, 2020 barring any events of default, and that maturity date shall accelerate and the Secured Promissory Note along with accrued but unpaid interest shall be paid in full on the closing of an equity financing in which the Company issues equity securities which yield gross cash proceeds to the Company of at least $10,000,000 (excluding redeemable or convertible notes) or results in a change of control of the Company. The Company shall make prepayments of principal on a quarterly basis pursuant to the terms of the Secured Promissory Note if such funds are available. The Secured Promissory Note bears interest at 15% per annum, payable on a quarterly basis with the first payment due on May 31, 2017. The Secured Promissory Note is secured with a second priority lien on the Company’s accounts receivable relating to the solar engineering, procurement and construction business of SolBright acquired by it pursuant to the Asset Purchase Agreement, with such lien being junior only to the first priority security position granted pursuant to the AIP Note Purchase Agreement and the Security Agreement, both dated May 1, 2017.

The Preferred Stock Note matures on July 31, 2018 barring any demands following an event of default, provided that the Company shall make prepayments of principal on a quarterly basis pursuant to the terms of the Preferred Stock Note if such funds are available. The Preferred Stock Note bears interest at 4% per annum, provided that upon and during an event of default it shall bear interest at 12% per annum. Interest is payable quarterly in arrears commencing on May 1, 2017 and on the first business day of each August, November, February and May thereafter. The Preferred Stock Note will automatically convert, on the date that the Company’s Certificate of Designation for the Company’s 4% Series A Convertible Preferred Stock is filed with the Secretary of State of the State of Delaware and becomes effective, into a number of shares of the Company’s Series A 4% Convertible Preferred Stock, par value $0.0001 per share, equal to the outstanding principal and interest on the Preferred Stock Note divided by $1.50 per share, as adjusted for any stock splits, stock dividends, recapitalizations, combinations and the like that may occur prior to such conversion. The Company agreed in the Asset Purchase Agreement to take the actions required for the automatic conversion of the Preferred Stock Note promptly following the closing of the Asset Purchase. The Preferred Stock Note was converted in full for 4,000,000 shares of Series A Preferred stock effective September 28, 2017.

In connection with the Asset Purchase Agreement, and in addition to the consideration represented by the Cash Payment, the Secured Promissory Note and the Preferred Stock Note, the Company issued to SolBright 4,000,000 shares of the Company’s common stock at a fair value of $1.28 per share (the “Common Stock Consideration”). The Common Stock Consideration is subject to anti-dilution protection if, within 120 days of the closing of the Asset Purchase, the Company sells shares of its common stock at a price per share that is less than one dollar per share, in which case it shall issue additional shares of common stock to SolBright so that the total number of shares the Company has issued to SolBright equals $4,000,000 divided by such lower price per share.

The Company’s non-exclusive placement agent for the AIP Financing and the 2017 Convertible Notes Private Placement and earned a fee equal to 8% of the aggregate gross cash proceeds from each of these transactions.

The purchase price for the SolBright Renewable Energy, LLC acquisition was allocated as follows:

Costs in excess of billing	$1,001,083
Other current assets	33,175
Property and equipment	21,101
Intangible assets	2,764,000
Goodwill	13,039,399
Total assets acquired	$16,858,758

Accounts payable and accrued liabilities	635,832
Billings in excess of WIP	102,926
Total liabilities assumed	738,758
Net assets acquired	$16,120,000

The purchase price consists of the following:
Cash	3,000,000
Convertible note	6,000,000
Senior Secured Promissory Note	2,000,000
Common stock	5,120,000
Total purchase price	$16,120,000

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented.

The following unaudited pro forma consolidated results of operations have been prepared, as if the Asset Purchase had occurred as of June 1, 2016 and 2015:

	For the Years May 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenues	$8,748,262	$13,988,356
Net loss from continuing operations	$(3,320,081)	$(4,461,701)
Weighted average number of common shares – Basic and diluted	14,370,519	12,126,367
Net loss per share from continuing operations	$(0.23)	$(0.37)

NOTE 4 - ASSET SALE AND DEBT SUBJECT TO EQUITY BEING ISSUED

In December 2010, the Company entered into an agreement to sell substantially all of the assets (the “Asset Sale”) to STMicroelectronics, Inc. (“ST US”), a subsidiary of STMicroelectronics N.V. (“ST”). The Asset Sale was predicated on the Company settling its secured debt and a significant part of its unsecured debt and closed in June 2011.The Company is negotiating with its remaining unsecured debt holders to compromise, extend the due date or convert outstanding debt into equity. Debt holders who have agreed to settle through receipt of the Company’s equity are labeled as “Debt Subject to Equity Being Issued” on the balance sheet. Except as set forth above, there is no binding commitment on anyone’s part to complete the transactions.

Debt Subject to Equity Being Issued

As a direct result of the Sale of the License and IP Agreements to ST US and the mandate to obtain debt releases, the Company has been able to reach settlements with its secured creditors and employees, with cash payments to the secured creditors made as of the December 2010 and June 2011 closings. Nothing further is owed to the Company’s secured creditors. There remains, however, approximately $179,000 of payments due the former employees as of November 30, 2017 and May 31, 2017.

As of November 30, 2017 and May 31, 2017, there remained $456,930 of debts that have been settled with debt holders who have agreed to accept equity for their remaining debt.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of November 30, 2017 and May 31, 2017, accounts payable and accrued expenses consist of the following amounts:

	November 30,	May 31,
	2017	2017
Accounts payable	$3,057,751	$1,777,117	*
Accrued interest payable	368,847	236,351
Accrued payroll	4,427	15,129
Accrued other	129,724	145,946
	$3,560,749	$2,174,543

* Adjusted to reflect correction to immaterial misstatement to prior fiscal year financial statements (See Note 2).

NOTE 6 – NOTE PAYABLE

Notes Payable

Notes payable transactions include the following:

Transactions for the Year ended May 31, 2016

In January 2016, the Company executed a promissory note for a loan in the principal amount of $60,000. The promissory note bears interest at 6% per year, compounded quarterly, and matures on January 15, 2017 (the “January Note”). The proceeds from the January Note were used to partially repay two convertible notes as discussed below. In January 2017, the Company and holder amended this promissory note to extend the maturity date to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note further to extend the maturity date to June 15, 2017. Effective June 15, 2017 this promissory note was further extended to December 31, 2017. In connection with this extension, the Company issued the noteholder warrants to purchase 100,000 shares of the Company’s stock, resulting in a charge to interest expense of $23,990. The warrants have an exercise price of $1.00 and a three-year term.

On January 8, 2016, the Company entered into an Exchange Agreement with the noteholders of two 6% convertible notes in the aggregate principle amount of $130,000 (collectively the “Convertible Notes”) that were in default. On January 15, 2016, the Company applied the proceeds of the 2016 Notes together with the issuance of 50,000 shares of the Company’s common stock, to the payment of the Convertible Notes. In exchange for the payment and the shares, the holders of the Convertible Notes surrendered their notes, and the Company issued a new 6% Convertible Note to them in the original principal amount of $40,000 (“Reissued Note”). The holders further agreed that their extension of the maturity of the Convertible Notes had been effective from October 31, 2015 until January 15, 2016. The Reissued Note bears interest at the rate of 6% per year, compounded quarterly, and matured on December 31, 2016. In January 2017, the Company and holder agreed to extend the maturity date of the Reissued Note to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note further to extend the maturity date to May 15, 2017. The Reissued Note was in default as of May 31, 2017. At any time during the term of the Reissued Note, the holders have the right to convert any unpaid portion of the Reissued Note and accrued interest into shares of common stock at an original conversion price of $1.20 per share. The Company has evaluated the conversion terms and determined that a beneficial conversion feature is not applicable for this exchange transaction. As of May 31, 2017 the balance of the convertible loan amounted to $ 40,000. This note was paid in full through repayments made in June 2017 and August 2017.

On March 31, 2016 and May 6, 2016, the Company executed promissory notes for loans, each in the amount of $10,000 (collectively with the January Note, the “2016 Notes”). The promissory notes bear interest at 6% per year, compounded quarterly. Both notes matured on June 30, 2016. The proceeds from the promissory notes were used to partially repay the Convertible Notes as discussed above. The holders further agreed that their extension of the maturity of the outstanding promissory notes had been effective from June 30, 2016 until January 15, 2017. In January 2017, the Company executed an amendment to the promissory notes to extend the maturity date to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note further to extend the maturity date to May 15, 2017. Effective August 29, 2017, the Company and holder amended this promissory note further to extend the maturity date to December 31, 2017. In connection with this extension, the Company issued the noteholder warrants to purchase 50,000 shares of the Company’s stock, resulting in a charge to interest expense of $11,995. The warrants have an exercise price of $1.00 and a three-year term. As of November 30, 2017, the balance of these loans amounted to $ 20,000.

Transactions for the Year Ended May 31, 2017

In August 2016, the Company issued a promissory note in the amount of $150,000 with a maturity date in January 15, 2017. The loan bears interest at 10% per annum compounded quarterly. In January 2017, the Company and holder amended this promissory note to extend the maturity date to March 31, 2017. Effective March 31, 2017, the Company and holder amended this promissory note to extend the maturity date to May 15, 2017, and subsequently amended this promissory note to extend the maturity date to December 31, 2017. In connection with this extension, the Company issued the noteholder warrants to purchase 100,000 shares of the Company’s stock, resulting in a charge to interest expense of $23,990. The warrants have an exercise price of $1.00 and a three-year term. Additionally, the interest rate was modified to 6% per annum, compounded quarterly. As of November 30, 2017 the balance of the promissory loan amounted to $150,000.

On October 28, 2016, the Company issued a convertible promissory note for an aggregate principal amount of $38,500 (which includes an Original Issue Discount (“OID”) of $3,500) with a maturity date of January 30, 2017. The debenture is convertible only upon default after January 30, 2017 at a conversion price of 65% of the average of the three lowest traded prices occurring during the 25 consecutive trading days immediately preceding the applicable conversion date. As additional consideration, the Company issued 20,000 shares of common stock upon execution of this agreement. Accordingly, the Company recorded debt discount of $11,793 related to the restricted shares issued, and an original issue discount of $3,500. The debt discount and OID is amortized on a straight-line basis over the term of the loan and amounted to $15,293 as of May 31, 2017. On January 27, 2017, the Company and holder amended this promissory note to extend maturity date to March 31, 2017. On March 31, 2017, the Company and holder amended this promissory note to extend the maturity date to April 21, 2017 and the conversion rate to $0.60. As a result, the Company recorded a debt discount of $26,707 which was fully amortized upon settlement. This note was settled in full on April 27, 2017 for $35,000 and 30,000 shares of the Company’s common stock.

On January 27, 2017, the Company issued a convertible promissory note for an aggregate principal amount of $38,500 (which includes an OID of $3,500) with a maturity date of March 31, 2017. The debenture is convertible only upon default after March 31, 2017 at a conversion price of 65% of the average of the three lowest traded prices occurring during the 25 consecutive trading days immediately preceding the applicable conversion date. As additional consideration, the Company issued 20,000 shares of common stock upon execution of this agreement. Accordingly, the Company recorded debt discount of $14,398 related to the restricted shares issued, and an original issue discount of $3,500. The debt discount and OID is amortized on a straight-line basis over the term of the loan and amounted to $17,898 as of May 31, 2017. On March 31, 2017, the Company and holder amended this promissory note to extend the maturity date to April 21, 2017 and the conversion rate to $0.60. As a result, the Company recorded a debt discount of $24,101 which was fully amortized upon settlement. This note was settled in full on April 27, 2017 for $35,000 and 20,000 shares of the Company’s common stock.

On February 1, 2017, the Company issued a convertible promissory note for an aggregate principal amount of $125,000 (which includes an OID of $12,000) with a maturity date of October 1, 2017. The debenture is convertible only upon default after October 1, 2017 at a conversion price of 60% of the of the lowest traded price occurring during the 20 consecutive trading days immediately preceding the applicable conversion date. Accordingly, the Company recorded a debt discount of $121,886 related to the beneficial conversion feature, and OID. The debt discount and OID is amortized on a straight-line basis over the term of the loan and amounted to $59,935 as of May 31, 2017. Net discount and net loan balance amounted to $61,950 and $63,050 respectively, as of May 31, 2017 and is recorded in convertible debentures. On July 28, 2017, this note was settled in full with a payment of $174,914, which included an early redemption fee of $49,914, which is included in interest expense for the six months ended November 30, 2017.

Long-Term Convertible Debenture

On November 11, 2016, the Company entered into a Securities Purchase Agreement whereas, the buyer wishes to purchase from the Company securities consisting of the Company’s convertible debentures due three years from issuance for an aggregate principal amount of up to $500,000 (which includes an aggregate purchase price of $450,000 and 10% OID of $50,000) (the “Debentures”). The Debentures are to be issued in three tranches. On November 11, 2016, the Company issued the first of the three Debentures amounting to $150,000 of principal, consisting of $135,000 in proceeds and $15,000 OID. The debenture is convertible at a conversion price of $0.65 up to 150 days after the issuance date and if no event of default. If an Event of Default, as such term is defined in the Debentures, has occurred, or 150 days after the Issuance Date, as such term is defined in the Debentures, the conversion price is the lesser of (a) $0.65 or (b) sixty five percent (65%) of the lowest closing bid price of the common stock for the twenty (20) trading days immediately preceding the date of the date of conversion of the Debentures. Accounting for derivatives will be evaluated after 180 days of issuance or upon default, if applicable where at that point the conversion price becomes variable. As additional consideration, the Company issued 50,000 shares of common stock upon execution of this agreement. In relation to this transaction the Company also incurred deferred financed costs totaling $6,000 for legal fees and commitment fees. Accordingly, the Company recorded debt discount of $38,337 related to the restricted shares issued, a debt discount of $74,530 related to the beneficial conversion feature, an OID of $15,000 and deferred finance cost of $6,000. As of May 31, 2017, total straight-line amortization for these transactions amounted to $24,573 which resulted in a net discount of $109,294 and a net loan balance of $40,706 classified as long-term convertible debt. On June 19, 2017, this note was settled in full with a payment of $195,000, which included an early redemption fee of $45,000, which is included in interest expense for the six months ended November 30, 2017.

On March 1, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share. Accordingly, the Company recorded debt discount of $40,120 related to the warrants issued which was fully amortized as of May 31, 2017. Effective March 31, 2017, the Company and the accredited investor entered into an amendment to 10% promissory note, pursuant to which the parties agreed to extend the maturity date of the promissory note to May 15, 2017. Effective August 29, 2017, the Company and holder amended this promissory note further to extend the maturity date to December 31, 2017. In connection with this extension, the Company issued the noteholder warrants to purchase 25,000 shares of the Company’s stock, resulting in a charge to interest expense of $5,998. The warrants have an exercise price of $1.00 and a three-year term. The net loan balance of $100,000 is classified in short-term notes payable as of November 30, 2017.

On March 3, 2017, the Company issued a 10% convertible promissory note in the principal amount of $103,000 due November 3, 2017 to an accredited investor (the “Convertible Promissory Note”), along with warrants to purchase 50,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share. The Convertible Promissory Note may be converted pursuant to the provisions of the Convertible Promissory Note upon a Prepayment Default or an Event of Default, as such terms are defined in the Convertible Promissory Note, at a 40% discount to the lowest trading price during the previous (20) trading days to the date of a Conversion Notice, as such term is defined in the Convertible Promissory Note. Accordingly, the Company recorded debt discount of $89,337 related to the warrants and a $3,000 related to the deferred financing costs. As of May 31, 2017, total straight-line amortization for these transactions amounted to $33,543, resulting in a net discount of $58,794 and a net loan balance of $44,206 classified as short-term convertible debentures, net of debt discount. On August 30, 2017, this note was settled in full with a payment of $144,129, which included an early redemption fee of $41,129, which is included in interest expense for the six months ended November 30, 2017.

On March 7, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share. Accordingly, the Company recorded debt discount of $40,120 related to the warrants issued which was fully amortized as of May 31, 2017. On April 20, 2017, the Company and the accredited investor entered into an amendment to 10% promissory note, pursuant to which the parties agreed to extend the maturity date of the promissory note to April 21, 2017. The note was converted in full to 169,886 shares of common stock on May 31, 2017. This note was settled in full effective March 31st for 169,886 shares of common stock and 169,886 warrants to purchase common stock at $1.00 per share.

AIP Financing

On May 1, 2017, the Company completed a financing transaction with AIP Asset Management Inc. (the “Security Agent”), AIP Global Macro Fund, LP (“AGMF”), AIP Global Macro Class (“AGMC”) and AIP Canadian Enhance Income Class (“ACEIC” and together with AGMF and AGMC, collectively, “AIP”), pursuant to which we raised capital by issuing 10% Secured Convertible Promissory Notes (the “10% Secured Convertible Notes”) in the aggregate principal amount of $2,500,000 to AIP and AIP Private Capital Inc. (collectively, the “Holders”) in accordance with the terms of the AIP Note Purchase Agreement dated May 1, 2017 (the “AIP Note Purchase Agreement”) with AIP (the “AIP Financing”). In connection with the issuance of the 10% Secured Convertible Notes, the Company and its subsidiaries entered into a Security Agreement dated May 10, 2017 (the “Security Agreement”) with the Security Agent, pursuant to which the Company granted the Security Agent a security interest in substantially all the Company’s assets the those of the Company’s subsidiaries. In addition, pursuant to the AIP Note Purchase Agreement, the Company issued warrants (the “AIP Warrants”) to the Holders to purchase 2,500,000 shares of the Company’s common stock, subject to adjustment for certain events, such as stock splits and stock dividends, at an exercise price of $1.00 per share, and which have five-year terms.

The principal amount of the 10% Secured Convertible Notes exceeds the cash consideration paid by the Holders for such notes, with such excess representing a 15% original issue discount. The 10% Secured Convertible Notes mature on May 1, 2018 unless earlier converted pursuant to the terms of the AIP Note Purchase Agreement. The 10% Secured Convertible Notes bear interest at 10% per annum, provided that during an Event of Default (as defined in the AIP Note Purchase Agreement) it shall bear interest at 20% per annum, payable on a monthly basis. The 10% Secured Convertible Notes are secured with a first priority lien as set forth in the Security Agreement. The outstanding principal and interest under the 10% Secured Convertible Notes is convertible at the option of the Holder of each of the 10% Secured Convertible Notes into shares of the Company’s common stock at $0.80 per share, or $0.60 if the Company has not raised $500,000 in the 90 days following the closing (which it has done), or, upon an uncured Event of Default (as defined in the AIP Note Purchase Agreement), the lesser of the closing bid of the Company’s common stock on the day notice of conversion is given or 75 percent of the price of Shares in any registered offering.

In connection with the AIP Financing, the Company and the Holders entered into a Registration Rights Agreement under which the Company required, in no event later than 75 calendar days after the closing of the AIP Financing, to file a registration statement with the SEC covering the resale of the shares of the Company’s common stock issuable on conversion of the 10% Secured Convertible Notes and exercise of the AIP Warrants and to use reasonable best efforts to have the registration declared effective as soon as practicable, but in no event later than 120 days after the closing of the AIP Financing. The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale (subject to certain allowable grace periods) of the Registrable Securities, as such term is defined in the Registration Rights Agreement. On August 29, 2017, the Company entered into an Agreement and Waiver (the “Waiver”) with AIP and issued an aggregate of 150,001 shares to AIP as a monetary penalty for not filing a registration statement on Form S-1 by July 15, 2017 as set forth in the Registration Rights Agreement dated May 1, 2017 (see Note 6). Additionally, under the Waiver, the Company agreed to reduce the conversion price of the 2,500,000 warrants issued to AIP in connection with the AIP Financing from $0.80 to $0.60 per share. This modification in connection with the amendment of this beneficial conversion feature resulted in a charge to other expense of $594,583 for the six months ended November 30, 2017.

In relation to this transaction, the Company recorded debt discount of $1,250,000 related to the warrants issued, a debt discount of $250,000 related to the beneficial conversion feature, an OID of $375,000 and deferred finance cost of $175,833. As of May 31, 2017, total straight-line amortization for these transactions amounted to $168,562 which resulted in a net discount of $1,882,274 and a net loan balance of $617,727. As of November 30, 2017, total straight-line amortization for these transactions amounted to $1,028,227 for the six months then ended, which resulted in a net discount of $854,047 and a net loan balance of $1,645,954 classified as convertible debentures, net of debt discount.

9% Convertible Notes

On April 21, 2017, the Company closed a private placement (the “2017 Convertible Notes Private Placement”) of $899,999 principal amount of its 9% Convertible Promissory Notes (the “9% Convertible Notes”) and common stock purchase warrants (the “2017 Notes Offering Warrants”) issued to L2 Capital LLC (“L2”) and SBI Investments LLC 2014-1 (“SBI” and together with L2, the “Note Investors”). The 9% Convertible Notes and the 2017 Notes Offering Warrants were issued pursuant to Note Purchase Agreements (the “Note Purchase Agreements”), dated April 21, 2017, to each of the Note Investors, in substantially the same form.

The 9% Convertible Notes mature on October 21, 2017 unless earlier converted pursuant to the terms of the Note Purchase Agreements. The 9% Convertible Notes bear interest at 9% per annum. The outstanding principal and interest under the 9% Convertible Notes, solely upon an Event of Default (as defined in the 9% Convertible Notes) that is not cured within five business days, are convertible at the option of each of the Note Investors into shares of the Company’s common stock at an exercise price equal to 60% of the lowest traded price of the common stock on the OTC Pink Marketplace during the 30 trading days prior to the conversion date (the “Market Price”).

As a part of the 2017 Convertible Notes Private Placement, the Company issued 2017 Notes Offering Warrants to the Note Investors providing them with the right to purchase, in the aggregate, up to 1,279,998 shares of the Company’s common stock at an initial exercise price equal to the lesser of (i) $0.60 and (ii) 75% of the offering price of the Company’s common stock in the Company’s next publicly registered offering, subject to adjustment for certain events such as stock splits and stock dividends. Subject to certain limitations, the 2017 Notes Offering Warrants are exercisable on any date after the date of issuance for a term of five years. As of the date of this filing, these warrants have been exercised. On May 16, 2017, L2 exercised their 831,168 warrants in a cashless exercise for 447,552 shares of the Company’s common stock at $0.60 per share.

In relation to this transaction, the Company recorded debt discount of $560,343 related to the warrants issued, a debt discount of $339,656 related to the beneficial conversion feature, an OID of $107,999 and deferred finance cost of $12,000. As of May 31, 2017, total straight-line amortization for these transactions amounted to $226,666 which resulted in a net discount of $793,332 and a net loan balance of $106,667. On October 24, 2017, SBI converted $15,000 of their note into 60,606 shares of the Company’s common stock at a price of $0.2475 per share. As of November 30, 2017, total straight-line amortization for these transactions amounted to $793,331 for the six months then ended, which resulted in a net discount of $0 and a net loan balance of $884,999 classified as convertible debentures, net of debt discount.

On November 10, 2017, the Company entered into an amendment with each of the Note Investors, extending the maturity dates of the Notes as follows: if the Company issues 100,000 shares to each of the Note Investors on or before November 13, 2017, the maturity date is extended to November 21, 2017; if the Company issues to each of the Note Investors 100,000 shares on or before November 22, 2017, the maturity date shall be extended to December 21, 2017; if the Company issues 100,000 shares to each of the Note Investors on or before December 22, 2017, the maturity date is extended to January 21, 2018; and if the Company issues to each of the Note Investors 100,000 shares on or before January 21, 2018, the maturity date shall be extended to February 21, 2018. The amendment does not change the terms of the 9% Notes other than with respect to the maturity date; accordingly, said notes are not convertible unless there is an Event of Default (as defined in the 9% Notes).

SolBright Notes

As part of the consideration for the purchase of the SolBright Assets, the Company delivered to SolBright a Senior Secured Promissory Note in the principal amount of $2,000,000 and a Convertible Promissory Note (the “Preferred Stock Note”) in the principal amount of $6,000,000 and are classified as long-term convertible notes payable and long-term convertible debt as of May 31, 2017 (See Note 3). The Preferred Stock Note was converted in full for 4,000,000 shares of Series A Preferred stock effective September 28, 2017.

Transactions for the Six Months Ended November 30, 2017

On July 28, 2017, the Company issued two convertible notes payable totaling $70,000, due January 28, 2018, with an annual interest rate of 9%, convertible on or after an event of default at a conversion price equal to 60% of the lowest trading price during the 30 trading days prior to conversion. In connection with the convertible notes payable, the Company issued a total of 233,332 warrants to purchase the Company’s common stock with an exercise price of $0.60 per share and have a five-year term. The notes include a total OID of $17,000 and $3,000 of deferred financing costs and were classified as convertible debentures, net of debt discount. The proceeds from these two notes totaled $50,000. As a result, the Company recognized a total debt discount of $66,136, which was fully amortized on October 10, 2017 when these notes were repaid in full.

NOTE 7 - STOCKHOLDERS’ EQUITY

Preferred Stock

On April 28, 2017, the Company’s Board of Directors adopted resolutions authorizing an amendment (the “Amendment”) to the Company’s amended certificate of incorporation to authorize the Board of Directors, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), series of Preferred Stock and, with respect to each such series, to fix the number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as the Board of Directors shall determine, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights (the “Board Authorization”). The certificate of incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, 4,000,000 of which are issued and outstanding as of November 30, 2017.

Upon effectiveness of the Amendment, the Board of Directors will have the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of Delaware. The issuance of Preferred Stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on the capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock, or delaying or preventing a change in control of the Company.

Series A Convertible Preferred Stock

The issuance by the Company of 4,000,000 shares of the Series A Stock described below to SolBright Renewable Energy, LLC (“SolBright”) were issued pursuant to the terms of the Convertible Promissory Note dated May 1, 2017 (the “Note”). The Note, and the securities upon which the Note was convertible, was issued in connection with the Asset Purchase Agreement dated May 1, 2017 with SolBright (see Note 3).

On September 28, 2017, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) designating 5,000,000 shares of the Company’s authorized preferred stock as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Stock”). Effective thereon, the Company issued to SolBright 4,000,000 shares of Series A Stock in consideration for the cancellation of the full amount of indebtedness represented by the $6,000,000 Note.

The Series A Stock ranks senior to the common stock and any other class of shares which are not expressly senior to or on parity with the Series A Stock. A summary of the material provisions of the Certificate of Designation governing the Series A Stock is as follows:

Dividends

Cash dividends accrue on each share of Series A Stock, at the rate of 4% per annum of the Stated Value, and are payable quarterly in arrears in cash on the first day of March, June, September and December each year, commencing June 1, 2017. Dividends accrue whether or not they are declared and whether or not the Company has funds legally available to make the cash payment. Accrued dividends totaled approximately $40,000 as of November 30, 2017.

Conversion

Each share of Series A Stock is convertible at any time at the option of the holder into one share of common stock of the Company (the conversion rate is determined by dividing $1.50, the stated value of a share of Series A Stock (the “Stated Value”), by $1.50), subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar transactions. If the Company makes any dividend or distribution, including a dividend, spin off or similar arrangement, the holder of the Series A Stock participates in such distribution as if the holder had converted the Series A Stock.

Liquidation Preference

The Series A Stock has a liquidation preference of the Stated Value ($1.50 per share). No distribution shall be made to holders of shares of capital stock ranking junior to the Series A Stock upon liquidation, dissolution or winding-up of the Company, unless the holders of shares of Series A Stock have received an amount per share equal to $1.50 plus any accrued and unpaid dividends.

Voting

A holder of Series A Stock shall not be entitled to voting rights. However, any amendment to the Certificate of Designation which changes the rights given to the Series A Stock, including establishing any stock which ranks on parity with the Series A Stock, requires the consent of the holders of at a majority of the shares of Series A Stock then outstanding.

Redemption

The Company has the right, upon notice to the holders of the Series A Stock no later than 30 days after the end of each quarter, to redeem all or any part of the outstanding Series A Stock. The Company can redeem the shares if it has the funds available to pay the aggregate of the Stated Value per share plus any accrued but unpaid dividends for all shares being redeemed.

Common Stock

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Holders of Common Stock do not have preemptive rights to purchase shares in any future issuance of Common Stock. Upon the Company’s liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the Company’s assets will be divided pro-rata on a share-for-share basis among the holders of Common Stock.

Increase in Authorized Shares

A majority of the Company’s stockholders authorized, at the recommendation of the Company’s Board of Directors, an increase the number of shares of common stock from 100,000,000 to 600,000,000. The increase became effective on March 17, 2014.

Reverse Stock Split

Effective March 18, 2015, the Company implemented a reverse stock split of its outstanding common stock at a ratio of 1-for-30 shares. In connection with the reverse stock split, the Company’s Certificate of Incorporation was amended such that the Company’s issued and outstanding common stock was proportionally reduced. The number of authorized shares and the par value of the Company’s common stock and preferred stock were not affected by the reverse stock split. Stockholders will not receive fractional shares but instead will receive cash in an amount equal to the fraction of a share that stockholder would have been entitled to receive multiplied by the sale price of the common stock as last reported on February 12, 2015, the last business day prior to the first public disclosure/announcement of the reverse stock split.

Transactions for the Year Ended May 31, 2017

The following transactions affected the Company’s Stockholders’ Equity for Fiscal Year 2017:

a.       On October 13, 2016, the Company issued 400,000 shares of its common stock for consulting services to two consulting firms. The shares were valued at $0.67 at the time resulting in $268,000 in stock based compensation.

b.       On October 28, 2016, the Company issued 20,000 shares of its common stock as part of a promissory note entered into with an investor (see Note 6).

c.       On November 11, 2016, the Company issued 50,000 shares of its common stock as part of a promissory note entered into with an investor (see Note 6).

d.       In December 2016, the Company issued 50,000 shares of common stock for consulting services valued at $55,000.

e.       In January 2017, the Company issued 15,000 valued at shares of common stock $14,398 to a noteholder as consideration for an inducement to amend the maturity date of a loan. This amount was recorded in interest expense as of May 31, 2017.

f.        In January 2017, the Company issued 20,000 shares of common stock as part of a promissory note entered into with an investor valued at $14,400 for an inducement to amend the loan and recorded in interest expense as of May 31, 2017.

g.       On February 15, 2017, the Company issued 208,596 shares of its common stock as payment to satisfy accounts payable balances of two vendors totaling $253,003.

h.       On March 23, 2017, the Company issued 44,403 shares of its common stock to an employee in connection with their cashless exercise of stock options.

i.        On May 1, 2017, the Company completed a financing transaction pursuant to which the Company sold its 10% Secured Convertible Promissory Notes in the aggregate principal amount of $2,500,000 to certain accredited investors. The Company issued warrants to the investors in this offering to purchase 2,500,000 shares of the Company’s common stock.

j.        On April 27, 2017, the Company closed a private placement of $899,999 in principal amount of its 9% Convertible Promissory Notes and common stock purchase warrants to purchase 1,279,998 shares of the Company’s common stock to two accredited investor entities. As of the date of this filing, these warrants have been exercised.

k.       On May 1, 2017, the Company closed a private placement of its common stock and units to accredited investors in which it raised $1,230,000 through the sale of 2,050,002 shares of its common stock and three-year warrants to purchase 2,050,002 shares of its common stock at an exercise price of $1.00 per share. An additional investor participated in this offering by converting $100,000 in aggregate principle amount of an outstanding convertible note, plus accrued but unpaid interest, into 169,886 shares of Company common stock and warrants to purchase 169,886 shares of Company common stock.

l.        In connection with the May 1, 2017 Asset Purchase Agreement, the Company issued to SolBright 4,000,000 shares of the Company’s common stock at one dollar per share (the “Common Stock Consideration”). The Common Stock Consideration is subject to anti-dilution protection if, within 120 days of the closing of the Asset Purchase, the Company sells shares of its common stock at a price per share that is less than one dollar per share, in which case the Company shall issue additional shares of common stock to SolBright so that the total number of shares the Company has issued to SolBright equals $4,000,000 divided by such lower price per share. The shares were valued at $1.28 per share which relates to the stock price on date of sale totaling $5,120,000.

m.      On May 1, 2017, the Company issued 100,000 shares of its common stock to a law firm for services with a fair value of $128,000.

n.       On May 16, 2017, the Company issued 447,552 shares of its common stock to a note holder in a cashless exercise of 831,168 warrants.

o.       On May 22, 2017, the Company issued 60,000 shares of its common stock to a consultant for services with a fair value of $60,300.

p.       In April and May 2017, the Company issued a total of 104,796 shares of its common stock to a note holder in connection with the amendment and settlement of two convertible promissory notes totaling $77,000. The value of the additional shares amounted to $79,454 and is recorded as interest expense.

q.       On May 11, 2017 the Company issued a total of 50,000 shares of its common stock to a noteholder in connection with the amendment of a convertible loan totaling $150,000. The value of the additional shares amounted to $62,500 and are recorded as interest expense.

Transactions for the Six Months Ended November 30, 2017

a.       On June 1, 2017, the Company entered into a consulting agreement for services which included the issuance of 160,000 shares of the Company’s common stock at a fair value of $0.70 per share.

b.       On August 11, 2017, the Company entered into a consulting agreement for services which included the issuance of 200,000 shares of the Company’s common stock at a fair value of $0.62 per share.

c.       On August 29, 2017, the Company entered into an Agreement and Waiver (the “Waiver”) with AIP and issued an aggregate of 150,001 shares to AIP as a monetary penalty for not filing a registration statement on Form S-1 by July 15, 2017 as set forth in the Registration Rights Agreement dated May 1, 2017 (see Note 6). Additionally, under the Waiver, the Company agreed to reduce the conversion price of the 2,500,000 warrants issued to AIP in connection with the AIP Financing from $0.80 to $0.60 per share. This modification in connection with the amendment of this beneficial conversion feature resulted in a charge to other expense of $594,583 for the six months ended November 30, 2017.

d.       In November 2017, the Company issued an aggregate of 2,370,318 shares of common stock in connection with the exercise of warrants.

e.       On November 27, 2017, the Company issued an aggregate of 400,000 shares of common stock to two noteholders for extending the due dates of their notes to December 21, 2017.

f.        On November 27, 2017 the Company issued an aggregate of 550,000 shares to three consultants for consulting services, at prices ranging from $0.65 to $1.30 per share.

g.       On November 27, 2017, the Company issued 337,410 shares of the Company’s common stock to a vendor in exchange for the settlement of accounts payable of $202,446, resulting in a loss on settlement of debt of $101,223 for the six months ended November 30, 2017.

h.       On November 29, 2017, the Company issued 60,606 shares for the conversion of $15,000 of a convertible note payable.

NOTE 8 – STOCK-BASED COMPENSATION

The Company accounted for its stock based compensation in accordance with the fair value recognition provisions of FASB ASC Topic 718, “Compensation – Stock Compensation.”

2017 Equity Incentive Plan

The Board of Directors approved the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) on April 27, 2017 and the stockholders of the Company holding a majority in interest of the outstanding voting capital stock of the Company approved and adopted the 2017 Plan on April 28, 2017. The maximum number of shares of the Company’s Common Stock that may be issued under the Company’s 2017 Plan, is 10,000,000 shares.

Options

During the year ended May 31, 2017, the Company granted 2,500,000 options of which were granted under the 2017 Plan. There were no options granted during the three and six months ended November 30, 2017.

Compensation based stock option activity for qualified and unqualified stock options are summarized as follows:

		Weighted
		Average
	Shares	Exercise Price
Outstanding at May 31, 2016	5,112,500	$1.60
Granted	2,500,000	1.00
Exercised	(175,000)	—
Expired or cancelled	—	—
Outstanding at May 31, 2017	7,437,500	$1.19
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—
Outstanding at November 30, 2017	7,437,500	$1.19

The following table summarizes information about options to purchase shares of the Company’s common stock outstanding and exercisable at November 30, 2017:

		Weighted-	Weighted-
		Average	Average
Range of	Outstanding	Remaining Life	Exercise	Number
exercise prices	Options	In Years	Price	Exercisable

$0.60	2,300,000	3.97	$0.60	2,300,000
$1.00	1,025,000	5.04	$1.00	1,025,000
$1.20	1,562,500	7.08	$1.20	1,562,500
$1.50	1,000,000	9.41	$1.50	1,000,000
$2.00	1,550,000	7.70	$2.00	1,550,000
	7,437,500	6.28	$1.19	7,437,500

The compensation expense attributed to the issuance of the options will be recognized as they vested/earned. These stock options are exercisable for three to ten years from the grant date.

The employee stock option plan stock options are exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

The aggregate intrinsic value totaled $345,000 and was based on the Company’s closing stock price of $0.75 as of November 30, 2017, which would have been received by the option holders had all option holders exercised their options as of that date.

On April 28, 2017, the Company granted 2,500,000 options to the President of SES (the “SES President”) in connection with his employment agreement dated April 28, 2017, with exercise prices ranging from $1.00 to $2.00 per share. The employment agreement calls for additional grants of 2,500,000 options on the first and second anniversary of the SES President’s continuous service. The options issued were valued using the Black-Scholes option pricing model under the following assumptions: stock price - $1.30; strike price - $1.00 to $2.00; expected volatility - 100.05%; risk-free interest rate - 2.3%; dividend rate - 0%; and expected term – 5 to 5.75 years.

Total compensation expense related to the options was $488,120 and $0 for the six months ended November 30, 2017 and 2016, respectively. As of November 30, 2017, there was future compensation cost of $1,383,007 related to non-vested stock options.

Warrants

The issuance of warrants to purchase shares of the Company’s common stock including those attributed to debt issuances are summarized as follows:

		Weighted
		Average
	Shares	Exercise Price
Outstanding at May 31, 2016	5,225,987	$1.53
Granted	6,249,886	0.90
Exercised	(831,168)	0.60
Expired or cancelled	(169,833)	3.14
Outstanding at May 31, 2017	10,474,872	$1.20
Granted	508,332	0.82
Exercised	(3,182,162)	0.91
Expired or cancelled	(44,000)	1.20
Outstanding at November 30, 2017	7,757,042	$1.30

The following table summarizes information about warrants outstanding and exercisable at November 30, 2017:

	Outstanding and exercisable
		Weighted-	Weighted-
Range of		Average	Average
Exercise	Number	Remaining Life	Exercise	Number
Prices	Outstanding	in Years	Price	Exercisable

$0.60	250,000	2.26	$0.60	250,000
$1.00	2,777,889	2.30	$1.00	2,777,889
$1.20	2,890,822	1.73	1.20	2,890,822
$2.00	1,838,331	0.57	2.00	1,838,331
	7,757,042	1.68	$1.30	7,757,042

The expense attributed to the issuances of the warrants was recognized as they vested/earned. These warrants are exercisable for three to five years from the grant date.

Issuances of warrants to purchase shares of the Company’s common stock were as follows:

Transactions for the Year Ended May 31, 2017

a.       On March 1, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share.

b.       On March 3, 2017, the Company issued a 10% convertible promissory note in the principal amount of $103,000 due November 3, 2017 to an accredited investor (the “Convertible Promissory Note”), along with warrants to purchase 50,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share.

c.       On March 7, 2017, the Company issued a 10% promissory note in the principal amount of $100,000 due March 31, 2017 to an accredited investor, along with warrants to purchase 100,000 shares of the Company’s common stock with a three-year term and an exercise price of $.60 per share.

d.       In April and May of 2017, the Company issued a total of 2,219,888 warrants issued in connection with the Company’s 2017 Common Stock Private Placement to accredited investors. The warrants have a three-year term and an exercise price of $1.00.

e.       On April 21, 2017, as a part of the 2017 Convertible Notes Private Placement, the Company issued 2017 Notes Offering Warrants to the Note Investors providing them with the right to purchase, in the aggregate, up to 1,279,998 shares of the Company’s common stock at an initial exercise price equal to the lesser of (i) $0.60 and (ii) 75% of the offering price of the Company’s common stock in the Company’s next publicly registered offering. The 2017 Notes Offering Warrants are exercisable on any date after the date of issuance for a term of five years. On May 16, 2017, one of these Note Investors exercised 831,168 warrants at a price of $0.60.

f.        On May 1, 2017, the Company issued 2,500,000 warrants in connection with the AIP Financing at an exercise price of $1.00 per share and a five-year term.

g.       On May 16, 2017, the Company issued 447,552 shares of its common stock to a note holder in a cashless exercise of 831,168 warrants.

Transactions for the Six Months Ended November 30, 2017

a.       On July 28, 2017, the Company issued two convertible notes payable totaling $70,000, due January 28, 2018, with an annual interest rate of 9%, convertible on or after an event of default at a conversion price equal to 60% of the lowest trading price during the 30 trading days prior to conversion. In connection with the convertible notes payable, the Company issued a total of 233,332 warrants to purchase the Company’s common stock with an exercise price of $0.60 per share and have a five-year term.

b.       On August 28, 2017, the Company issued a total of 275,000 warrants to two noteholders in connection with the extension of the due date of their notes to December 31, 2017. The warrants have an exercise price of 1.00 and have a three-year term. The issuance of these warrants resulted in a charge to interest expense of $65,973.

c.       In November 2017, the Company issued an aggregate of 2,370,318 shares of common stock in connection with the exercise of 3,182,162 warrants.

NOTE 9 – LICENSE AGREEMENTS

Master Agreement – License of (“PEMS-SF”)

On July 10, 2014, the Company entered into a Master Agreement to license the Company’s Process and Event Management System (“PEMS-SF”) with Tatung Corporation (“Tatung”). The basic fee generation structure of the Master Agreement allows for (1) a one-time licensing fee for each PEMS-SF-enabled stations or subsystems installed, (2) separate fees of up to 10% of the software fees for software updates, maintenance and technical support, (3) on-going service fees based on units of products manufactured utilizing PEMS-SF; and (4) an annual service fee for cloud-based services and data storage. The Master Agreement has a year-to-year term but can be terminated by either party upon sixty (60) days’ advance written notice. Upon termination or expiration of this agreement, the Company is not required to provide any continuing or ongoing processing of data or other services that, pursuant to a sub-agreement, are discontinued upon termination, however, the customer shall retain any perpetual rights granted in a sub-agreement or schedule. The term of any sub-agreements is concomitant and co-terminus with the Master Agreement term.

Revenue recognized under the Master Agreement amounted to $0 for both the three and six months ended November 30, 2017, respectively. Revenue recognized under the Master Agreement amounted to $8,764 and $14,793 for the three and six months ended November 30, 2016, respectively.

NOTE 10 – COMMITMENTS

Leases

Effective October 1, 2014 as amended on January 15, 2015, the Company entered a lease for its office space at a total monthly rental of $1,874. The lease expired on January 15, 2016. The Company renewed this lease until January 15, 2017 at a monthly rental of $2,034. In January 2017, the Company renewed this lease until January 15, 2018, with an option to renew for one additional year upon its expiration.

The Company’s SES subsidiary leases offices in Jericho, New York. The facility is approximately 1,850 square feet, occupied pursuant to a lease that commenced on August 1, 2015 and expires September 30, 2018. The average annual rent over the term of the lease is approximately $57,300. This amount does not include taxes for the premises.

In May 2016, SES entered into a new facilities lease with a third party with a lease term of 64 months for its corporate office. The first two months were abated and then the monthly base rent is $5,176 per month for 10 months. The base rent has gradual increases until $6,000 per month in months 61-64. Monthly rent payment also includes common area maintenance charges, taxes, parking and other charges. The Company also paid a security deposit of $7,166 which is recorded as a prepaid expense on the accompanying balance sheet.

Rent expense for all locations including occupancy costs for the six months ended November 30, 2017 and 2016 was $53,011 and $43,706, respectively.

Future minimum rental commitments of non-cancelable operating leases (including the Jericho lease) are as follows:

For the twelve-month period ending November 30,	Office Rent

2018	$134,529
2019	67,047
2020	69,055
2021	53,125
2022	—
Thereafter	—
$323,756

Consulting Agreements

On November 15, 2015, the Company entered into a one-year consulting agreement to provide advisory services whereby the consultant received a payment of a warrant to purchase 33,000 shares of the Company’s common stock at $1.00 per share.

On February 23, 2016, the Company entered into a consulting agreement with LPF Communications under which LPF Communications is to provide certain investor relations services for a period of up to six months. The Company has agreed to pay for the services by issuing two tranches of 150,000 shares of the Company’s Common Stock each, with the second tranche becoming issuable only if the Company does not terminate the consulting agreement on or prior to June 8, 2016. Pursuant to the agreement, the Company issued 300,000 shares valued at $205,000 which was recorded in prepaid expense and amortized over the term of the agreement.

On May 15, 2016, the Company entered into a two-year consulting agreement whereby consultant is to perform certain consulting and advisory services. The Company issued 100,000 shares of common stock valued at $69,000 as compensation which was recorded as prepaid expenses and amortized over the life of the contract.

On September 15, 2016, the Company entered into two consulting agreements with two consultants, pursuant to which the Company agreed to issue 200,000 shares of common stock to each consultant in exchange for certain consulting services.

On December 13, 2016, the Company entered into a consulting agreement with a consultant, pursuant to which the Company agreed to issue 50,000 shares of common stock to each consultant in exchange for certain consulting services for twelve months.

NOTE 11 - CONCENTRATIONS OF CREDIT RISK

Cash

The Company maintains principally all cash balances in two financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. The Company has not incurred any losses on these accounts.

Net Sales

Two customers accounted for 90% and 86%, respectively, of net sales for the three months ended November 30, 2017 and 2016, respectively, as set forth below:

	Three months ended November 30,
	2017	2016

Customer 1	56%	74%
Customer 2	34%	12%

Two customers accounted for 90% and 83% of net sales for the six months ended November 30, 2016 and 2015 respectively, as set forth below:

	Six months ended November 30,
	2017	2016

Customer 1	75%	59%
Customer 2	15%	24%

Accounts Receivable

Two customers accounted for 93% of the accounts receivable as of November 30, 2017, as set forth below:

Customer 1	49%
Customer 2	44%

Two customers accounted for 91% of the accounts receivable as of May 31, 2017, as set forth below:

Customer 1	50%
Customer 2	41%

NOTE 12 - RELATED PARTY TRANSACTIONS

There were no related party transactions during the six months ended November 30, 2017 and 2016.

NOTE 13 - BUSINESS SEGMENT INFORMATION

As of November 30, 2017, the Company had two operating segments, Arkados and SES.

The Company’s reportable segments are distinguished by types of service, customers and methods used to provide their services. The operating results of these business segments are regularly reviewed by the Company’s chief operating decision maker.

The accounting policies of each of the segments are the same as those described in the Summary of Significant Accounting Policies in Note 2. The Company evaluates performance based primarily on income (loss) from operations

Operating results for the business segments of the Company were as follows:

	Arkados	SES	Total

Three months ended November 30, 2017
Revenues	$—	$3,291,100	$3,291,100
(Loss) income from operations	$(1,018,372)	$(929,833)	$(1,948,205)

Three months ended November 30, 2016
Revenues	$12,064	$377,612	$389,676
Loss from operations	$(511,010)	$(27,074)	$(503,936)

Six months ended November 30, 2017
Revenues	$—	$8,569,141	$8,569,141
(Loss) income from operations	$(2,036,763)	$(707,234)	$(2,743,997)

Six months ended November 30, 2016
Revenues	$88,947	$725,216	$814,163
Loss from operations	$(615,458)	$(165,803)	$(781,261)

Total Assets
November 30, 2017	$600,115	$17,635,506	$18,235,621
May 31, 2017	$657,885	$18,357,793	$19,015,678

NOTE 14 – SUBSEQUENT EVENTS

On December 4, 2017, the Company issued 101,010 shares to L2 for conversion of $25,000 of L2’s convertible note. Additionally, the Company issued 200,000 shares to L2 as consideration for extending the note.

On December 21, 2017, the Company entered into an Agreement and Waiver with AIP, in which AIP agreed to extend the date for the Company to file a registration statement on Form S-1 under the Note Purchase Agreement dated May 1, 2017, from December 21, 2017 to January 30, 2018, in exchange for 1,000,000 shares of the Company’s common stock.

On December 27, 2017, the Company entered into a Settlement Agreement and Release of Claims with a consultant, settling $15,000 owed under a consulting agreement in exchange for 25,000 shares of the Company’s common stock.

As of January 11, 2018, the Company issued 160,000 shares to The Governance Box, Inc. in consideration for a one-year consulting agreement.

As of January 11, 2018, the Company issued 102,664 to a note holder to forebear the payment of an outstanding note.

As of January 11, 2018, the Company issued an aggregate of 310,000 shares to employees of the Company.

SOLBRIGHT RENEWABLE ENERGY, LLC

FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

AS OF APRIL 30, 2017 AND MAY 31, 2016

805 Third Avenue New York, NY 10022 212.838-5100 212.838.2676/ Fax www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members’ of SolBright Renewable Energy, LLC:

We have audited the accompanying balance sheets of SolBright Renewable Energy, LLC (the “Company”) as of April 30, 2017 and May 31, 2016, and the related statements of operations and members’ deficit, and cash flows for the eleven months ended April 30, 2017 and year ended May 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2017 and May 31, 2016, and the results of its operations and cash flows for the periods then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, NY

September 15, 2017

SOLBRIGHT RENEWABLE ENERGY, LLC

BALANCE SHEETS

	April 30,	May 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$388,032	$19,576
Contracts receivable, net of allowance for doubtful accounts of $81,989 and $81,989, respectively	681,299	1,792,516
Costs and estimated earnings in excess of billings on uncompleted contracts	1,057,486	220,692
Short-term loan to unaffiliated party	—	75,000
Prepaid expenses and other current assets	33,175	90,598
Total current assets	2,159,992	2,198,382

Property and equipment, net of accumulated depreciation of $200,032 and $151,494, respectively	83,116	118,551
	$2,243,108	$2,316,933

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$1,622,371	$1,138,293
Billings in excess of costs and estimated earnings on uncompleted contracts	150,586	233,121
Borrowings under Line of Credit	2,000,000	1,675,000
Due to related party	—	76,298
Note payable-related parties, current portion	41,213	62,276
Warranty related liabilities	150,294	163,928
Total current liabilities	3,964,464	3,348,916

COMMITMENTS AND CONTINGENCIES (Note 6)	—	—

MEMBERS’ DEFICIT:
Membership interests	(1,996,760)	(1,809,136)
Retained earnings	275,404	777,153
Total members’ deficit	(1,721,356)	(1,031,983)

	$2,243,108	$2,316,933

The accompanying notes are an integral part of these financial statements.

SOLBRIGHT RENEWABLE ENERGY, LLC

STATEMENTS OF OPERATIONS AND MEMBERS’ DEFICIT

	For the eleven months ended April 30, 2017	For the year ended May 31, 2016

CONTRACT REVENUES EARNED	$6,441,741	$12,117,326

COSTS OF CONTRACT REVENUES EARNED	5,319,570	10,892,510

GROSS PROFIT	1,122,171	1,224,816

OPERATING EXPENSES:
Selling, general and administrative expenses	1,203,831	1,272,167
Legal and professional	306,054	134,823
Depreciation and amortization	48,538	48,867
Total operating expenses	1,558,423	1,455,857

LOSS FROM OPERATIONS	(436,252)	(231,041)

OTHER INCOME (EXPENSE):
Gain on sale of assets	—	1,661
Dividend and interest income	1,871	170
Interest expense	(67,368)	(14,292)
Total other expense, net	(65,497)	(12,461)

NET LOSS	(501,749)	(243,502)

MEMBERS’ DEFICIT, BEGINNING OF YEAR	(1,031,983)	(287,699)
Member contributions	—	—
Member distributions	(187,624)	(500,782)

MEMBERS’ DEFICIT, END OF YEAR	$(1,721,356)	$(1,031,983)

The accompanying notes are an integral part of these financial statements.

SOLBRIGHT RENEWABLE ENERGY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the eleven months ended April 30, 2017	For the year ended May 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(501,749)	$(243,502)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	48,538	48,867
Changes in operating assets and liabilities:
Contracts receivable	1,111,217	(1,351,105)
Costs and estimated earnings in excess of billings on uncompleted contracts	(836,794)	(130,474)
Short-term loan to unaffiliated party	75,000	—
Prepaid expenses and other current assets	57,424	(57,081)
Accounts payable	484,078	(174,854)
Accrued expenses and other current liabilities
Billings in excess of costs and estimated earnings on uncompleted contracts	(82,535)	(689,755)
Due to related party	(76,298)	—
Warranty reserve	(13,635)	36,438
Net cash provided by (used in) operating activities	265,246	(2,561,466)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,104)	(41,102)
Net cash used in investing activities	(13,104)	(41,102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Line of Credit	325,000	1,675,000
Payments on note payable-related party	(21,062)	(56,613)
Members’ distributions	(187,624)	(500,782)
Net cash provided by financing activities	116,314	1,117,605

NET CHANGE IN CASH	368,456	(1,484,963)
CASH AT BEGINNING OF PERIOD	19,576	1,504,539
CASH AT END OF PERIOD	$388,032	$19,576

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Cash paid during the period for:
Interest	$558	$3,610
Income taxes	$—	$—

 The accompanying notes are an integral part of these financial statements.

SOLBRIGHT RENEWABLE ENERGY, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

SolBright Renewable Energy, LLC (the “Company”) is a provider of turnkey renewable energy solutions for the commercial buildings market. Both existing and new construction structures in sub-segments of institutional, industrial, commercial retail, office, and warehousing, military and public/private venues are the benefactors of our strategic focus in this emerging field. The Company was founded and built around leveraging existing assets (i.e. roofs, surface lots, parking garages, ground space) for renewable energy implementation. Green messaging and environmental stewardship are essential components of our business model. The Company’s ability to deliver solutions in an economically rewarding fashion will support the adoption and proliferation of this readily available energy resource. The Company offers long-term operations and maintenance service contracts to owners of solar photovoltaic systems to ensure optimal asset performance.

Sale of Operating Assets

As further discussed in Note 9, effective May 1, 2017, the Company sold certain of its assets used in the operation of its solar engineering, procurement and construction business, along with certain specified liabilities to Arkados Group, Inc. (“Arkados”) (the “Arkados Transaction”). The Asset Purchase Agreement and the Arkados Transaction were approved by the board of directors of Arkados and the sole manager and member of the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the Company’s financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated members’ deficit of $1,721,356 and $1,031,983 as of April 30, 2017 and May 31, 2016, respectively, had net losses of $501,749 and $243,502 for the eleven months ended April 30, 2017 and for the year ended May 31, 2016, respectively, and had negative working capital of $1,804,472 as of April 30, 2017. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate additional revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. If the Company is unable to obtain additional financing, the Company may be unable to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Revenue Recognition

The Company’s contract revenues earned, and cost of contract revenues earned, are related to installation contracts and are accounted for under the percentage-of-completion method. Sales under fixed-type contracts are generally recognized upon passage of title to the customer, which usually coincides with physical delivery or customer acceptance as specified in contractual terms. Such sales are recorded at the cost of items delivered or accepted plus a proportion of profit expected to be realized on a contract, based on the ratio of such costs to total estimated costs at completion. Sales, including estimated earned fees, under cost reimbursement-type contracts are recognized as costs are incurred.

Profits expected to be realized on contracts are based on the Company’s estimates of total contract sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts with adjustments to profits resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. When management believes the cost of completing a contract, excluding general and administrative expenses, will exceed contract-related revenues, the full amount of the anticipated contract loss is recognized.

Revenues recognized in excess of amounts billed are classified as current assets under “costs and estimated earnings in excess of billings on uncompleted contracts.” Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under “billings in excess of costs and estimated earnings on uncompleted contracts.”

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of April 30, 2017 and May 31, 2016.

Contracts receivable

Contracts receivable are reported at their outstanding unpaid principal balances net of allowances for uncollectible accounts. The Company provides for allowances for uncollectible receivables based on management’s estimate of uncollectible amounts considering age, collection history, and any other factors considered appropriate. The Company writes off contracts receivable against the allowance for doubtful accounts when a balance is determined to be uncollectible.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. The Company places its cash with high credit quality financial institutions. At times such amounts may exceed federally insured limits.

The Company operates exclusively in the solar power industry. The industry has frequently changing statutory and regulatory compliance requirements. Further, industry-wide development is significantly impacted by the access to Federal and State tax credits, grants and allowances that incentivize investment in the industry. It is at least reasonably possible that federal and/or state support of these programs could change in future periods.

As of May 31, 2016, two customers represented approximately 88.6% (67.8 and 20.8%) of contracts receivable and as of April 30, 2017, three customers represented approximately 89.2% (54.7%, 23.9% and 10.6%) of contracts receivable. For the year ended May 31, 2016, two customers represented approximately 86.7% (76.5 and 10.2%) of contract revenue and for the eleven months ended April 30, 2017, one customer represented approximately 42.7% of contract revenue.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Property and Equipment

Property and equipment consists of furniture, fixtures, computers, vehicles and leasehold improvements and are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally, accelerated depreciation methods) for tax purposes where appropriate.

Warranty Reserve

The Company has established a reserve for estimated future warranty charges on solar equipment installations. Management’s estimate of future warranty charges is based upon past history and management’s analysis of current contracts.

Income Taxes

The Company is a limited liability corporation and is classified as a partnership for income tax purposes. The Company’s profits and losses are reportable by its sole manager and member on his income tax return. Accordingly, no provision for income taxes has been reflected in these financial statements. The Company has no unrecognized tax benefits as of April 30, 2017 and May 31, 2016.

Recent Accounting Pronouncements

In April 2016, the FASB issued ASU 2016 – 10 “Revenue from Contract with Customers: identifying Performance Obligations and Licensing”. The amendments in this Update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgement necessary to comply with Topic 606. This guidance has no effective date as yet. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This guidance will be effective for public entities for fiscal years beginning after December 15, 2018 including the interim periods within those fiscal years. Early application is permitted. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. All other leases will fall into one of two categories: (i) Financing leases, similar to capital leases, which will require the recognition of an asset and liability, measured at the present value of the lease payments and (ii) Operating leases which will require the recognition of an asset and liability measured at the present value of the lease payments. Lessor accounting remains substantially unchanged with the exception that no leases entered into after the effective date will be classified as leveraged leases. For sale leaseback transactions, the sale will only be recognized if the criteria in the new revenue recognition standard are met. The Company is currently evaluating the impact of adopting this guidance.

In January 2016, the FASB issued ASU 2016-01, which amends the guidance relating to the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

All newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

Property and equipment consisted of the following as of:

	April 30, 2017	May 31, 2016

Computers and office equipment	$86,765	$73,662
Vehicles	20,992	20,992
Solar installations	175,391	175,391
Less: accumulated depreciation	(200,032)	(151,494)
	$83,116	$118,551

Depreciation expense, computed on the basis of three to fifteen year useful lives, was $48,538 and $48,867 for the eleven months ended April 30, 2017 and for the year ended May 31, 2016, respectively.

NOTE 4 – BORROWINGS UNDER LINE OF CREDIT

In November 2014, the Company signed a revolving line of credit agreement with Wells Fargo Bank, N.A. for up to $1,000,000 of borrowings. In March 2015, the line of credit was amended for up to $2,000,000 of borrowings. In June 2016, the Company signed a new revolving line of credit agreement with Wells Fargo Bank, N.A. for up to $3,000,000 of borrowings. Interest on the line of credit accrues on the unpaid outstanding principal balance of the line at the greater of Prime Rate or 3.25%. The line of credit is secured by all assets of the Company and further guaranteed by Patrick Hassell, president and sole member. Under terms of the line of credit, the Company is required to maintain a specified debt service coverage ratio and debt to tangible net worth ratio, as those terms are defined. The balance of $2,000,000 as of April 30, 2017, on the accompanying balance sheet, was paid off in full on May 5, 2017 from the proceeds of the Arkados Transaction.

NOTE 5 – NOTES PAYABLE – RELATED PARTY

On September 15, 2011, the Company signed a $300,000 unsecured note payable with a private related party lender (the “Lender”). The note is five years and requires a $5,661 monthly payment at a 5% fixed rate. The note matured on January 31, 2017. Monthly principal and interest payments began February 1, 2012. In May 2012, the Lender became deceased and the note principal balance on that date was transferred to three children of the Lender, one of which was the mother of Patrick Hassell, president and sole member. The Company paid the monthly payment in three separate payments equally to the three related parties until January 2017, when the payments were suspended. The balance of $41,213 as of April 30, 2017, on the accompanying balance sheet, was paid off in full on May 5, 2017 from the proceeds of the Arkados Transaction.

Interest expense was $67,368 and $14,292 for the eleven months ended April 30, 2017 and for the year ended May 31, 2016, respectively.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

In May 2016, the Company entered into a new facilities lease with a third party with a lease term of 64 months for its corporate office. The first two months were abated and then the monthly base rent is $5,176 per month for 10 months. The base rent has gradual increases until $6,000 per month in months 61-64. Monthly rent payment also includes common area maintenance charges, taxes, parking and other charges. The Company also paid a security deposit of $7,166 which is recorded as a prepaid expense on the accompanying balance sheet. Prior to May 2016, the Company had a small sub-leased facility with rent of approximately $1,500 per month.

Future minimum rent payments as of April 30, 2017 were:

Fiscal 2018	$69,463
Fiscal 2019	66,057
Fiscal 2020	68,041
Fiscal 2021	70,075
Thereafter	18,000
$291,636

NOTE 7 – MEMBERS’ DEFICIT

The Company’s LLC Operating Agreement, dated June 1, 2009 provides that the Company be Manager-Managed and may have officers as may be appointed by the Manager. Members’ capital accounts include such members’ initial investment and allocated profit and losses incurred to date. Distributions of Net Cash Flow of the Company, as defined, shall be distributed to the Members, first to the Members pro rata for their respective capital contributions until returned to zero, thereafter to the Members pro rate in accordance with their respective percentage interests. The LLC Operating Agreement was amended February 17, 2015, whereas Patrick Hassel became the sole member of the Company with an initial capital contribution of $150,000.

NOTE 8 – RELATED PARTY TRASACTIONS

As discussed in Note 5, the Company has a related party notes payable with a principal balance of $41,213 and $62,276 as of April 30, 2017 and May 31, 2016, respectively. The balance of $41,213 as of April 30, 2017, on the accompanying balance sheet, was paid off in full on May 5, 2017 from the proceeds of the Arkados Transaction.

The Company had a short-term borrowing from Brandywick, LLC, a company related by common ownership of Patrick Hassel, president and sole member, with a principal balance of $76,298 as of May 31, 2016. This was paid off during the eleven months ended April 30, 2017, together with interest at market rate.

NOTE 9 – SUBSEQUENT EVENTS

Sale of Operating Assets

On May 1, 2017, the Company entered into an Asset Purchase Agreement dated May 1, 2017 (the “Asset Purchase Agreement”) whereby it sold substantially all of the assets, and certain specified liabilities, used in the operation of its solar engineering, procurement and construction business substantially to Arkados Group, Inc. (“Arkados”) (the “Arkados Transaction”). The Asset Purchase Agreement and the Arkados Transaction were approved by the board of directors of Arkados and the sole manager and members of the Company. The Company received the following consideration:

Cash Payment	$3,000,000
Secured Promissory Note	2,000,000
Convertible Promissory Note (“Preferred Stock Note”)	6,000,000
Common stock Consideration	5,120,000
$16,120,000

In addition, Arkados assumed $635,832 of scheduled liabilities.

The Secured Promissory Note matures on May 1, 2020 barring any events of default, an equity financing in which Arkados issues equity securities which yield gross cash proceeds to the Company of at least $10,000,000 (excluding redeemable or convertible notes) or a change of control of Arkados. The Company shall receive prepayments of principal on a quarterly basis pursuant to the terms of the Secured Promissory Note, if such funds are available. The Secured Promissory Note bears interest at 15% per annum, payable on a quarterly basis with the first payment due on May 31, 2017, and is secured with a second priority lien on the accounts receivable of Arkados relating to the solar engineering, procurement and construction business of the Company acquired by Arkados pursuant to the Asset Purchase Agreement.

The Preferred Stock Note matures on July 31, 2018 barring any demands following an event of default, provided that the Company shall receive prepayments of principal on a quarterly basis pursuant to the terms of the Preferred Stock Note, if such funds are available. The Preferred Stock Note bears interest at 4% per annum (upon and during an event of default it shall bear interest at 12% per annum.) Interest is payable quarterly in arrears commencing on May 1, 2017 and on the first business day of each August, November, February and May thereafter. The Preferred Stock Note will automatically convert on the date that Arkados’ Certificate of Designation is filed with the State of Delaware’s Secretary of State and becomes effective into a number of shares of Arkados’ Series A 4% Convertible Preferred Stock, par value $0.0001 per share, equal to the outstanding principal and interest on the Preferred Stock Note divided by $1.50 per share, as adjusted for any stock splits, stock dividends, recapitalizations, combinations and the like that may occur prior to such conversion. Arkados has agreed in the Asset Purchase Agreement to take the actions required for the automatic conversion of the Preferred Stock Note promptly following the closing of the Transaction.

In addition to the Cash Payment, the Secured Promissory Note and the Preferred Stock Note, the Company received 4,000,000 shares of Arkados’ common stock at a market value on May 1, 2017 of $1.28 per share (the “Common Stock Consideration.”) Such Common Stock Consideration is subject to anti-dilution protection if, within 120 days of the closing of the Transaction, Arkados sells shares of its common stock at a price per share that is less than $1.00 per share, in which case the Company shall receive additional shares of common stock from Arkados so that the total number of shares the Company receives equals $4,000,000 divided by such lower price per share.

Notes Payable – Related Party

The notes payable to related party balance of $41,213 as of April 30, 2017 was paid off in full on May 5, 2017 from the proceeds of the Arkados Transaction.

Borrowings under Line of Credit

The revolving line of credit balance of $2,000,000 as of April 30, 2017 was paid off in full on May 5, 2017 from the proceeds of the Arkados Transaction.